                                                                     EXHIBIT 2.1

                            MASTER PURCHASE AGREEMENT

                                     BETWEEN

                         BCP ACQUISITION COMPANY L.L.C.

                                       AND

                          NORTHROP GRUMMAN CORPORATION

                          Dated as of November 18, 2002

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ARTICLE I      TRANSFER AND ASSUMPTION .....................................................................2
      1.1      Preliminary Steps; Acquisition Structure Steps and
               Acquisition Steps ...........................................................................2
      1.2      Transfer and Contribution of the Equity Interests, the Automotive Assets

ARTICLE II     SALE AND PURCHASE OF THE SHARES, THE LLC INTERESTS, THE FOREIGN SHARES, THE PARENT RULING
               NEWCO STOCK, THE LUCAS-VARITY CAPITAL STOCK, THE TRW UK CAPITAL STOCK AND THE INO
               CAPITAL STOCK................................................................................7
      2.1      Sale and Purchase of the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling
               Newco Stock, the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO

                                        i

                                  (CONTINUED)
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                                       ii

                                  (CONTINUED)
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                                      iii

                                    EXHIBITS

EXHIBIT A-1    Intellectual Property License Agreement (In-Bound)

EXHIBIT A-2    Intellectual Property License Agreement (Out-Bound)

EXHIBIT B      Transition Services Agreement

EXHIBIT C      Employee Matters Agreement

EXHIBIT D      Insurance Allocation Agreement

EXHIBIT E      Key Terms of Stockholders' Agreement

EXHIBIT F      Transaction and Monitoring Fee Agreement

EXHIBIT G      Calculation of OPEB Indemnity Obligations

EXHIBIT H      Summary of Key Terms of Seller Note

                                       iv

                                    SCHEDULES

Schedule 1.1           Purchase Price Allocation
Schedule 1.1(b)(vi)    Foreign Acquirors
Schedule 1.1(c)(ii)    Foreign Entities
Schedule 1.1(c)(iii)   French Foreign Entities
Schedule 6.1(c)        Governmental Consents
Schedule 7.11          Guarantees and Letters of Credit
Schedule 7.20          Summary of Automotive Debt
Schedule 8.2(g)        Consents to Close
Schedule 11.5(a)       338(h)(10) Elections
Schedule 12.1(a)       Adjusting Indebtedness
Schedule 12.1(b)       Automotive Affiliates
Schedule 12.1(c)       Excluded Assets
Schedule 12.1(d)       Separate Purchases
Schedule 12.1(e)       Knowledge of TRW

                                       v

                 SCHEDULES TO NORTHROP GRUMMAN DISCLOSURE LETTER

Schedule 5.1(b)        No Conflicts
Schedule 5.1(c)        Government Consents
Schedule 5.1(d)        Subsidiary Authority
Schedule 5.1(e)        Commitments or Agreements for the Issuance or Sale of
                       Securities of the Company or its Subsidiaries
Schedule 5.2(b)        Commitments or Agreements for the Issuance or Sale of
                       Securities of the Company or its Subsidiaries
Schedule 5.2(c)        Capital Stock of the Company and its Subsidiaries
Schedule 5.2(d)        Indebtedness
Schedule 5.3(a)        Financial Statements
Schedule 5.3(b)        Absence of Changes
Schedule 5.4           Taxes
Schedule 5.6           Real Property Interests
Schedule 5.7(a)        Intellectual Property
Schedule 5.7(b)        Infringement Intellectual Property
Schedule 5.8(a)        Employment, Relocation and Severance Agreements
Schedule 5.8(b)        Material Collective Bargaining Agreements
Schedule 5.8(c)        Supplier Contracts
Schedule 5.8(d)        Customer Contracts
Schedule 5.8(g)        Capital Expenditure Agreements
Schedule 5.8(h)        Agreements Relating to Location and Number of Employees
Schedule 5.8(i)        Indentures, Notes, Loans and Credit Agreements
Schedule 5.8(j)        Agreements That Restrict Company Business Activities
Schedule 5.8(k)        Tangible Personal Property Leases
Schedule 5.8(l)        Material IP Licenses
Schedule 5.8(m)        Indemnification Related to Divestitures
Schedule 5.8(n)        Material Joint Ventures, Partnerships, LLCs
Schedule 5.9           Litigation; Decrees
Schedule 5.10          Employee Benefit Plans
Schedule 5.10(l)       Collective Bargaining Agreements
Schedule 5.11          Environmental Matters
Schedule 5.12          Employee and Labor Relations
Schedule 5.13          Compliance with Laws; Permits
Schedule 5.15          Affiliate Transactions
Schedule 5.16          Products Liability
Schedule 5.17          Insurance
Schedule 7.2           Conduct of Business Pending Closing
Schedule 12.1          Capital Expenditure Budget

                                       vi

                                     ANNEXES

Annex I  Preliminary Steps

Annex II Final Structure

                                      vii

                             INDEX OF DEFINED TERMS

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                                                                                                               ----
Accounting Arbitrator.....................................Section 3.2(f).........................................11
Acquisition Steps.........................................Section 1.1(c)..........................................4
Acquisition Structure Steps...............................Section 1.1(b)..........................................3
Acquisition Transaction...................................Section 7.8(a).........................................37
Adjusted Interim Balance Sheet............................Section 5.3(a).........................................17
Adjusting Indebtedness....................................Section 12.1...........................................64
Affiliate.................................................Section 12.1...........................................64
Aggregate Indemnity Amount................................Section 10.9(b)........................................52
Aggregate Shortfall Amount................................Section 10.9(b)........................................52
Aggregate Unreimbursed Indemnity Amount...................Section 10.9(b)........................................52
Aggregate Unreimbursed Shortfall Amount...................Section 10.9(b)........................................52
Agreed Assumed Indebtedness...............................Section 7.20...........................................43
Agreed Foreign Entity.....................................Section 7.6............................................36
Agreement.................................................Preamble................................................1
Ancillary Agreements......................................Section 3.1(e)..........................................9
Assets....................................................Section 12.1...........................................65
ATV Payment Date..........................................Section 10.9(h)........................................57
Audited Balance Sheet.....................................Section 5.3(a).........................................17
Auto Newco I..............................................Section 1.1(c)..........................................4
Auto Newco................................................Recitals................................................1
Automotive Affiliate......................................Section 12.1...........................................66
Automotive Assets.........................................Section 12.1...........................................66
Automotive Business Employee..............................Section 12.1...........................................67
Automotive Business.......................................Section 12.1...........................................66
Automotive Liabilities....................................Section 12.1...........................................67
Basket....................................................Section 10.2(a)........................................47
BCP Entities..............................................Recitals................................................2
BCP.......................................................Preamble................................................1
Blackstone................................................Section 6.4............................................31
Business Day..............................................Section 12.1...........................................67
Business Property or Properties...........................Section 5.6(a).........................................20
Cap.......................................................Section 10.2(a)........................................47
Capital Expenditure Budget................................Section 12.1...........................................67
Capital Stock.............................................Section 12.1...........................................67
Claim.....................................................Section 10.3(a)........................................48
Closing Adjusting Indebtedness............................Section 12.1...........................................68
Closing Balance Sheet.....................................Section 3.2(b)..........................................9
Closing Date Shareholders.................................Section 10.9(i)........................................57
Closing Date..............................................Section 3.1(a)..........................................8
Closing Statement.........................................Section 3.2(c).........................................10
Closing Working Capital...................................Section 12.1...........................................68
Closing...................................................Section 3.1(a)..........................................8

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

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Code......................................................Section 12.1...........................................68
Commitment Letters........................................Section 6.4............................................31
Company Intellectual Property.............................Section 12.1...........................................68
Company Plans.............................................Section 5.10(a)........................................23
Company...................................................Recitals................................................1
Confidential Information..................................Section 12.1...........................................68
Confidentiality Agreement.................................Section 7.1(a).........................................32
Consent...................................................Section 12.1...........................................69
Contract..................................................Section 12.1...........................................69
Copyright.................................................Section 12.1...........................................69
Copyrights................................................Section 12.1...........................................73
Current Year..............................................Section 10.9(h)........................................56
Debt Commitment Letters...................................Section 6.4............................................31
Debt Financing............................................Section 6.4............................................31
Disclaimed Damages........................................Section 10.7...........................................50
EC Merger Regulation......................................Section 6.1(c).........................................31
Employee Benefit Plans....................................Section 5.10(a)........................................23
Employee Matters Agreement................................Section 3.1(e)..........................................9
Environmental Claim.......................................Section 12.1...........................................69
Environmental Law.........................................Section 12.1...........................................69
Environmental Liabilities.................................Section 12.1...........................................69
Equity Commitment Letters.................................Section 6.4............................................31
Equity Consideration......................................Section 1.1(b)..........................................3
Equity Financing..........................................Section 6.4............................................31
Equity Interests..........................................Section 12.1...........................................70
ERISA.....................................................Section 5.10(a)........................................23
Estimated Adjusting Indebtedness..........................Section 3.2(a)..........................................9
Estimated Closing Balance Sheet...........................Section 3.2(a)..........................................9
Estimated Working Capital.................................Section 3.2(a)..........................................9
Exchange Act..............................................Section 5.1(c).........................................15
Excluded Assets...........................................Section 12.1...........................................70
Excluded Liabilities......................................Section 12.1...........................................71
Fee Payment Date..........................................Section 4.3(b).........................................13
Final Closing Adjusting Indebtedness......................Section 3.2(f).........................................11
Final Closing Balance Sheet...............................Section 3.2(f).........................................11
Final Closing Statement...................................Section 3.2(f).........................................11
Final Closing Working Capital.............................Section 3.2(f).........................................11
Financial Statements......................................Section 5.3(a).........................................17
Finco.....................................................Section 1.1(b)..........................................3
Foreign Acquirors.........................................Section 1.1(b)..........................................3
Foreign Entities..........................................Section 1.1(c)..........................................3
Foreign Shares............................................Section 1.1(c)..........................................4
Foreign Stock Closing Threshold Date......................Section 12.1...........................................72

                                       2

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

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French Foreign Acquiror...................................Section 12.1...........................................72
Freuhauf Liabilities......................................Section 12.1...........................................72
Freuhauf Matter...........................................Section 12.1...........................................72
GAAP......................................................Section 12.1...........................................72
Governmental Body.........................................Section 12.1...........................................72
Hazardous Substance.......................................Section 12.1...........................................72
Holdings..................................................Recitals................................................1
HSR Act...................................................Section 5.1(c).........................................15
Income Tax Return.........................................Section 12.1...........................................72
Income Tax................................................Section 12.1...........................................72
Indebtedness..............................................Section 12.1...........................................73
Indemnity Payment.........................................Section 10.9(a)........................................52
Infringe..................................................Section 5.7(b).........................................20
INO.......................................................Recitals................................................1
Intellectual Property Agreements..........................Section 3.1(e)..........................................9
Intellectual Property.....................................Section 12.1...........................................73
Intended Transferee.......................................Section 1.5.............................................6
Intended Transferor.......................................Section 1.5.............................................6
Interim Balance Sheet.....................................Section 5.3(a).........................................17
Interim Financial Statements..............................Section 5.3(a).........................................17
Intermediate Holdco.......................................Recitals................................................1
Law.......................................................Section 12.1...........................................74
Leased Property...........................................Section 5.6(a).........................................19
Leases....................................................Section 5.6(a).........................................19
Legal Proceeding..........................................Section 12.1...........................................74
Liability.................................................Section 12.1...........................................74
LIBOR.....................................................Section 3.2(g).........................................11
Lien......................................................Section 12.1...........................................74
LLC Interests.............................................Recitals................................................1
Losses....................................................Section 12.1...........................................74
Lucas-Varity Capital Stock................................Recitals................................................1
Lucas-Varity..............................................Recitals................................................1
Material Adverse Change...................................Section 12.1...........................................74
Material Adverse Effect...................................Section 12.1...........................................75
New Early Retirement Program..............................Section 10.9(c)........................................53
New Program Early Retiree.................................Section 10.9(c)........................................53
Newco Sub.................................................Section 1.1(b)..........................................3
Newco.....................................................Recitals................................................2
Non-U.S. Plans............................................Section 5.10(j)........................................26
Northrop Grumman Disclosure Letter........................Article V..............................................14
Northrop Grumman Indemnified Parties......................Section 10.1(b)........................................47
Northrop Grumman..........................................Preamble................................................1
Northrop Refunds..........................................Section 11.3...........................................61

                                       3

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

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Northrop/TRW Closing......................................Recitals................................................1
Northrop/TRW Merger Agreement.............................Recitals................................................1
Northrop/TRW Merger.......................................Recitals................................................1
OPEB Arbitrator...........................................Section 10.9(j)........................................57
Owned Property............................................Section 5.6(a).........................................19
Parent Ruling Newco Stock.................................Section 1.1(b)..........................................2
Parent....................................................Recitals................................................1
Patents...................................................Section 12.1...........................................73
Payment Date..............................................Section 10.9(a)........................................51
PBGC......................................................Section 5.10(c)........................................24
Permits...................................................Section 12.1...........................................76
Permitted Liens...........................................Section 5.5............................................19
Person....................................................Section 12.1...........................................76
Post Employment Benefits..................................Section 10.9(c)........................................53
Post-Closing Periods......................................Section 11.1(c)........................................59
Preceding Year............................................Section 10.9(e)........................................54
Pre-Closing Periods.......................................Section 11.1(a)........................................58
Preliminary Steps.........................................Section 1.1(a)..........................................2
Prior Year................................................Section 10.9(h)........................................56
Purchase Price Allocation Schedule........................Section 1.1(b)..........................................2
Purchase Price............................................Section 3.1(b)..........................................8
Purchaser Carryback Refunds...............................Section 11.3...........................................61
Purchaser Indemnified Parties.............................Section 10.1(a)........................................46
Qualified Plans...........................................Section 5.10(b)........................................23
Ruling Newco..............................................Section 1.1(b)..........................................2
Section 338 Allocation....................................Section 11.5(c)........................................62
Section 338 Election......................................Section 11.5(a)........................................62
Section 338 Forms.........................................Section 11.5(b)........................................62
Seller Note...............................................Section 12.1...........................................77
Seller Plans..............................................Section 5.10(a)........................................23
Shares....................................................Recitals................................................1
Shortfall Amount..........................................Section 10.9(b)........................................52
SMLLC.....................................................Recitals................................................1
Stockholders' Agreement...................................Section 7.18...........................................42
Straddle Period...........................................Section 12.1...........................................77
Subject Year..............................................Section 10.9(b)........................................52
Subsidiary................................................Section 12.1...........................................77
Target Working Capital....................................Section 12.1...........................................77
Tax Losses................................................Section 11.1(a)........................................58
Tax Return................................................Section 12.1...........................................77
Taxes.....................................................Section 12.1...........................................77
Termination Fee...........................................Section 4.3(b).........................................13
Trademarks................................................Section 12.1...........................................73

                                       4

                             INDEX OF DEFINED TERMS
                                   (CONTINUED)

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Transaction and Monitoring Fee Agreement..................Section 7.19...........................................42
Transaction Steps.........................................Section 1.1.............................................2
Transfer Documents........................................Section 12.1...........................................78
Transferee................................................Section 12.1...........................................78
Transferor................................................Section 12.1...........................................78
Transferred Entities......................................Section 12.1...........................................78
Transfers.................................................Section 1.3(c)..........................................5
TRW Asset Transferring Companies..........................Section 12.1...........................................78
TRW Automotive............................................Recitals................................................1
TRW Equity Transferring Companies.........................Section 12.1...........................................78
TRW Execution Date........................................Section 7.12...........................................39
TRW Fee...................................................Section 4.3(b).........................................13
TRW Intellectual Property.................................Section 12.1...........................................78
TRW Participants..........................................Section 12.1...........................................78
TRW Transferring Companies................................Section 12.1...........................................78
TRW UK Capital Stock......................................Recitals................................................1
TRW UK....................................................Recitals................................................1
TRW.......................................................Recitals................................................1
Updated Financial Statements..............................Section 7.17(b)........................................42
VSSI......................................................Section 1.1(b)..........................................2

                                       5

                            MASTER PURCHASE AGREEMENT

         MASTER PURCHASE AGREEMENT, dated as of November 18, 2002 (this
"AGREEMENT"), by and between NORTHROP GRUMMAN CORPORATION, a Delaware corporation ("NORTHROP GRUMMAN"), and BCP ACQUISITION COMPANY L.L.C., a Delaware
limited liability company ("BCP").

                              W I T N E S S E T H:

         WHEREAS, Northrop Grumman and TRW Inc., an Ohio corporation ("TRW"), are parties to that certain Agreement and Plan of Merger, dated as of June 30,
2002 (the "NORTHROP/TRW MERGER AGREEMENT"), pursuant to which a wholly-owned subsidiary of Northrop Grumman will be merged with and into TRW (the
"NORTHROP/TRW MERGER") and TRW, as the surviving corporation, will become a wholly-owned subsidiary of Northrop Grumman;

         WHEREAS, TRW Automotive Inc., a Delaware corporation ("TRW AUTOMOTIVE")
and a wholly owned subsidiary of TRW, has formed or will form prior to the
Closing Date TRW Auto Holdings Inc., a Delaware corporation ("HOLDINGS"), and will own all of the issued and outstanding shares of common stock, par value
$0.001 per share (the "SHARES"), of Holdings;

         WHEREAS, TRW has formed or will form prior to the Closing Date TRW
Automotive U.S. LLC, a Delaware limited liability corporation ("SMLLC"), and will own all of the issued and outstanding equity ownership interests in SMLLC
(the "LLC INTERESTS");

         WHEREAS, TRW Automotive U.K. Inc., a Delaware corporation and an indirect subsidiary of TRW ("AUTO NEWCO"), owns (i) one hundred percent (100%)
of the issued and outstanding Capital Stock (the "LUCAS-VARITY CAPITAL STOCK")
of Lucas-Varity Unlimited, a company organized under the laws of England and
Wales ("LUCAS-VARITY"), (ii) all of the issued and outstanding Capital Stock
(the "TRW UK CAPITAL STOCK") of TRW UK Ltd, a company organized under the laws of England and Wales ("TRW UK"), and (iii) all of the issued and outstanding
Capital Stock of TRW INO Ltd., a company organized under the laws of England and
Wales ("INO" and collectively with Holdings, SMLLC, Lucas-Varity and TRW UK and subject to the understanding set forth in the last sentence of Section 1.6(b), the "COMPANY");

         WHEREAS, TRW or its Affiliates own all of the issued and outstanding shares of Capital Stock of each of the Foreign Entities;

         WHEREAS, simultaneously with, or as promptly as practicable following, the consummation of the Northrop/TRW Merger (the "NORTHROP/TRW CLOSING"),
Northrop Grumman will cause TRW and TRW Automotive to become parties to this
Agreement;

         WHEREAS, to effectuate the transactions contemplated by this Agreement,
(i) BCP has formed or will form prior to the Closing Date Automotive Holdings
Corp., a Delaware corporation ("PARENT"), (ii) Parent has formed or will form prior to the Closing Date Automotive Intermediate Corp., a Delaware corporation
("INTERMEDIATE HOLDCO"), as a direct subsidiary of

Parent, and (iii) Intermediate Holdco has formed or will form prior to the
Closing Date Roadster Acquisition Corp., a Delaware corporation ("NEWCO"), as a direct or indirect subsidiary of Intermediate Holdco (BCP, Parent, Intermediate
Holdco, Newco and the Foreign Acquirors are collectively referred to herein as the "BCP ENTITIES");

         WHEREAS, prior to the Closing Date, TRW will take or cause to be taken all actions necessary to cause the Preliminary Steps to occur;

         WHEREAS, on or prior to the Closing Date, TRW, the BCP Entities and
Holdings will take or cause to be taken all actions necessary to cause the
Acquisition Structure Steps to occur;

         WHEREAS, on the Closing Date, TRW and the BCP Entities will take or cause to be taken all actions necessary to cause the Acquisition Steps to occur;

         WHEREAS, the parties hereto also intend to enter into certain agreements governing their relationships after the Closing Date, as contemplated hereby; and

         WHEREAS, certain capitalized terms used in this Agreement are defined in Section 12.1.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                                    ARTICLE I

                             TRANSFER AND ASSUMPTION

         1.1      Preliminary Steps; Acquisition Structure Steps and Acquisition
Steps. Subject to the terms and conditions of this Agreement, on or prior to the
Closing Date, Northrop Grumman and TRW, on the one hand, and BCP, on the other hand, shall cause their respective Subsidiaries to cause the following transactions (collectively, the "TRANSACTION STEPS") to occur in the following order:

                  (a) Preliminary Steps. TRW, or its appropriate Subsidiary, will cause the Transfers to occur in accordance with Sections 1.2 and 1.3. The foregoing steps are collectively referred to herein as the "PRELIMINARY STEPS."
The Preliminary Steps will result in a structure substantially reflected on
Annex I.

                  (b) Acquisition Structure Steps. Subject to the terms and
conditions of this Agreement, on the Closing Date:

                           (i) Intermediate Holdco will acquire from TRW Vehicle
         Safety Systems Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of TRW ("VSSI") or another Subsidiary of TRW, shares of common stock of LucasVarity Automotive Holding Co., a
         Delaware corporation ("RULING NEWCO"), representing approximately 43.8%
         of the value of the issued and outstanding Capital Stock of Ruling
         Newco (the "PARENT RULING NEWCO STOCK") in exchange for the Seller Note in accordance with Schedule 1.1 (the "PURCHASE PRICE ALLOCATION
         SCHEDULE"), and the Seller Note will be distributed to TRW or as TRW directs;

                           (ii) Parent will contribute to Intermediate Holdco
         (A) $500 million in cash and (B) newly issued shares of common stock of
         Parent (having an implied value of $368 million based upon the Purchase
         Price, and, before any adjustment pursuant to Section 3.2, representing approximately forty-two percent (42%) of the issued and outstanding common stock of Parent) (the "EQUITY CONSIDERATION") in exchange for all of the issued and outstanding shares of common stock of
         Intermediate Holdco;

                           (iii) Intermediate Holdco will contribute to Newco
         $500 million in cash, the Parent Ruling Newco Stock and the Equity
         Consideration in exchange for all of the issued and outstanding shares of common stock of Newco;

                           (iv)     Newco will consummate the Debt Financing;

                           (v) Newco will capitalize a company to be organized
         under the laws of The Netherlands ("FINCO") by contributing cash in exchange for all of the issued and outstanding shares of common stock of Finco and by lending cash to Finco in amounts to be determined;

                           (vi) Finco will capitalize the entities listed on
         Schedule 1.1(b)(vi) (collectively, the "FOREIGN ACQUIRORS") by contributing cash in exchange for all of the issued and outstanding shares of Capital Stock of the Foreign Acquirors and by lending cash to the Foreign Acquirors in amounts to be determined; and

                           (vii) Newco will capitalize Automotive (LV) Corp., a
         Delaware corporation ("NEWCO SUB"), by contributing cash in exchange for all of the issued and outstanding shares of common stock of Newco
         Sub in an amount to be determined.

The steps referred to in the foregoing clauses (i) through (vii) are collectively referred to herein as the "ACQUISITION STRUCTURE STEPS."

                  (c) Acquisition Steps. Subject to the terms and conditions of this Agreement, on the Closing Date:

                           (i) Newco will acquire from VSSI or another
         Subsidiary of TRW the remaining shares of common stock of Ruling Newco
         (other than the Parent Ruling Newco Stock contributed to Newco pursuant to Section 1.1(b)(iii)) for the amount of cash set forth on the
         Purchase Price Allocation Schedule, and such cash will be distributed to TRW or as TRW directs;

                           (ii) The Foreign Acquirors (other than the French
         Foreign Acquiror) will acquire from Holdings or one of its Subsidiaries all of the issued and outstanding Capital Stock of those entities listed on Schedule 1.1(c)(ii) (collectively, the "FOREIGN ENTITIES")
         (other than as provided for in Section 1.1(c)(iii)) that become Agreed
         Foreign Entities in accordance with Section 7.6 hereof, in each case for the amount of cash set forth on the Purchase Price Allocation
         Schedule, and Holdings or its Subsidiaries, as the case may be, will distribute any cash it receives to TRW Automotive; provided that any cash allocated in the Purchase Price Allocation Schedule to the purchase of any Foreign Entities that are not Agreed Foreign Entities shall be added to the cash consideration

         provided for in Section 1.1(c)(vi)(A), and the Capital Stock of such
         Foreign Entities that are not Agreed Foreign Entities shall continue to be held by Holdings or its appropriate Subsidiary (the Capital Stock of the Agreed Foreign Entities acquired pursuant to this Section
         1.1(c)(ii) and the Capital Stock of the French Subsidiaries acquired pursuant to clause (iii) below are collectively referred to as the
         "FOREIGN SHARES");

                           (iii) The French Foreign Acquiror will acquire from
         Holdings or one of its Subsidiaries and from Lucas-Varity or one of its
         Subsidiaries all of the issued and outstanding Capital Stock of certain direct and indirect French subsidiaries of Holdings and Lucas-Varity listed on Schedule 1.1(c)(iii) for the amount of cash and a note issued by the French Foreign Acquiror with a face amount as set forth on the
         Purchase Price Allocation Schedule and Holdings or its Subsidiaries, as
         the case may be, and Lucas-Varity or its Subsidiaries, as the case may be, will distribute any cash they receive to TRW Automotive;

                           (iv) Newco Sub will acquire from a newly-formed
         Delaware corporation and a wholly-owned subsidiary of Auto Newco ("AUTO
         NEWCO I") the one percent (1%) equity interest in Lucas-Varity held by
         Auto Newco I for the amount of cash set forth on the Purchase Price
         Allocation Schedule and Auto Newco I will distribute such cash to Auto
         Newco;

                           (v) Newco will acquire from Auto Newco its
         ninety-nine percent (99%) equity interest in Lucas-Varity and the TRW
         UK Capital Stock and the INO Capital Stock for the amount of cash and the Equity Consideration set forth on the Purchase Price Allocation
         Schedule; and

                           (vi) Newco will acquire (A) one hundred percent
         (100%) of the Capital Stock of Holdings from TRW Automotive in exchange for cash and (B) one hundred percent (100%) of the LLC Interests from
         TRW or a wholly-owned Subsidiary of TRW in exchange for cash, in each case in accordance with the Purchase Price Allocation Schedule and in a transaction intended to be a "qualified stock purchase" of Holdings with respect to which Northrop Grumman, Newco and TRW Automotive will make an election under Section 338(h)(10) of the Code with respect to
         Holdings and certain of its Subsidiaries pursuant to Section 11.5 hereof.

The steps referred to in the foregoing clauses (i) through (vi) are collectively referred to herein as the "ACQUISITION STEPS." The Acquisition Structure Steps
and the Acquisition Steps will result in a final structure substantially reflected on Annex II.

         1.2      Transfer and Contribution of the Equity Interests, the
Automotive Assets and the Excluded Assets.

                  (a) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the
Closing Date, TRW shall, and shall cause the other TRW Equity Transferring
Companies to, transfer, convey, assign and deliver to Holdings, Auto Newco, Auto
Newco I or SMLLC, as appropriate, and Holdings, Auto Newco, Auto Newco I or
SMLLC, as appropriate, shall accept from TRW and such TRW Equity

Transferring Companies all of TRW's and such TRW Equity Transferring Companies'
right, title and interest in and to the Equity Interests.

                  (b) Subject to the terms and conditions of this Agreement and in a manner that results in the structure set forth in Annex I, prior to the
Closing Date, TRW shall, and shall cause the other TRW Asset Transferring
Companies to, transfer, convey, assign and deliver to Holdings, Auto Newco, Auto
Newco I or SMLLC, as appropriate, and Holdings, Auto Newco, Auto Newco I or
SMLLC, as appropriate, shall accept from TRW and such TRW Asset Transferring
Companies all of TRW's and its Subsidiaries' right, title and interest in and to the Automotive Assets.

                  (c) Subject to the terms and conditions of this Agreement, prior to the Closing Date, TRW shall cause the Transferred Entities to transfer to TRW (or at TRW's election, a Subsidiary of TRW) all of the Transferred
Entities' right, title and interest in and to the Excluded Assets, and TRW (or such Subsidiary) shall accept from the Transferred Entities all of the
Transferred Entities' right, title and interest in and to the Excluded Assets.

         1.3      Assumption of Liabilities; Excluded Liabilities.

                  (a) Subject to the terms and conditions of this Agreement, TRW shall cause Holdings, in partial consideration for the transfers described in
Section 1.2, to assume all Automotive Liabilities and on a timely basis shall pay, satisfy and discharge (or cause to be paid, satisfied and discharged) all
Automotive Liabilities.

                  (b) Subject to the terms and conditions of this Agreement, prior to the Closing Date, TRW shall, or shall cause any Affiliate of TRW which will not be an Affiliate of the Company or any of its Subsidiaries following the
Closing, to assume all Excluded Liabilities of the Transferred Entities, and on
a timely basis TRW shall pay, satisfy and discharge (or cause to be paid, satisfied and discharged) all Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, none of the Company, the BCP Entities and their respective Affiliates (as determined from and after the Closing Date) shall assume or be deemed to have assumed, any Excluded Liabilities.

                  (c) In completing the transfers described in Section 1.2 and this Section 1.3, (together with the Preliminary Steps, the "TRANSFERS"),
Northrop Grumman and the TRW Participants shall not be permitted to modify or deviate from the Transfers without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided that Northrop
Grumman shall promptly furnish to BCP all information reasonably necessary to assess the effect on the Company and BCP of any such deviation or modification.
BCP shall promptly provide Northrop Grumman with the basis for the withholding of such consent.

                  (d) Except for the Automotive Liabilities and except as
expressly provided otherwise in this Agreement or the Ancillary Agreements, none of the BCP Entities, the Company and their respective Affiliates (as determined from and after the Closing Date) is assuming, and none of them shall be deemed to have assumed, any Indebtedness, Liabilities, commitments or obligations
(including Taxes), whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not

required by GAAP to be reflected in financial statements or in the notes thereto, of any TRW Asset Transferring Company.

         1.4      Method of Transfer and Assumption. The parties hereto
acknowledge and agree that (i) any Transfer will be effected by delivery by the
Transferor to the Transferee of (A) with respect to the Equity Interests that are evidenced by capital stock certificates or similar instruments, certificates duly endorsed in blank or accompanied by stock powers or other instruments of assignment executed in blank and to the extent required by the Laws of any other country, any local transfer or other document, (B) with respect to any real property interest and/or any improvements thereon, a grant deed, bill of sale or substantially equivalent instrument in any non-United States jurisdictions conveying the property, and (C) with respect to all other Automotive Assets or
Equity Interests, as the case may be, such good and sufficient instruments of contribution, assignment, conveyance, transfer and delivery, in form and substance reasonably satisfactory to Parent and to the appropriate Transferor and Transferee, as shall be necessary to vest in such Transferee all of the
Transferor's right, title and interest in and to any such Automotive Assets or
Equity Interests and (ii) the assumption of the Automotive Liabilities and the
Excluded Liabilities contemplated pursuant to Section 1.3 hereof will be effected by delivery by the party assuming such Automotive Liabilities or
Excluded Liabilities to the party which is the obligor under such Automotive
Liabilities or Excluded Liabilities, of such good and sufficient instruments of assumption, in form and substance reasonably satisfactory to Parent and Northrop
Grumman, as shall be necessary for the assumption of such Automotive Liabilities and Excluded Liabilities. Each party hereto also agrees to deliver to each other party hereto such other documents, instruments, certificates and agreements as may be reasonably requested by any such other party hereto in connection with the transactions contemplated hereby and to take such further action as may be reasonably necessary to carry out the provisions hereof. Notwithstanding any provision to the contrary contained in this Agreement, in the event and to the extent that there is any conflict between the provisions of this Agreement and the provisions of any of the instruments of transfer or assumption referred to in this Section 1.4, the provisions of this Agreement will prevail and govern and the parties will cause such instruments of transfer or assumption to contain provisions which provide for this Agreement to prevail and govern in such event.

         1.5      Nonassignable Contracts. Anything contained herein to the
contrary notwithstanding, but subject to Section 7.3 and Section 8.2(d), this
Agreement will not constitute an agreement to assign any Contract or other
Automotive Asset if an assignment or attempted assignment of the same without the Consent of another Person would constitute a breach thereof or entitle any other party thereto to terminate, or accelerate or assert additional material rights thereunder or with respect thereto. If any such Consent is not obtained or if an attempted assignment would be ineffective or have such other effect, then (a) the party purporting to make such transfer (the "INTENDED TRANSFEROR")
shall (i) provide or cause to be provided to the party entitled to the benefits of such purported transfer (the "INTENDED TRANSFEREE"), to the extent permitted by Law, the benefits of any such Contract or Automotive Asset, (ii) cooperate in any lawful arrangements designed to provide such benefits to the Intended
Transferee, (iii) enforce, at the request of and for the account of the Intended
Transferee, any rights of the Intended Transferor arising from such Contract or
Automotive Asset, including the right to elect to terminate any such Contract in accordance with the terms thereof upon the advice of the Intended Transferee, and (iv) promptly pay or cause to be paid to the Intended Transferee when received

all moneys received by the Intended Transferor with respect to any such Contract or Automotive Asset and (b) in consideration for the matters described in clause
(a) above, the Intended Transferee shall pay, perform and discharge on behalf of the Intended Transferor all of the Intended Transferor's Liabilities thereunder
(to the extent such Liabilities would otherwise have been assumed by the
Intended Transferee pursuant to Section 1.3(a)) in a timely manner and in accordance with the terms thereof. In addition, the Intended Transferor shall take such other actions as may reasonably be requested by the Intended
Transferee in order to place the Intended Transferee, insofar as reasonably possible, in the same position as if such Contract or Automotive Asset had been transferred as contemplated hereby and so that all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, will inure to the Intended Transferee. If and when such Consents are obtained, the transfer of the applicable Contract or
Automotive Asset will be effected in accordance with the terms of this
Agreement.

         1.6      Treatment of Transfers.

                  (a) In the event that one of the parties, within one (1) year of the Closing Date, identifies any Asset or Liability that has been transferred other than in accordance with, or not transferred in accordance with, this
Agreement, the Transfer Documents or one of more of the Ancillary Agreements, the parties agree to in good faith correct such error at the earliest practicable date. In the event that one of the parties, within one (1) year of the Closing Date, identifies any TRW Intellectual Property or Company
Intellectual Property that should have been licensed in accordance with the
Ancillary Agreements but was not so licensed, the parties agree to in good faith correct such error at the earliest practicable date.

                  (b) Each of the representations, warranties, covenants,
agreements and undertakings of Northrop Grumman, TRW and TRW Automotive contained herein (and all corresponding definitions) is given or made as if, and on the basis that, Holdings, Lucas-Varity, TRW UK, INO and SMLLC were in existence, to the extent applicable, and the Transfers had occurred prior to all dates relevant to such representations, warranties, covenants and undertakings.
Subject to the foregoing, any references to the Company and its Subsidiaries in any such representations, warranties, covenants, agreements and undertakings will be deemed to be a reference to Holdings, Lucas-Varity, TRW UK, INO and
SMLLC and their respective Subsidiaries after giving effect to the Transfers
(and other variations on such references (e.g., the "Company or any of its
Subsidiaries" or "Subsidiaries of the Company") will be deemed to have corresponding meanings) unless the context clearly indicates otherwise.

                                   ARTICLE II

               SALE AND PURCHASE OF THE SHARES, THE LLC INTERESTS,
               THE FOREIGN SHARES, THE PARENT RULING NEWCO STOCK,
               THE LUCAS-VARITY CAPITAL STOCK, THE TRW UK CAPITAL
                        STOCK AND THE INO CAPITAL STOCK

         2.1      Sale and Purchase of the Shares, the LLC Interests, the
Foreign Shares, the Parent Ruling Newco Stock, the Lucas-Varity Capital Stock,
the TRW UK Capital Stock and the INO Capital Stock. Subject to and in accordance with the terms and conditions of this Agreement, on

the Closing Date, Northrop Grumman shall, or shall cause the Company, TRW, TRW
Automotive, Auto Newco, Auto Newco I, VSSI or Holdings, as appropriate, to, sell, assign, transfer, convey and deliver to the BCP Entities, as appropriate, the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling Newco
Stock, the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the INO
Capital Stock, in each case free and clear of all Liens, and the BCP Entities shall deliver to TRW, TRW Automotive, Auto Newco, Auto Newco I, VSSI and
Holdings the Purchase Price, in each case in the manner and for the consideration set forth on the Purchase Price Allocation Schedule.

                                   ARTICLE III

                       CLOSING; PURCHASE PRICE AND PAYMENT

         3.1      Closing; Purchase Price; Closing Deliveries; Ancillary
Agreements.

                  (a) The closing of the transactions contemplated by this
Agreement (the "CLOSING") will be held (i) at the offices of Gibson, Dunn &
Crutcher LLP, 200 Park Avenue, New York, New York within three (3) Business Days after the later of (A) the date on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing) will be fulfilled or waived in accordance with this Agreement and (B) the earlier of (x) the date on which each
Foreign Entity has become an Agreed Foreign Entity and (y) the later of March 1,
2003 and the Foreign Stock Closing Threshold Date, or (ii) at such other place and time as the parties may agree. The date on which the Closing will occur is referred to herein as the "CLOSING DATE."

                  (b) The aggregate purchase price (the "PURCHASE PRICE") to be paid for the Shares, the LLC Interests, the Foreign Shares, the Parent Ruling
Newco Stock and the Lucas-Varity Capital Stock, the TRW UK Capital Stock and the
INO Capital Stock acquired by the BCP Entities pursuant to this Agreement shall consist of (i) (A) $3,757,000,000 in cash, less (B) the Estimated Adjusting
Indebtedness, subject to adjustment as provided in Section 3.2; (ii) the Equity
Consideration; and (iii) the Seller Note. The Purchase Price is to be allocated in accordance with the Purchase Price Allocation Schedule, and no party shall take a position inconsistent with such allocation on any Tax Return.

                  (c) At the Closing, BCP shall cause the appropriate BCP Entity to deliver to TRW, TRW Automotive, Auto Newco, VSSI or Holdings, as appropriate, the consideration described in Sections 1.1(b)(i), 1.1(c)(i), 1.1(c)(ii),
1.1(c)(iv), 1.1(c)(v) and 1.1(c)(vi).

                  (d) At the Closing, (i) Northrop Grumman, TRW and TRW
Automotive shall deliver or cause to be delivered to the BCP Entities each of the certificates and other documents contemplated by Section 9.1 and (ii) the
BCP Entities shall deliver to Northrop Grumman, TRW, TRW Automotive, Auto Newco and Holdings, as applicable, each of the certificates and other documents contemplated by Section 9.2.

                  (e) Not later than the Closing, the parties hereto shall enter into agreements embodying certain relationships between the BCP Entities or the
Company and its Subsidiaries, as applicable, on the one hand, and Northrop
Grumman or TRW, as applicable, on the other

hand, after the Closing Date. These agreements will be substantially in the forms set forth in Exhibits A-1 and A-2 with respect to Intellectual Property
(the "INTELLECTUAL PROPERTY AGREEMENTS"), Exhibit B with respect to the provision of certain transitional services, Exhibit C with respect to employee matters (the "EMPLOYEE MATTERS AGREEMENT"), and Exhibit D with respect to insurance administration (Exhibits A through D, collectively, the "ANCILLARY
AGREEMENTS").

         3.2      Purchase Price Adjustment.

                  (a) Northrop Grumman shall cause management of the Company, as soon as practicable after the Closing Date has been established, but in any event no later than ten (10) Business Days prior to the Closing Date, to deliver to Parent an estimated balance sheet of the Company and its Subsidiaries as of the Closing Date (the "ESTIMATED CLOSING BALANCE SHEET") prepared in good faith and in accordance with GAAP consistently applied, which will be in a format comparable to and include the same line items as the Adjusted Interim Balance
Sheet. To the extent consistent with GAAP, the Estimated Closing Balance Sheet will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as was used in the preparation of the Adjusted Interim Balance
Sheet, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Northrop/TRW Merger or the transactions contemplated hereby. The Estimated
Closing Balance Sheet will be accompanied by an additional schedule of information showing Northrop Grumman's method of calculating good faith estimates of the Closing Working Capital ("ESTIMATED WORKING CAPITAL") and the
Closing Adjusting Indebtedness ("ESTIMATED ADJUSTING INDEBTEDNESS") in
accordance with the definitions thereof. The cash portion of the Purchase Price set forth in Section 3.1(b)(i) of this Agreement shall be increased or decreased in an amount equal to the amount by which the Estimated Working Capital is greater or less than the Target Working Capital. If the Estimated Working
Capital is greater than the Target Working Capital, the cash portion of the
Purchase Price set forth in Section 3.1(b)(i) of this Agreement to be paid by the appropriate BCP Entities at Closing shall be increased by the amount of such excess. If the Estimated Working Capital is less than the Target Working
Capital, the cash portion of the Purchase Price set forth in Section 3.1(b)(i)
of this Agreement to be paid by the appropriate BCP Entities at Closing shall be decreased by the amount of such deficit.

                  (b) Within sixty (60) days after the Closing Date, Parent
shall prepare and deliver to Northrop Grumman a combined balance sheet (together with all work papers and other supporting documentation and schedules used in the preparation thereof) of the Company and its Subsidiaries as of the Closing
Date prepared in accordance with GAAP consistently applied, which will be in a format comparable to and include the same line items as the Adjusted Interim
Balance Sheet (such balance sheet, the "CLOSING BALANCE SHEET"). To the extent consistent with GAAP, the Closing Balance Sheet will be prepared using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as was used in the preparation of the Adjusted Interim Balance Sheet, and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Northrop/TRW Merger or the transactions contemplated hereby. In the event that the Closing Date does not occur at a financial week or month end for accounting purposes, the parties shall agree on mutually acceptable roll forward or roll back procedures. Northrop Grumman shall provide such accounting and other information to Parent and shall cause the employees of TRW to assist Parent to the extent
Parent may reasonably request in the preparation of the Closing Balance Sheet.

                  (c) The Closing Balance Sheet will be accompanied by an
additional schedule of information showing the calculations of the Closing
Working Capital and the Closing Adjusting Indebtedness in accordance with the definitions thereof (the "CLOSING STATEMENT").

                  (d) The parties hereto agree that the sole purpose of the
purchase price adjustment contemplated by this Section 3.2 is to measure the effect on working capital of operating activity and transactions and to measure changes in Adjusting Indebtedness that have occurred between September 30, 2002 and the Closing Date. The purchase price adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for purposes of determining the asset and liability balances from those used in the preparation of the Financial Statements to the extent the same are consistent with GAAP
(except as disclosed in the footnotes thereto). Each party will provide the other party and its representatives with reasonable access to books and records and relevant personnel during the preparation of the Closing Balance Sheet and the resolution of any disputes that may arise under this Section 3.2.

                  (e) If Northrop Grumman disagrees with the determination of the Closing Working Capital or the Closing Adjusting Indebtedness as shown on the Closing Statement and the Closing Balance Sheet, Northrop Grumman shall notify Parent in writing of such disagreement within sixty (60) days after delivery of the Closing Balance Sheet (together with all work papers and other supporting documentation and schedules used in the preparation thereof), which notice will describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such 60-day period, Northrop Grumman may not introduce additional disagreements with respect to any item in the Closing
Balance Sheet or the Closing Statement and any item not so identified will be deemed to be agreed to by Northrop Grumman and will be final and binding upon the parties. Similarly, a disagreement by Northrop Grumman does not provide any right to Parent to introduce any changes to the Closing Balance Sheet or the
Closing Statement not directly related to the disputed item. During the 60-day period of its review, Northrop Grumman shall have reasonable access to any additional documents, schedules or workpapers and to accounting personnel of the
Company as it may reasonably request.

                  (f) BCP and Northrop Grumman agree to negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing will be final and binding upon the parties and their successors and assigns. If the parties are unable to resolve all disagreements properly identified by Northrop
Grumman pursuant to Section 3.2(e) within sixty (60) days after delivery to
Parent of written notice of such disagreement, then the disputed matters will be referred to the Chief Financial Officers or other substantially equivalent executive officers of the respective businesses for resolution. If the Chief
Financial Officers or other substantially equivalent executive officers are unable to resolve all disagreements within fifteen (15) days after referral of such disagreement, then, within fifteen (15) days thereafter, the matter will be referred for final determination to PricewaterhouseCoopers LLP. If such firm is unable to serve,

                                       10

the parties shall jointly select an arbiter from an internationally recognized accounting firm that is not affiliated with the independent auditor of either
Parent or Northrop Grumman or their respective Affiliates; if the parties are unable to select such an arbiter within such time period, the American
Arbitration Association will make such selection (PricewaterhouseCoopers LLP or any other Person so selected will be referred to herein as the "ACCOUNTING
ARBITRATOR"). The Accounting Arbitrator so selected shall only consider those items and amounts set forth in the Closing Balance Sheet and the Closing
Statement as to which the parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with applicable Law and the terms and provisions of the Agreement. The Accounting
Arbitrator shall deliver to the parties, as promptly as practicable, and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of the Agreement. With respect to each item of disagreement, the resolution shall be the arithmetic average of the Accounting Arbitrator's determination of the appropriate amount of such item and the position of either
Parent or Northrop Grumman that is closest to the Accounting Arbitrator's determination on such disputed item. Such report will be non-appealable, final and binding upon Parent and Northrop Grumman to the fullest extent permitted by applicable Law and may be enforced in any court having competent jurisdiction.
The fees, expenses and costs of the Accounting Arbitrator shall be borne one-half by BCP and one-half by Northrop Grumman. The Closing Balance Sheet, the
Closing Statement, the Closing Working Capital and the Closing Adjusting
Indebtedness as finally agreed or determined pursuant to the foregoing provisions are referred to herein as the "FINAL CLOSING BALANCE SHEET", the
"FINAL CLOSING STATEMENT", the "FINAL CLOSING WORKING CAPITAL" and the "FINAL
CLOSING ADJUSTING INDEBTEDNESS", respectively.

                  (g) If the Final Closing Working Capital is less than the
Estimated Closing Working Capital, TRW, TRW Automotive and Auto Newco shall pay or cause to be paid to Parent the amount of such deficit. If the Final Closing
Working Capital is greater than the Estimated Closing Working Capital, the parties will cause Parent to cause Newco to pay to TRW, TRW Automotive and Auto
Newco collectively the amount of such excess. If the Final Closing Adjusting
Indebtedness is less than the Estimated Adjusting Indebtedness, the parties will cause Parent to cause Newco to pay to TRW, TRW Automotive and Auto Newco collectively the amount of such deficit. If the Final Closing Adjusting
Indebtedness is greater than the Estimated Closing Adjusting Indebtedness, TRW,
TRW Automotive and Auto Newco shall pay or cause to be paid to Parent the amount of such excess. Any payments made to TRW, TRW Automotive and Auto Newco pursuant to this Section 3.2(g) shall be allocated among TRW, TRW Automotive and Auto
Newco in accordance with the Purchase Price Allocation Schedule. Any payments made by any party pursuant to this Section 3.2(g) shall be made by wire transfer of immediately available funds to an account designated by the party receiving payment within five (5) Business Days after the final determination of the amount of such reduction or increase in Purchase Price, plus interest on the amount of such reduction or increase from the Closing Date to the date of such payment thereof at the per annum rate equal to the London Interbank Offer Rate
("LIBOR") on the Closing Date as published in the Wall Street Journal.

                                       11

                                   ARTICLE IV

                                   TERMINATION

         4.1      Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

                  (a) by mutual written consent of Northrop Grumman and BCP;

                  (b) by Northrop Grumman or BCP on or after March 31, 2003 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not then in default in any material respect of any of its covenants or other obligations hereunder;

                  (c) by Northrop Grumman or BCP if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (d) by BCP if there shall have been a breach in any material respect of any of the covenants or agreements on the part of Northrop Grumman,
TRW or TRW Automotive set forth in this Agreement or a breach of any of the representations and warranties of Northrop Grumman, TRW or TRW Automotive that would cause the conditions precedent set forth in Section 8.2(a) not to be satisfied, in each case which has not been cured within thirty (30) days after receipt of notice of such breach (it being understood that the provisions of
Section 1.6(b) shall apply for purposes of interpreting this clause (d) at any time prior to the Transfers);

                  (e) by Northrop Grumman if there shall have been a breach in any material respect of any of the covenants or agreements on the part of BCP set forth in this Agreement or a breach of any of the representations and warranties of BCP that would cause the conditions precedent set forth in Section
8.3(a) not to be satisfied, in each case which has not been cured within thirty
(30) days after receipt of notice of such breach and which would reasonably be expected to materially hinder or materially delay the Closing or the ability of
BCP to comply with its obligations hereunder or under the Ancillary Agreements;

                  (f) by Northrop Grumman or BCP if the Northrop/TRW Merger
Agreement has been terminated; or

                  (g) by BCP pursuant to Section 7.12.

         Notwithstanding the foregoing or anything to the contrary in this
Agreement or in any Ancillary Agreement, no party will be entitled to terminate this Agreement pursuant to this Section 4.1 on the basis of facts which were caused by such party's own breach of this Agreement and which have prevented the satisfaction of any condition to the transactions contemplated by this
Agreement. Any termination pursuant to this Section 4.1 must be effected by a written instrument signed by the terminating party or parties, which instrument will specify the specific section hereof pursuant to which this Agreement is being terminated.

                                       12

         4.2      Procedure Upon Termination. In the event of termination of this Agreement by BCP or Northrop Grumman, or both, pursuant to Section 4.1, written notice thereof shall forthwith be given to the other party, and this
Agreement will terminate and the transactions contemplated hereunder will be abandoned, without further action by BCP, Northrop Grumman, TRW or TRW
Automotive. If this Agreement is terminated as provided herein, each party shall promptly return all documents, work papers and other materials of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party that furnished the same.

         4.3      Effect of Termination.

                  (a) In the event that this Agreement is validly terminated as provided herein, then each of the parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to BCP, Northrop Grumman, TRW or TRW
Automotive; provided, however, that the provisions set forth in Sections 4.2,
4.3, 7.1, 12.3, 12.4 and 12.6 will survive any such termination and will be enforceable hereunder; and provided, further, that, except as expressly provided in Section 4.3(b), nothing in this Section 4.3 will relieve BCP, Northrop
Grumman, TRW or TRW Automotive of any liability for a breach of this Agreement.

                  (b) Without limiting the foregoing, if (i)(A) either party shall terminate this Agreement pursuant to Section 4.1(b) or (f) and (B) TRW shall pay or have paid to Northrop Grumman a fee for or in connection with the termination of the TRW Merger Agreement (the "TRW FEE"), then Northrop Grumman and BCP agree that Northrop Grumman shall pay to BCP an amount equal to 27.3% of the TRW Fee (the "TERMINATION FEE") as liquidated damages; provided, however, that if, within eighteen (18) months of the date of payment of the Termination
Fee (the "FEE PAYMENT DATE"), BCP or any of its Affiliates consummates an
Acquisition Transaction, BCP shall on the date of the consummation of such
Acquisition Transaction pay to Northrop Grumman an amount equal to the
Termination Fee, plus interest on such amount from the Fee Payment Date to the date of such payment thereof at the per annum rate equal to LIBOR on the Fee
Payment Date as published in the Wall Street Journal, or (ii) BCP shall terminate this Agreement pursuant to Section 4.1(g), then Northrop Grumman shall reimburse the BCP Entities for their documented out-of-pocket expenses
(including those of the banks providing the Debt Financing to the extent that the BCP Entities are responsible therefor under the terms of the Debt Commitment
Letters) and reasonable fees and disbursements of counsel as shall have been reasonably incurred by the BCP Entities after August 6, 2002 in connection with this Agreement and the transactions contemplated hereby; provided, however, that in no event shall Northrop Grumman reimburse the BCP Entities for any such out-of-pocket expenses in excess of $15,000,000 in the aggregate.

                  (c) The Termination Fee required to be paid pursuant to
Section 4.3(b)(i) shall be paid by Northrop Grumman no later than two (2)
Business Days following the later of (i) the date of termination of this
Agreement or (ii) the date of Northrop Grumman's receipt of the TRW Fee, by wire transfer of immediately available funds to an account designated by BCP in writing. The amount required to be paid pursuant to Section 4.3(b)(ii) shall be paid by Northrop Grumman no later than two (2) Business Days following the date
Northrop Grumman receives

                                       13

written documentation from BCP detailing BCP's out-of-pocket expenses, by wire transfer of immediately available funds to an account designated by BCP in writing.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                   OF NORTHROP GRUMMAN, TRW AND TRW AUTOMOTIVE

         Northrop Grumman, TRW (upon becoming a party hereto) and TRW Automotive
(upon becoming a party hereto) hereby represent and warrant to BCP that, except as set forth on the disclosure letter delivered by Northrop Grumman to BCP concurrently herewith (the "NORTHROP GRUMMAN DISCLOSURE LETTER"); it being understood that any matter set forth in the Northrop Grumman Disclosure Letter shall be deemed disclosed with respect to any section of this Article V to which the matter relates, so long as the description of such matter in the Northrop
Grumman Disclosure Letter plainly indicates its relevance to the pertinent section:

         5.1      Authority; No Conflicts; Governmental Consents; Corporate
Matters.

                  (a) Each of Northrop Grumman, TRW, TRW Automotive,
Lucas-Varity, TRW UK, INO and Auto Newco is (and Holdings, Auto Newco and VSSI
at Closing will be) a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and the
Ancillary Agreements to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. SMLLC is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. Each of the TRW Transferring Companies has, or will have at the time of such Transfers, all requisite corporate power and authority to consummate the Transfers. All corporate and limited liability company acts and other proceedings (including any stockholder or board approvals) required to be taken by each of Northrop Grumman, TRW, TRW Automotive and the Company to
authorize the execution, delivery and performance of this Agreement and the
Ancillary Agreements, to which it is or will be a party and the consummation of the transactions hereby and thereby have been or (in the case of TRW, TRW
Automotive, Holdings Lucas-Varity, TRW UK, INO, Auto Newco, Auto Newco I and
VSSI) will be as of the Closing, duly and properly taken. All corporate and limited liability company acts and other proceedings (including any stockholder, member or board approvals) required to be taken by each of the TRW Transferring
Companies to consummate the Transfers have been, or will be at the time of such
Transfers, duly and properly taken. This Agreement has been or (in the case of
TRW and TRW Automotive) will be as of the TRW Execution Date, and each of the
Ancillary Agreements, when executed will be, duly executed and delivered by each of Northrop Grumman, TRW, TRW Automotive and the Company, as applicable, and each constitutes, or will when executed constitute, a valid and binding obligation of each of Northrop Grumman, TRW, TRW Automotive and the Company, as
applicable, enforceable against each of Northrop Grumman, TRW, TRW Automotive and the Company, as the case may be, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                                       14

                  (b) The execution and delivery of this Agreement does not, and of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms of this Agreement and the Ancillary Agreements will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien (not including Permitted Liens) upon any of the properties or assets of TRW or the
Company or any of its Subsidiaries under, any provision of (i) the certificate of incorporation, by-laws, regulations or other organizational or governing documents of Northrop Grumman, TRW, TRW Automotive, the Company or any of its
Subsidiaries, (ii) any Permit, or Contract of a type that is required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure Letter or would be required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure
Letter had such Contract been entered into as of the date of this Agreement, of
Northrop Grumman, TRW, TRW Automotive or the Company or any of its Subsidiaries
or (iii) any Order or, subject to the matters described in clauses (i)-(iii) of paragraph (c) below, Law applicable to Northrop Grumman, TRW, TRW Automotive or the Company or any of its Subsidiaries or their respective property or assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not result in any material loss, cost or expense.

                  (c) No material Consent, material Permit or material Order of, or registration, declaration, notice or filing with, any Governmental Body is required to be obtained or made by Northrop Grumman, the TRW Participants or the
Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (excluding the
Transfers; provided, that TRW shall or shall cause the TRW Participants to obtain any and all such Consents necessary to effectuate the Transfers), other than (i) compliance with and filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE
ACT"), (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 and the rules and regulations promulgated thereunder
(the "HSR ACT") and the Competition Act (Canada) and (iii) those that, if not made or obtained, individually or in the aggregate, would not materially hinder or materially delay the Closing or result in any material loss, cost or expense.

                  (d) Each of the Subsidiaries of the Company incorporated or organized under the laws of any jurisdiction in the United States is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Each of the Subsidiaries of the Company incorporated in a jurisdiction outside of the United States and each of the
Automotive Affiliates is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is organized (to the extent such status is applicable and can be determined) and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted, except where the failure of such would not result in any material loss, cost or expense. Each of the Company and its Subsidiaries incorporated or organized under the laws of any jurisdiction in the United States is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of the business conducted by it is such as to require it to be so licensed or qualified, except where

                                       15

the failure to be so licensed or qualified or in good standing would not have a
Material Adverse Effect.

                  (e) None of the Company or its Subsidiaries has granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for its shares of capital stock or any other commitments or agreements providing for the issuance or sale of additional shares, the sale of treasury shares, or for the repurchase or redemption of the
Company's or any such Subsidiary's shares. There are no agreements of any kind that obligate any of the Company or its Subsidiaries to issue, purchase, redeem or otherwise acquire any of its shares.

         5.2      Capitalization of the Company and its Subsidiaries.

                  (a) All of the issued and outstanding shares of Capital Stock of Holdings will be at the Closing owned directly by TRW Automotive free and clear of any and all Liens and will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable. SMLLC is a sole member limited liability company. All of the membership interests of SMLLC will be at the Closing owned directly by TRW free and clear of any and all Liens, will be duly authorized for issuance and will be validly issued, fully paid and non-assessable and there are no other outstanding equity interests in SMLLC.

                  (b) There are no existing options, warrants, calls, rights, subscriptions, arrangements, claims, commitments (contingent or otherwise) or other agreements of any character to which Northrop Grumman, TRW, TRW
Automotive, the Company or any of its Subsidiaries is a party, or is otherwise subject, requiring, and there are no securities of the Company or any of its
Subsidiaries outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Capital Stock or other securities of the Company or any of its Subsidiaries convertible into, exchangeable for or evidencing the right to subscribe for or purchase Capital
Stock or any other securities of the Company or any of its Subsidiaries. None of
Northrop Grumman, TRW, TRW Automotive, or the Company is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any of the shares of Capital Stock of the Company or to any agreement relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the Capital Stock of the Company.

                  (c) Schedule 5.2(c) to the Northrop Grumman Disclosure Letter
sets forth a true and complete list of the authorized and outstanding Capital
Stock, name, jurisdiction of organization, and record owner of the equity interests of each of the Company, its Subsidiaries and the material Automotive
Affiliates, all of which are duly authorized, validly issued and fully paid, nonassessable and free and clear of any and all Liens, except Liens incurred in connection with the financing of the transactions contemplated hereby. Unless otherwise noted on Annex II, all such Capital Stock will be wholly-owned, directly or indirectly, by Newco, free and clear of any and all Liens, except for Liens incurred by Parent or its Affiliates in connection with the financing of the transactions contemplated hereby or otherwise.

                  (d) Schedule 5.2(d) to the Northrop Grumman Disclosure Letter
sets forth all outstanding Indebtedness of the Company, its Subsidiaries or the
Automotive Affiliates to any Person (i) other than Indebtedness owed to the
Company, its Subsidiaries or the Automotive

                                       16

Affiliates and (ii) other than Indebtedness to be incurred at Closing in connection with the transactions specifically contemplated by this Agreement and the Ancillary Agreements.

         5.3      Financial Statements; Absence of Changes.

                  (a)      Schedule 5.3 to the Northrop Grumman Disclosure
Letter contains a true and complete copy of the following:

                           (i) audited combined balance sheets of TRW Automotive
         and its Subsidiaries as of December 31, 2001 (the "AUDITED BALANCE
         SHEET") and December 31, 2000;

                           (ii) audited combined statements of operations, cash
         flows and changes in stockholder's investment of TRW Automotive and its
         Subsidiaries for each of the three (3) one-year periods ended December
         31, 2001, December 31, 2000 and December 31, 1999;

                           (iii) unaudited interim combined balance sheet of TRW
         Automotive and its Subsidiaries as of September 30, 2002 (the "INTERIM
         BALANCE SHEET"); and

                           (iv) unaudited interim combined statements of
         operations, cash flows and changes in stockholder's investment of TRW
         Automotive and its Subsidiaries for each of the nine (9) month periods ended September 30, 2002 (together with the Interim Balance Sheet, the
         "INTERIM FINANCIAL STATEMENTS") and September 30, 2001.

The financial statements described in the foregoing clauses (i) through (iv) are collectively referred to herein as the "FINANCIAL STATEMENTS." The Financial
Statements were prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto) and present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods covered thereby, except for (x) the absence of footnotes required by
GAAP in connection with unaudited statements as of, and for the period ended,
September 30, 2002; (y) the effect, calculated in accordance with GAAP, of the inclusion in the Financial Statements of Indebtedness (1) allocated from TRW
(other than Indebtedness representing historical third-party obligations of the automotive legal entities included in the Company and its Subsidiaries) and (2)
set forth on Schedule 7.20 to the extent the same does not become Agreed Assumed
Indebtedness; and (z) the effect, calculated in accordance with GAAP, of the inclusion in the Financial Statements of the Assets, Liabilities and results of the business of TRW Investment Management Company, which has as of the date hereof and will have at Closing total Assets of $1 million or less. The Interim
Balance Sheet as adjusted to eliminate the effects referred to in (y) and (z)
above in accordance with GAAP is referred to herein as the "ADJUSTED INTERIM
BALANCE SHEET." All of the Assets and Liabilities of the Company and its
Subsidiaries as of September 30, 2002 would be reflected on the Adjusted Interim
Balance Sheet to the extent the same would be required to be so reflected under
GAAP, and no other Assets or Liabilities other than those of the Company and its
Subsidiaries would be reflected on the Adjusted Interim Balance Sheet (in each case, if such Adjusted Interim Balance Sheet were prepared in accordance with
GAAP).

                                       17

                  (b) Except as expressly contemplated by this Agreement, since
December 31, 2001, the Company and its Subsidiaries have operated in the ordinary course and consistent with past practice, and there have not been any:

                           (i)      Material Adverse Changes;

                           (ii) occurrences resulting in damage, destruction or
         loss (whether or not covered by insurance) affecting any tangible asset or property of the Company and its Subsidiaries in excess of $5,000,000 for any single loss or $10,000,000 for all such losses;

                           (iii) (x) material increases in the benefits under
         any Company Plans or any modifications to any Company Plan having a material cost impact on the Company or its Subsidiaries or (y) material increases in salary payable to any Automotive Business Employee other than in the ordinary course of the business of the Company and its
         Subsidiaries and consistent with past practice;

                           (iv) changes in the accounting methods or practices
         followed by or with respect to the Company and its Subsidiaries, or any changes in depreciation or amortization policies or rates theretofore adopted, except for any such change which is required or taken by reason of a change in GAAP;

                           (v) Contracts to merge, reorganize or consolidate
         with or otherwise acquire any other Person, or any part or division thereof, for consideration in excess of $5,000,000;

                           (vi) other material transactions relating to the
         Company and its Subsidiaries, other than in the ordinary course of business and consistent with past practice;

                           (vii) Contracts, whether in writing or otherwise, for
         the Company or its Subsidiaries to take any of the actions specified in items (i) through (vi) above; or

                           (viii) any actions taken by the Company or any of its
         Subsidiaries that would be prohibited under clauses (g)(ii), (j),
         (k)(iii), (m) and (n) of Section 7.2 of this Agreement if undertaken after the date hereof.

                  (c) Except as and to the extent as would be reflected on the
Adjusted Interim Balance Sheet (if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP), the Company and its Subsidiaries do not have any material Liabilities required to be reflected on a balance sheet or the notes thereto prepared in accordance with GAAP other than Liabilities incurred since September 30, 2002 in the ordinary course of business and consistent with past practice.

                                       18

         5.4      Taxes.

                  (a) All material Tax Returns of the Company and its
Subsidiaries which have become due prior to the date hereof (taking into account valid extensions of time to file) have been timely filed, and all such Tax
Returns are accurate and complete in all material respects.

                  (b) All material Taxes of the Company and its Subsidiaries that have become due and payable have been timely paid.

                  (c) There are no outstanding Tax Liens that have been filed by any Tax authority against any property or Assets of the Company and its
Subsidiaries or against any Company Intellectual Property, except for Liens for current Taxes that are not yet due or payable.

                  (d) There is no material Legal Proceeding now pending,
proposed, or threatened in writing in respect of any Tax of the Company or any of its Subsidiaries.

                  (e) Neither the Company nor any of its Subsidiaries has
executed or entered into a closing agreement pursuant to Section 7121 of the
Code or any predecessor provision thereof or any similar provision of Law.

         5.5      Assets Other than Real Property Interests. The Company and its
Subsidiaries have good and marketable title to all assets reflected on the
Interim Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Interim Balance Sheet in the ordinary course of business and consistent with past practice, in each case free and clear of any and all Liens, except (a) such as are disclosed in the Financial Statements or securing debt reflected as a liability on the Interim Balance Sheet and (b)
(i) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate Legal Proceedings, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii)
Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iv) imperfections of title, restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the value or continued use and operation of the specific assets to which they relate (the Liens described in the preceding clause (b) are hereinafter referred to collectively as "PERMITTED LIENS"). This Section 5.5 does not relate to real property or interests in real property, such items being the subject of Section 5.6.

         5.6      Real Property Interests.

                  (a) Schedule 5.6 to the Northrop Grumman Disclosure Letter
sets forth a complete list of (i) all real property and interests in real property owned by the Company or its Subsidiaries with respect to material facilities ("OWNED PROPERTY"), (ii) all material leases, license, subleases, easements and occupancy agreements, together with any amendments, modifications and supplements thereto (the "LEASES"), with respect to all real property and interests in real property leased by the Company or one of its Subsidiaries with respect to material facilities ("LEASED PROPERTY") and, (c) as to Leased
Property, identifies any material

                                       19

leases relating thereto (Owned Property or Leased Property being sometimes referred to herein individually as a "BUSINESS PROPERTY" and collectively as
"BUSINESS PROPERTIES").

                  (b) The Company and its Subsidiaries have good and insurable fee title to all Owned Property, free and clear of any and all Liens, covenants and rights-of-way, except (a) Permitted Liens, (b) easements, covenants, rights-of-way and other similar restrictions of record (or contained in the respective title deeds) and (c) (i) zoning, building and other similar restrictions, (ii) Liens that have been placed by any developer, landlord or other third party on property over which the Company or such Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto and (iii) unrecorded easements, covenants, rights-of-way or other similar restrictions, none of which items set forth in clauses (i), (ii) and (iii) above, individually or in the aggregate, materially impairs the continued use, marketability, insurability and operation of the property to which they relate.

                  (c) Each of the Leases is a valid and subsisting agreement in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, the respective parties thereto. None of the Company or its Subsidiaries has received any notice from the other party to such lease of the termination thereof. There is no default or event that, with notice or lapse of time or both, would constitute a default on the part of the Company or its Subsidiaries (nor, to the Knowledge of TRW, on the part of any other party thereto).

         5.7      Intellectual Property.

                  (a) Schedule 5.7(a) to the Northrop Grumman Disclosure Letter
sets forth, with respect to all Company Intellectual Property, all Patents, registered Trademarks and applications to register Trademarks, and registered
Copyrights and applications to register Copyrights.

                  (b) (i) The Company or a Subsidiary of the Company owns or has the right to use the Company Intellectual Property, except where the failure to own or to have the right to use such Company Intellectual Property would not have a Material Adverse Effect; (ii) to the Knowledge of TRW, the Company
Intellectual Property does not infringe, impair, misappropriate, dilute or otherwise violate ("INFRINGE") the rights of others and is not being Infringed by others; (iii) no Legal Proceeding or Order is pending or outstanding, or to the Knowledge of TRW, is threatened or imminent that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any Company
Intellectual Property; and (iv) the Company and its Subsidiaries have taken reasonable actions (including executing non-disclosure and intellectual property assignment agreements and filing for statutory protections where appropriate) to protect, preserve, police and maintain the Company Intellectual Property.

         5.8      Contracts. Schedule 5.8 to the Northrop Grumman Disclosure
Letter sets forth a list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party (or, with respect to Contracts subject to Section 1.5, is the party in interest):

                  (a) any employment or relocation Contract not subject to
termination by the Company or any of its Subsidiaries without cost or liability in excess of $500,000 and any severance Contract with any Person that provides for severance compensation in excess of

                                       20

$500,000, including such Contracts (A) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or shareholders of the Company or any of its Subsidiaries or (B) that will result in the payment by, or the creation of any commitment or obligation
(absolute or contingent) to pay on behalf of the BCP Entities, the Company or any of its Subsidiaries any severance, termination, "golden parachute," or other similar payments to any present or former personnel resulting from the consummation of the transactions contemplated by this Agreement, regardless of whether paid during, or following termination of, employment;

                  (b) any material employee collective bargaining agreement with any labor union covering Automotive Business Employees;

                  (c) any of the following Contracts or commitments between the
Company or any of its Subsidiaries and any of the top ten (10) suppliers of the
Company (as set forth on Schedule 5.8(c) to the Northrop Grumman Disclosure
Letter) based on payments for the year ended December 31, 2001 (i) master purchase agreements setting forth the terms and conditions of purchases by the
Company or its Subsidiaries to such suppliers which are currently expected to exceed $10,000,000 in 2002 or 2003 and (ii) commitments pursuant to which the
Company or any of its Subsidiaries has agreed to accept price increases pertaining to purchases in excess of $10,000,000 in any year;

                  (d) any of the following Contracts or descriptions of
Contracts between the Company or any of its Subsidiaries and any of the top five
(5) customers of the Company (as set forth on Schedule 5.8(d) to the Northrop
Grumman Disclosure Letter) based on revenue for the year ended December 31, 2001
(i) master purchase agreements setting forth the terms and conditions of sales by the Company or its Subsidiaries to such customers which are currently expected to exceed $10,000,000 in 2002 or 2003 or (ii) commitments pursuant to which the Company or any of its Subsidiaries has agreed to accept price reductions pertaining to sales in excess of $10,000,000 in any year with such customers;

                  (e) any distributor, dealer, sales, advertising, agency,
manufacturer's representative, franchise or similar Contract currently in effect requiring the payment by the Company or any of its Subsidiaries of any commissions in excess of $10,000,000 per year;

                  (f) any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property involving payments to or by the Company or any of its Subsidiaries in excess of
$10,000,000;

                  (g) any commitment to make a capital expenditure or to
purchase a capital asset not contemplated by the Capital Expenditure Budget in excess of $7,500,000;

                  (h) any material Contract relating to the location of
employees or minimum number of employees to be employed by the Company or any of its Subsidiaries;

                  (i) (A) any indenture, note, loan or credit agreement or other
Contract relating to Indebtedness in an amount in excess of $2,000,000 or to the direct or indirect guarantee or assumption of the obligations of any other
Person for borrowed money in excess of $2,000,000 and (B) any Contract or other currently outstanding instrument under which the Company or any

                                       21

of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit (other than an account receivable) or capital contribution to, or other investment in, any Person in excess of $2,000,000;

                  (j) any covenant that by its terms restricts in any material adverse manner the ability of the Company or any of its Affiliates after the
Closing Date to engage in the Automotive Business;

                  (k) any lease or similar agreement under which (i) the Company or any of its Subsidiaries is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $10,000,000 or (ii) the Company or any of its
Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $10,000,000;

                  (l) any material licenses, licensing arrangements and other
Contracts providing in whole or in part for the use of, or limiting the use of,
Company Intellectual Property or TRW Intellectual Property;

                  (m) any Contract (i) entered into or assumed by the Company or its Subsidiaries providing for indemnification of any Person with respect to material Liabilities relating to any disposition, sale or other transfer of any present or former business or commercial activity relating to the Automotive
Business and (ii) which was either (A) entered into after January 1, 1998 or (B)
pursuant to which there are any outstanding or unresolved indemnification claims in excess of $10,000,000 against the Company or its Subsidiaries;

                  (n) any Contract for the creation or formation of any material joint venture, partnership or limited liability corporation; and

                  (o) any other Contracts outside the ordinary course of
business not otherwise described in clauses (a) through (n) above to which the
Company or any of its Subsidiaries is a party or is otherwise bound, which is reasonably expected to result in an annual expenditure by or revenue to the
Company or its Subsidiaries after the Closing Date of more than $10,000,000 for any such individual Contract.

                  Each Contract listed on Schedule 5.8 to the Northrop Grumman
Disclosure Letter (and to the extent leases are not listed on Schedule 5.8 to the Northrop Grumman Disclosure Letter, each Lease in respect of Leased
Property) has been made available to BCP or its representatives and is valid, binding and in full force and effect and is enforceable by the Company or any of its Subsidiaries that is party thereto in accordance with its terms. The Company or any of its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under the Contracts and the
Leases, is not in breach or default in any material respect thereunder, and, to the Knowledge of TRW, has not received notice of (A) noncompliance by the
Company or any of its Subsidiaries or by any counter party under any such
Contract or Lease, or (B) early termination of, or request for a material concession from, the Company or any of its Subsidiaries under any such Contract or Lease.

                                       22

         5.9      Litigation; Decrees. Schedule 5.9 to the Northrop Grumman
Disclosure Letter sets forth a list of all pending lawsuits, actions or proceedings to which TRW or any of its Subsidiaries is a party or, to the
Knowledge of TRW, investigations with respect to TRW or any of its Subsidiaries, that relate to the Automotive Business and which, individually or when aggregated with other Legal Proceedings based on substantially the same facts or circumstances, (a) involve or could reasonably be expected to involve a claim for damages to the Automotive Business in excess of $10,000,000, (b) seek any injunctive relief or (c) seek to prevent the transactions contemplated by this
Agreement or the Ancillary Agreements. Neither the Company nor any of its
Subsidiaries is in default under any outstanding material Order. This representation and warranty does not apply to environmental matters which are the subject of Section 5.11 below.

         5.10     Employee Benefits.

                  (a) Schedule 5.10 to the Northrop Grumman Disclosure Letter
sets forth a complete and correct list of all material Employee Benefit Plans, which shall mean "employee benefit plans," as defined in Section 3(3) of the
Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans within the meaning of ERISA section 3(37), and any stock purchase, stock option, severance pay, employment, change-in-control, fringe benefit, collective bargaining, vacation pay, company awards, salary continuation, sick leave, excess benefit, supplemental retirement, deferred compensation, bonus or other incentive compensation, life insurance and scholarship plans, and all other employee benefit plans, Contracts, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, (i) under which any present or former Automotive
Business Employee has any present or future right to benefits sponsored or maintained by the Company or its Subsidiaries or under which the Company or its
Subsidiaries has had or has any present or future liability (the "COMPANY
PLANS") or (ii) under which any present or former Automotive Business Employee has any present or future right to benefits sponsored or maintained by TRW or any of its Subsidiaries (the "SELLER PLANS", and together with the Company
Plans, the "EMPLOYEE BENEFIT PLANS"). Employee benefit plans or programs that are not identified on Schedule 5.10 to the Northrop Grumman Disclosure Letter do
not represent, in the aggregate, a material liability to the Company or its
Subsidiaries. Schedule 5.10 to the Northrop Grumman Disclosure Letter shall also set forth a complete and correct list of all material stock purchase, stock option, severance pay, employment, change-in-control, retention or similar plans, programs or other arrangements, whether formal or informal, oral or written, sponsored or maintained by Northrop Grumman and under which the present executive officers of the Automotive Business have any present or future rights to benefits.

                  (b) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (the "QUALIFIED PLANS") has received a current and valid determination letter from the Internal Revenue Service that it does so qualify or the remedial amendment period under the Code has not expired with respect to such Qualified Plans. Nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or which action or failure to act could not be corrected through an Internal Revenue Service compliance procedure without material liability to the Company or its Subsidiaries.

                                       23

                  (c) All contributions required by Law or by the terms of any
Employee Benefit Plan have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith, and no "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any of such plans. All premiums have been timely paid to the Pension Benefit Guaranty Corporation ("PBGC").

                  (d) With respect to any Employee Benefit Plan subject to Title
IV of ERISA, other than a multiemployer plan, as defined in Section 3(37) of
ERISA:

                           (i) The funding method used in connection with each
         such plan which is subject to the minimum funding requirements of ERISA is permissible and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each such plan, as of the date of this Agreement and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such plan, accrued but unpaid contributions) did not and will not exceed zero. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any such plan with respect to any plan year, whether or not waived. Neither the Company nor any Subsidiary of the
         Company has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA,
         whichever may apply, with respect to any such plan. Neither the Company nor any Subsidiary of the Company is required to provide security to any such plan under Section 401(a)(29) of the Code.

                           (ii) No such plan has been terminated so as to
         subject, directly or indirectly, any assets of the Company or any
         Subsidiary of the Company to any Liability, contingent or otherwise, or the imposition of any Liens under Title IV of ERISA.

                           (iii) No proceeding has been initiated or, to the
         Knowledge of TRW, threatened by any Person, including PBGC, to terminate any such plan.

                           (iv) No condition or event exists or is expected to
         occur with respect to any such plan that could subject, directly or indirectly, any assets of the Company or any Subsidiary of the Company to any Liability, contingent or otherwise, or the imposition of any
         Lien under Title IV of ERISA, whether to the PBGC or to any other
         Person, except for matters which would not, individually or in the aggregate, reasonably be expected to result in a material liability.

                           (v) No "reportable event," as defined in Section 4043
         of ERISA (to the extent that the reporting of such event to the PBGC has not been waived) has occurred and is continuing with respect to any such plan, except with respect to matters disclosed in Schedule
         5.10(d)(i) to the Northrop Grumman Disclosure Letter.

                                       24

                  (e) With respect to any Employee Benefit Plan that is a
multiemployer plan, as defined in Section 3(37) of ERISA, that is subject to
Title IV of ERISA, (i) neither: the Company nor any Affiliate of the Company has incurred or reasonably expects to incur any withdrawal Liability under Title IV of ERISA or would be subject to such Liability if, as of the Closing Date, the
Company or any Affiliate of the Company were to engage in a complete withdrawal
(as defined in Section 4203 of ERISA) or partial withdrawal (as defined in
Section 4205 of ERISA) from any such multiemployer plan; and (ii) to the
Knowledge of TRW, no such multiemployer plan is in reorganization or insolvent
(as those terms are defined in Sections 4241 and 4245 of the Code, respectively).

                  (f) True, current, correct and complete copies (or, to the extent no such copy is readily available, an accurate description) of the following documents, with respect to each of the material Employee Benefit
Plans, have been delivered or made available to Parent: (i) any plans and related trust documents or other funding instruments, and all amendments thereto; (ii) for the two most recent years, (A) Forms 5500 and schedules thereto, (B) the most recent financial statements and actuarial valuations and
(C) actuarial valuation reports; (iii) the most recent Internal Revenue Service determination letter; and (iv) the most recent summary plan descriptions
(including summaries of material modifications). TRW and its Subsidiaries will use their reasonable best efforts to provide copies of written communications by
Northrop Grumman, TRW or the Company and its Subsidiaries to any present or former Automotive Business Employees concerning the extent to which post-retirement welfare benefits will be provided under an Employee Benefit
Plan. Within fifteen (15) days prior to the Closing Date, Northrop Grumman or
TRW will use their reasonable best efforts to provide BCP copies or summaries of all Company Plans not previously provided pursuant to this Section 5.10(f).

                  (g) There are no pending material Legal Proceedings which have been asserted or instituted against any of the Company Plans, the assets of any such plans or TRW, or the plan administrator of the Company Plans with respect to the operation of such plans (other than routine benefit claims) and, to the
Knowledge of TRW, there are no facts or circumstances which could reasonably be expected to form the basis for any such Legal Proceeding and no written or oral communication has been received from the PBGC in respect of any Employee Benefit
Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein.

                  (h) Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all applicable provisions of ERISA, the Code and other applicable Laws. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Law have been made or taken except to the extent that such amendments or actions are not required to be made or taken until a date after the Closing
Date.

                  (i) Neither the execution and delivery of this Agreement nor the consummation of (i) the transactions contemplated hereby (whether alone or in connection with a subsequent event) or (ii) the transactions contemplated by the Northrop/TRW Merger Agreement could (A) result in any material payment becoming due to any Automotive Business Employee, (B) materially increase any benefits otherwise payable under any Company Plan, or (C) result in

                                       25

the acceleration of the time of payment or vesting of any material compensation or employee benefits under any Company Plans, whether or not any such payment, right or benefit would constitute a parachute payment within the meaning of
Section 280G of the Code.

                  (j) With respect to each Employee Benefit Plan maintained
outside the United States (collectively, the "NON-U.S. PLANS"), to the Knowledge of TRW, each of the following is true:

                           (i) each Non-U.S. Plan is in compliance in all
         material respects with the laws and regulations applicable to such plan;

                           (ii) each Non-U.S. Plan and related funding
         arrangement that is intended to qualify for tax-favored status has been reviewed and approved for such status by the appropriate Governmental
         Body (or has been submitted for such review and approval within the applicable time period), and nothing has occurred and no condition exists that is likely to cause the loss or denial of such tax-favored status; and

                           (iii) with respect to those Non-US Plans other than
         unfunded arrangements, as of the date of the most recent actuarial valuation undertaken in accordance with local requirements and practice, on an ongoing basis there are no materially underfunded benefit liabilities.

                  (k) No liability has been imposed with respect to the Company
Plans under Section 144 of the Pension Schemes Act 1993 or Section 75 of the
Pensions Act 1995 as a debt due to any United Kingdom occupational pension scheme.

                  (l) Each collective bargaining agreement to be assumed by the
Company pursuant to Section 2.3 of the Employee Matters Agreement is listed on
Schedule 5.10(l) of the Northrop Grumman Disclosure Letter.

                  (m) No Assets held in the separate Code Section 401(h) account under the TRW Salaried Pension Plan (as defined in the Employee Matters
Agreement) are attributable to the Salaried Pension Plan Participants (as defined in the Employee Matters Agreement). No Assets held in the Voluntary
Employee Beneficiary Association (as defined in the Employee Matters Agreement)
maintained by TRW or its Affiliates or any related trust are attributable to TRW
Automotive Participants.

         5.11     Environmental Matters.  Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material
Adverse Effect,

                  (a) (i) no written notice, notification, demand, request for information, citation, summons, complaint or Order has been received by, and no
Legal Proceeding is pending or, to the Knowledge of TRW, threatened by any
Person against, the Company or any Subsidiary of the Company alleging any violation or Liability with respect to any matters relating to or arising out of any Environmental Law or with respect to any Hazardous Substance; (ii) there is and, since January 1, 2000 has been, no Hazardous Substance located at any property currently or formerly owned or leased by the Company or any of its
Subsidiaries that could reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries under any

                                       26

Environmental Law or result in costs or Liability to the Company or any of its
Subsidiaries under or relating to any Environmental Law; (iii) to the Knowledge of TRW, there is no Hazardous Substance located at any other location, that could reasonably be expected to give rise to any Liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs or Liability to the Company or any of its Subsidiaries under or relating to Environmental
Laws; and (iv) neither the Company nor any of its Subsidiaries has assumed or retained, by Contract or operation of Law, any obligation under any
Environmental Law or concerning any Hazardous Substance that could reasonably be expected to be material to the Company or any of its Subsidiaries.

                  (b) To the Knowledge of TRW, TRW has made available to BCP or its representatives true and complete copies of the most recent environmental assessments and audits pertaining to the Automotive Business that are in the possession or control of TRW.

         5.12     Employee and Labor Relations.

                  (a) There is no material labor strike, slowdown, dispute, work stoppage, or lockout pending, or, to the Knowledge of TRW, threatened against or otherwise affecting the Company or any Subsidiary of the Company and neither the
Company nor any of its Subsidiaries has experienced such labor controversy within the past three (3) years;

                  (b) To the Knowledge of TRW, no material union organization campaign is in progress with respect to the Automotive Business Employees;

                  (c) There is no material unfair labor practice charge or
complaint against the Company or any of its Subsidiaries pending before the
National Labor Relations Board or any similar Governmental Body outside of the
United States involving the Company or its Subsidiaries;

                  (d) There is no pending grievance or arbitration involving an
Automotive Business Employee that, individually or when aggregated with other grievances or arbitrations based on substantially the same facts or circumstances, involves or would reasonably be expected to involve an amount in controversy of at least $10,000,000;

                  (e) No discrimination charges or complaints with respect to or relating to the Company or any of its Subsidiaries in respect of the Automotive
Business are pending before the Equal Employment Opportunity Commission or any other similar Governmental Body responsible for the prevention of unlawful employment practices that, individually or when aggregated with other claims based on substantially the same facts or circumstances, involves or would reasonably be expected to involve an amount in controversy of at least
$10,000,000;

                  (f) Neither the Company nor any of its Subsidiaries shall be liable for any material severance pay or other material payments to any employee or former employee under any benefit or severance policy, practice, agreement, plan or program of the Company or its Subsidiaries as a result of or in connection with the transactions contemplated hereunder; and

                  (g) Neither the Company nor any of its Subsidiaries has closed any manufacturing plant or facility, effectuated any layoffs of 500 or more employees at any single

                                       27

facility or implemented any early retirement, separation or window program within the past three (3) years, nor has the Company or any Subsidiary of the
Company planned or announced any such action or program for the future.

         5.13     Compliance with Law; Permits.

                  (a) Since January 1, 2000, the Company and its Subsidiaries
have been in compliance with all Laws applicable to the Automotive Business, except where failure to be in compliance has not had, or would not reasonably be expected to have, a Material Adverse Effect.

                  (b) (i) The Company and its Subsidiaries have all Permits,
Orders, and other authorizations of or from all Governmental Bodies that are necessary in the conduct of the Automotive Business as presently being conducted; (ii) such Permits and Orders are in full force and effect; and (iii)
no violations or claimed violations are pending before any Governmental Body with respect to such Permits and Orders, except any such violation or claimed violation as would not result in a loss, cost or expense to the Company or any of its Subsidiaries in excess of $10,000,000, provided that this clause (iii)
does not apply to environmental matters which are the subject of Section 5.11.

         5.14     Assets of the Business. Except as set forth in Schedule 5.7(b)
to the Northrop Grumman Disclosure Letter and except for the Excluded Assets, the Automotive Assets, the Equity Interests and the rights conferred by the
Ancillary Agreements comprise all of the properties, assets (including computer software and licenses therefor) and rights necessary to enable the Company and its Subsidiaries to conduct and operate the Automotive Business as presently conducted and operated; provided, however, that this representation does not include any representation as to any infringement of any third party
Intellectual Property rights. At Closing, the Company and its Subsidiaries shall have no Assets other than the Equity Interests, the Automotive Assets and the rights conferred by the Ancillary Agreement and no Liabilities other than (i)
the Indebtedness set forth on Schedule 5.2(d) to the Northrop Grumman Disclosure
Letter, (ii) other Automotive Liabilities, (iii) other Liabilities of the
Transferred Entities (other than Excluded Liabilities), (iv) Liabilities for which Parent shall be indemnified under Articles X and XI and (v) Liabilities incurred by the BCP Entities.

         5.15     Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between Northrop Grumman or any of the TRW
Participants, on the one hand, and the Company or any of its Subsidiaries, on the other hand, pertaining to or affecting the Automotive Business, that would be required to be disclosed under Item 404 of Regulation S-K of the Securities and Exchange Commission, assuming that the Company were subject to the reporting requirements of the Exchange Act.

         5.16     Product Liability.

                  (a) Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the
Company nor any of its Subsidiaries has received any written notice relating to any claim involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Company and its Subsidiaries, resulting from an alleged defect in design,

                                       28

manufacture, materials or workmanship, performance, or any alleged failure to warn, or from any alleged breach of implied warranties or representations, or any alleged noncompliance with any applicable Laws pertaining to products liability matters, other than notices or claims that have been settled or resolved.

                  (b) The information set forth in the letter, dated the date of this Agreement, from the General Counsel of the Company to BCP, is true and correct in all material respects.

         5.17     Insurance. Schedule 5.17 to the Northrop Grumman Disclosure
Letter lists all material insurance policies, Contracts or programs of self-insurance owned or held by the Company or any of its Subsidiaries on the date hereof which cover or relate in any manner to the Automotive Business. All such insurance policies are in full force and effect and are valid and enforceable and cover against the risks normally insured against by entities in the same or similar lines of business in coverage amounts typically and reasonably carried by such entities. All premiums due thereunder have been paid.
In the last two years, neither the Company nor any of its Subsidiaries has received notice of cancellation or termination other than in connection with normal renewals of any such insurance policies.

         5.18     Customers and Suppliers. None of the suppliers or customers identified on Schedule 5.8(c) to the Northrop Grumman Disclosure Letter or
Schedule 5.8(d) to the Northrop Grumman Disclosure Letter, respectively, has materially reduced the volume of business that it does with the Company or any of its Subsidiaries since December 31, 2001 or notified the Company or any of its Subsidiaries that such customer or supplier intends to materially reduce the volume of business that it does with the Company or any of its Subsidiaries.

         5.19     Financial Advisors.  Except for Stephens Financial Group,
Salomon Smith Barney, Goldman Sachs & Co., Credit Suisse First Boston
Corporation, Lehman Brothers, Lazard Freres & Co. LLC and W. Y. Campbell &
Company (the fees and expenses of each of which will be borne by Northrop
Grumman or TRW), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Northrop Grumman, TRW, TRW Automotive, the
Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect of any such services.

         5.20     Investment Intention. TRW Automotive is acquiring the Equity
Consideration for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of federal Law or any applicable securities Law. Northrop Grumman understands that the Equity Consideration being acquired by TRW Automotive has not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof.
Northrop Grumman acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to any applicable exemption therefrom.

                                       29

                                   ARTICLE VI

                      REPRESENTATIONS AND WARRANTIES OF BCP

         BCP hereby represents and warrants to Northrop Grumman, TRW (upon becoming a party hereto) and TRW Automotive (upon becoming a party hereto) that:

         6.1      Authority; No Conflicts; Governmental Consents.

                  (a) BCP is (and each of the other BCP Entities as of the
Closing will be) duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has (or will have) all requisite corporate or limited liability company power and authority to enter into any agreement contemplated by this Agreement to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. All corporate or limited liability company acts and other proceedings required to be taken by BCP or Newco to authorize the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby have been (or will be) duly and properly taken, including, without limitation, any member or stockholder approvals. This Agreement has been duly executed and delivered by BCP, and the
Ancillary Agreements to which BCP or Newco will be a party, when executed will be, duly executed and delivered by each of BCP and Newco, as applicable, and each constitutes or will constitute a valid and binding obligation of BCP and
Newco, as the case may be, enforceable against BCP and Newco, as the case may be, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general principles (regardless of whether such enforceability is considered in a proceeding in equity or law).

                  (b) The execution and delivery of this Agreement do not, and of the Ancillary Agreements will not, and the consummation of the transactions contemplated hereby and compliance with the terms of this Agreement and the
Ancillary Agreements will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any material Lien upon any of the properties or assets of any of the BCP Entities under, any provision of (i) the certificate of incorporation, by-laws, regulations or other organizational or governing documents of the BCP Entities, (ii) any material
Contracts of the BCP Entities, except for Liens incurred in connection with the financing of the transactions contemplated hereby, or (iii) any material Order or, subject to the matters described in clause (c) below, Law applicable to the
BCP Entities or their respective property or assets.

                  (c) No material Consent, Permit or Order of, or registration, declaration or filing with, any court, administrative agency or commission or other Governmental Body is required to be obtained or made by or with respect to
BCP or its Affiliates in connection with the execution and delivery of this
Agreement and the Ancillary Agreements or the consummation by the BCP Entities of the transactions contemplated hereby, other than (i) compliance with and filings and notifications under applicable Environmental Laws, (ii) compliance with and filings under the HSR Act, Council Regulation No. 4064/89 of the
European Community, as amended

                                       30

(the "EC MERGER REGULATION"), and other applicable foreign antitrust Laws, (iii)
compliance with and filings under the Investment Canada Act and (iv) as set forth on Schedule 6.1(c) hereto.

         6.2      Actions and Proceedings, Etc. There are no (a) outstanding
Orders against the BCP Entities or (b) Legal Proceedings pending or, to the knowledge of BCP, threatened against the BCP Entities, in either case that are reasonably likely to materially and adversely affect the ability of BCP to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

         6.3      Investment Intention. The BCP Entities, as applicable, are acquiring the Shares and the Foreign Shares for their own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of federal Law or any applicable securities Law. BCP understands that the Shares have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. BCP acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to any applicable exemption therefrom.

         6.4      Financing Capability. BCP has received, accepted and agreed to valid and binding commitment letters (collectively, the "DEBT COMMITMENT
LETTERS") from certain lenders, copies of which have been delivered to Northrop
Grumman prior to the date hereof, committing such banks, subject to the terms and conditions stated therein, to provide financing to BCP or its Affiliates in connection with the consummation of the transactions contemplated hereby (the
"DEBT FINANCING"). BCP has received, accepted and agreed to valid and binding commitment letters (collectively, the "EQUITY COMMITMENT LETTERS" and, together with the Debt Commitment Letters, the "COMMITMENT LETTERS") from Blackstone
Capital Partners IV Merchant Banking Fund L.P. ("BLACKSTONE"), copies of which have been delivered to Northrop Grumman prior to the date hereof, committing such persons, subject to the terms and conditions stated therein, to provide equity financing to BCP or its Affiliates in connection with the consummation of the transactions contemplated hereby (the "EQUITY FINANCING").

         6.5      Financial Advisors. Except for Merrill Lynch, Lehman Brothers
and J.P. Morgan Securities Inc. (the fees and expenses of which will be borne by
BCP or its Subsidiaries), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the BCP Entities in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect of any such services.

         6.6      Limitations on Representations and Warranties. BCP
acknowledges that none of Northrop Grumman, TRW, TRW Automotive, the Company or
any of the Company's Subsidiaries or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Automotive Business or the
Automotive Assets, the Equity Interests or other matters that are not included in this Agreement or the schedules hereto or in the Ancillary Agreements.
Without limiting the generality of the foregoing, none of Northrop Grumman, TRW,
TRW Automotive, the Company or any of the Company's Subsidiaries or any other
Person has made a representation or warranty to BCP with respect to (i) any projections, estimates or budgets for the Automotive Business made available to
BCP or (ii) except as expressly set forth herein, any material, documents or information

                                       31

relating to the Automotive Business made available to BCP or its counsel, accountants or advisors in TRW's data room or otherwise.

                                   ARTICLE VII

                                    COVENANTS

         7.1      Confidentiality; Access to Information.

                  (a) BCP acknowledges that the information being provided to it by Northrop Grumman and TRW is subject to the terms of a confidentiality agreement dated August 6, 2002 between Blackstone Management Associates III
L.L.C., Carlyle Partners III, L.P. and Northrop Grumman (the "CONFIDENTIALITY
AGREEMENT"), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate;
provided, however, that BCP acknowledges its confidentiality obligations in the
Confidentiality Agreement will terminate only with respect to information relating solely to the Automotive Business; and provided, further, that BCP acknowledges that any and all other information provided to it by Northrop
Grumman or TRW or their respective representatives concerning Northrop Grumman or TRW or their respective Subsidiaries will remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

                  (b) Prior to the Closing Date, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, provide BCP, through its
Affiliates, officers, employees and representatives, including representatives of any Persons providing financing to any of the BCP Entities in connection with the transactions contemplated hereby, the opportunity to make such investigation of the management, employees, properties, businesses and operations of the
Company and its Subsidiaries, and such examination of the books, records and financial condition of the Company and its Subsidiaries, as it reasonably requests and to make extracts and copies of such books and records. Any
Confidential Information provided pursuant to this Section 7.1(b) will be kept confidential by BCP and will be subject to applicable Law and the terms of the
Confidentiality Agreement. Any such investigation and examination will be conducted during regular business hours and under reasonable circumstances after appropriate advance notice.

                  (c) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, (i) hold, and use reasonable best efforts to cause their respective Affiliates, consultants, advisors, agents and representatives to hold, in strict confidence to the same extent as provided for in the Confidentiality Agreement as if Northrop Grumman and its Affiliates were deemed to be bound by reciprocal confidentiality obligations, all confidential or trade secret information relating to the Automotive Business, (ii) not use such confidential or trade secret information to the detriment of the Automotive
Business and (iii) shall assign its rights under any confidentiality agreement relating to the Automotive Business with a third party to the Company.

                                       32

         7.2      Conduct of the Business Pending the Closing. From and after the date hereof to the Northrop/TRW Closing, Northrop Grumman shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger
Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop
Grumman and TRW each shall, conduct the Automotive Business in the ordinary course consistent with past practice and preserve intact the assets of and the business organizations and relationships with employees and third parties having material business dealings with the Company and its Subsidiaries, including paying or otherwise satisfying obligations and liabilities on a timely basis as they become due in the ordinary course of business and consistent with past practice, including those with respect to Taxes, pensions, bonuses, restructuring costs and recall costs, and making capital expenditures under the
Capital Expenditure Budget. Northrop Grumman shall cause to be paid in full prior to the Closing Date all bonuses and pension costs or contributions accrued or payable to or in respect of any Automotive Business Employee or any former employee of the Automotive Business in respect of the year ended December 31,
2002 and any and all special bonuses payable to any Automotive Business Employee or any former employee of the Automotive Business in connection with the
Northrop/TRW Merger. Without limiting the generality of the foregoing, except
(i) as otherwise expressly contemplated by this Agreement, including the
Transfers; (ii) for actions approved in advance by BCP in writing (which approval shall not be unreasonably withheld); (iii) as required to comply with applicable Law; and (iv) as set forth on Schedule 7.2 to the Northrop Grumman
Disclosure Letter, from and after the date hereof to the Closing Date, Northrop
Grumman shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, cause the Company and its
Subsidiaries not to take any of the following actions:

                  (a) adopt or propose any change in their respective
certificates of incorporation or bylaws or other similar organization or governing documents;

                  (b) adopt a plan or agreement of complete or partial
liquidation, dissolution, restructuring, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its
Subsidiaries (other than transactions with or between direct and/or indirect wholly-owned Subsidiaries of the Company);

                  (c) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of
Capital Stock or other securities of the the Company or any of its Subsidiaries;

                  (d) split, combine, subdivide or reclassify its outstanding shares of Capital Stock of SMLLC or Holdings or declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Capital Stock of the Company;

                  (e) redeem, purchase or otherwise acquire directly or
indirectly any shares of Capital Stock of the Company;

                  (f) establish, enter into, adopt, amend, or terminate any
bonus, profit sharing, compensation, stock option, stock appreciation right, restricted stock, performance unit, stock

                                       33

equivalent, stock purchase agreement, strategic incentive, pension, retirement, deferred compensation, or other agreement, trust, plan, fund or other arrangement for the benefit or welfare of any Automotive Business Employee in any manner, or increase in any manner the compensation or fringe benefits of any
Automotive Business Employee (other than salary and bonus increases in the ordinary course and consistent with past practice or the payment of accrued or earned but unpaid bonuses), or pay any benefit not required by any Company Plan as in effect as of the date hereof (including the granting of stock appreciation rights or performance units); provided, however, that this Section 7.2(f) and the following Section 7.2(g) shall not prevent the Company or its Subsidiaries from entering into employment agreements or severance agreements with new employees in the ordinary course of business and consistent with past practice;

                  (g) (i) grant any severance or termination pay or pension
benefit or augmentation pursuant to severance or termination to (or amend any such existing arrangement to increase the value thereof) any Automotive Business
Employee, (ii) loan or advance any money or other property to any present or former executive officer of the Company (other than travel and other advances in the ordinary course of business and consistent with past practice), (iii) enter into any employment, retention, deferred compensation or other similar agreement
(or amend any such existing agreement) with any Automotive Business Employee,
(iv) enter into any new, or modify or amend the vesting and/or payment of, benefits payable under any existing severance or termination pay policies or employment or consulting agreements or (v) modify or amend any compensation, bonus or other perquisites payable to any Automotive Business Employee;

                  (h) enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other
Person having a value in excess of $5,000,000;

                  (i) other than as contemplated by Section 7.4, sell, lease, license or otherwise dispose of any material amount of Assets or property except pursuant to existing Contracts set forth on Schedule 5.8 to the Northrop Grumman
Disclosure Letter and except in the ordinary course of business consistent with past practice;

                  (j) other than in the ordinary course of business consistent with past practice, (i) make or rescind, or permit to be made or rescinded, any material tax election with respect to the Company or any of its Subsidiaries,
(ii) change any of its material methods of reporting income or deductions for
Tax purposes (iii) compromise, or permit to be compromised, any Tax liability of the Company or any of its Subsidiaries material to the Company and its
Subsidiaries that is material either individually or in the aggregate to the
Company and its Subsidiaries or (iv) issue a waiver to extend the period of limitations for the payment or assessment of any Tax;

                  (k) (i) incur, assume or guarantee any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business consistent with past practice and except for obligations of
Subsidiaries of the Company incurred in the ordinary course of business; (iii)
make any loans, advances or capital

                                       34

contributions to or investments in any other person (other than to Subsidiaries of the Company or customary loans or advances to employees, in each case in the ordinary course of business consistent with past practice); (iv) pledge or otherwise encumber shares of Capital Stock of the Company or any of its
Subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

                  (l) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by such entities;

                  (m) except as required by GAAP, revalue in any material
respect any of its assets including without limitation writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

                  (n) settle or compromise any pending or threatened Legal
Proceeding the settlement or compromise of which could have a Material Adverse
Effect (taking into consideration the precedential effect of such settlement or compromise);

                  (o) make any payment to, or enter into any transaction with, any Affiliate of any of Northrop Grumman or the TRW Participants relating to the
Automotive Business other than arms-length transactions on commercially reasonable terms;

                  (p) enter into, amend, supplement, waive, modify, terminate, cancel, allow to lapse or transfer any right in any Contract that would be required to be disclosed on Schedule 5.8 to the Northrop Grumman Disclosure
Letter if in existence on the date hereof to the extent doing so would have a
Material Adverse Effect on the Company or its Subsidiaries; or

                  (q) agree or commit to do any of the foregoing.

         7.3      Consents. Except as contemplated in Section 7.4, the BCP
Entities, on the one hand, and Northrop Grumman and TRW (upon becoming a party hereto), on the other hand, shall each use its reasonable best efforts to obtain all Consents required to consummate the transactions contemplated by this
Agreement, including obtaining the Consents and making the filings referred to in Sections 5.1(b), 5.1(c) and 6.1(c) hereof; provided, however, that neither the BCP Entities, on the one hand, nor Northrop Grumman and TRW, on the other hand, will be obligated to pay any consideration therefor to any Person from whom Consent is requested.

         7.4      Filings with Governmental Bodies. As promptly as practicable after the execution of this Agreement and to the extent permitted under antitrust Law and the Northrop/TRW Merger Agreement and the Northrop/TRW
existing contractual arrangements, each party shall, in cooperation with the other, (i) file or cause to be filed any reports, notifications or other information that may be required under the HSR Act, the EC Merger Regulation and other applicable foreign merger control or foreign investment Laws, and (ii)
shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. Each party hereto agrees to use its reasonable best efforts to comply and cause its Affiliates to use their reasonable best efforts to comply in a full and timely manner with any request from a Governmental Body for additional information. Without limiting the generality of the foregoing, each party shall promptly notify the other of the receipt and content of any inquiries or requests

                                       35

for additional information made by any Governmental Body in connection therewith and shall promptly (i) use its reasonable best efforts to comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Body with respect to any such inquiry or request. In addition, each party shall keep the other apprised of the status of any such inquiry or request. In furtherance of the foregoing, BCP agrees to use its reasonable best efforts to take all necessary and proper steps
(including any reasonable divestitures) as may be required for securing the termination of any applicable waiting periods under the HSR Act or the receipt of any clearance, approval or confirmation from Governmental Bodies in other countries in which antitrust filings have been made in order to permit the consummation of the transactions contemplated hereby prior to the date specified in Section 4.1(b). Each party also agrees to take any action reasonably necessary to vigorously defend, litigate, mitigate and rescind the effect of any litigation or administrative proceeding brought by the Federal Trade Commission or the United States Department of Justice adversely affecting this transaction, including appealing promptly any adverse court of administrative order or injunction or effecting divestitures under the circumstances contemplated above.

         7.5      Insurance. Prior to the Northrop/TRW Closing, Northrop Grumman
shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, (a) keep, or cause to be kept, all insurance policies presently maintained relating to the Automotive Business and its properties, or replacements therefor, in full force and effect through the close of business on the Closing Date and (b) apply all insurance proceeds from coverage relating to the Automotive Business to restore the Automotive Assets or hold such proceeds for Parent's account. At the Closing, TRW and the Company shall execute the Insurance Allocation Agreement, the form of which is attached as Exhibit D hereto.

         7.6      Foreign Sales. Prior to the Northrop/TRW Closing, Northrop
Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall, and Parent shall, use, and cause their respective Affiliates to use, their respective reasonable best efforts to prepare appropriate purchase agreements and other necessary documentation and to take such steps as are necessary to effectuate the sale of all of the issued and outstanding Capital Stock of the Foreign Entities to the
Foreign Acquirors on the Closing Date according to the Laws of each relevant foreign jurisdiction. From time to time after the date hereof, BCP and Northrop
Grumman shall agree in good faith that sufficient steps have been taken so that all of the issued and outstanding Capital Stock of one or more such Foreign
Entities is capable of being sold to the relevant Foreign Acquiror on the
Closing Date under the Laws of the foreign jurisdiction in which such entity is formed or domiciled concurrently with the Closing of the other transactions contemplated by this Agreement (each such Foreign Entity as to which such a determination is made being referred to herein as an "AGREED FOREIGN ENTITY").

         7.7      Other Actions.

                  (a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman

                                       36

and TRW each shall, and BCP shall, use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by, this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this
Agreement. Notwithstanding the foregoing or any other obligation of BCP under this Agreement or the Ancillary Agreements, BCP will not be required to offer or agree to any amendment or modification to the Debt Commitment Letter in order to induce the lenders thereunder to provide the Debt Financing. Prior to the
Northrop/TRW Closing, Northrop Grumman shall and shall use its reasonable best efforts to cause TRW to, and following the Northrop/TRW Closing, Northrop
Grumman and TRW each shall, and shall cause their respective Subsidiaries to, and shall use reasonable best efforts to cause their respective Affiliates to, comply with the covenants and obligations imposed on each under this Agreement.
Following the Northrop/TRW Closing, Northrop Grumman shall cause TRW, and BCP shall cause its appropriate Subsidiary, to comply with the covenants and obligations imposed on such Subsidiary under any of the Ancillary Agreements, as if such Ancillary Agreements had been executed by such Subsidiary as of the date
TRW becomes a party to this Agreement, to the extent such covenants and obligations require or clearly contemplate performance prior to the Closing.

                  (b) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, and Parent shall, use their respective reasonable best efforts to obtain any Consent necessary under, and ensure compliance with, any Environmental Law in connection with any of the transactions contemplated by this Agreement; provided, however, that, without limiting Parent's rights to indemnification under this Agreement, Northrop
Grumman and the TRW Participants shall not be required to take any such actions that would, individually or in the aggregate, reasonably be expected to impose any material remediation costs or expenses on Northrop Grumman or any of the TRW
Participants.

         7.8      No Solicitation.

                  (a) Prior to the Northrop/TRW Closing, Northrop Grumman shall not, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, not to permit TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall not, and each shall not permit any of their respective directors, officers, employees, representatives or agents to do any of the following, directly or indirectly,
(i) discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of (A) a material amount of the business or assets of or (B) any Capital Stock of or other equity interest in the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any of its Subsidiaries in connection

                                       37

with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

                  (b) BCP shall not, and shall not permit any of its directors, officers, employees, representatives or agents to, directly or indirectly, (i)
discuss, negotiate, undertake, authorize, assist, participate in, recommend, propose or enter into any transaction involving an Acquisition Transaction; (ii)
facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
(iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Company or any of its
Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

         7.9      Books and Records.

                  (a) As soon as is reasonably practicable after the Closing,
TRW will deliver to BCP all properties, books, records, Contracts, information and documents relating to the Automotive Business that are not already located at any of the Business Properties or otherwise in the possession or control of the Company or its Subsidiaries.

                  (b) Subject to Section 11.9 hereof (relating to the
preservation of Tax records), Northrop Grumman, TRW (on behalf of itself and the
TRW Participants) and BCP agree that each of them will preserve and keep the records held by it relating to the Automotive Business of the Company and its
Subsidiaries for a period of ten years from the Closing Date in accordance with their respective corporate records retention policies; provided, however, that prior to disposing of any such records in accordance with such policies, the parties hereto shall provide written notice to the other party of its intent to dispose of such records and shall provide such other party the opportunity to take ownership and possession of such records (at such other party's sole expense) within thirty (30) days after such notice is delivered. If such other party does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the party who possesses the records may proceed with the disposition of such records. Northrop Grumman, TRW (on behalf of itself and the TRW Participants) and BCP shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against, or governmental investigations of Northrop Grumman, TRW (on behalf of itself and the TRW Participants) or BCP or any of their respective Affiliates or in order to enable Northrop Grumman, TRW (on behalf of itself and the TRW Participants)
or BCP to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

         7.10     Publicity. Prior to the Northrop/TRW Closing, Northrop Grumman
shall not, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, not to permit TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall not, and BCP shall not, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of BCP, Northrop

                                       38

Grumman or TRW, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which BCP, Northrop Grumman or TRW lists its securities; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

         7.11     Guarantees and Letters of Credit. BCP shall cause Parent to use its reasonable best efforts to (i) substitute itself or an Affiliate for TRW or a Subsidiary of TRW, as applicable, with respect to (and cause TRW or such
Subsidiary to be released from) the financial and performance guarantees delivered by TRW or such Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive Business, each of which is identified on Schedule 7.11, and (ii) cause to be issued letters of credit as replacement letters of credit for ones issued by TRW or a Subsidiary of TRW prior to the Closing Date in connection with the operation of the Automotive
Business, each of which is identified on Schedule 7.11; provided, however, that the parties agree to cause Parent to indemnify and hold Northrop Grumman and TRW harmless from and against any and all Losses resulting from any payment following the Closing Date by TRW or any of its Subsidiaries under such guarantees or letters of credit. Schedule 7.11 sets forth all of such financial and performance guarantees and letters of credit that are outstanding as of the date hereof.

         7.12     TRW and TRW Automotive to Become Parties. As promptly as
practicable, but in no event later than seven (7) Business Days following the consummation of the Northrop/TRW Merger, Northrop Grumman shall cause TRW and
TRW Automotive, and, to the extent necessary or appropriate, all TRW
Subsidiaries, to take all such action as may be required for the due authorization, execution and delivery of this Agreement by TRW and TRW
Automotive (such date, the "TRW EXECUTION DATE") and consummation of the transactions contemplated hereby. Upon becoming parties to this Agreement, each of TRW and TRW Automotive shall deliver to BCP a certificate, executed on behalf of each company by a duly authorized officer thereof, dated the TRW Execution
Date and in form and substance reasonably satisfactory to BCP, certifying that
(a) all representations and warranties set forth in Article V qualified as to materiality are true and correct, and all representations and warranties set forth in Article V not qualified as to materiality are true and correct in all material respects at and as of the TRW Execution Date with the same effect as though those representations and warranties had been made again at and as of the
TRW Execution Date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct in all material respects (if not so qualified as to materiality) as of such time, and (b) from the date of this Agreement to and including the TRW Execution Date, TRW or TRW Automotive, as the case may be, has not taken any action that would have constituted a breach of any covenant, agreement or undertaking contained in this Article VII had TRW or TRW
Automotive, as the case may be, been a party to this Agreement on the date hereof (and had all references in this Article VII to the Northrop/TRW Closing and the TRW Execution Date been references to the date hereof); provided, however, that, if TRW and TRW Automotive are unable to provide such certification and Northrop Grumman, TRW and TRW Automotive are unable to cure any breaches of representations or covenants giving rise to such inability within thirty (30) days of the TRW Execution Date, BCP shall have the right to terminate this Agreement; and provided further that, in the event BCP terminates this Agreement pursuant to this Section 7.12, none of Northrop Grumman, TRW or
TRW Automotive shall have

                                       39

any liability, except as provided in Section 4.3(b)(ii), to the BCP Entities for
TRW's and TRW Automotive's failure to provide the certification pursuant to this
Section 7.12.

         7.13     Non-Competition Agreement. During the period beginning on the
Closing Date and ending on the fifth anniversary thereof, none of Northrop
Grumman, TRW or any of their respective Subsidiaries or Affiliates shall directly or indirectly engage in any business or activity in any geographic area in which the Company or any of its Subsidiaries operate which is in competition with the Automotive Business; provided, that no business or activity shall be deemed in competition with the Automotive Business unless the competitive sales of such business or activity exceed $25,000,000 annually; and provided, further, that none of Northrop Grumman, TRW or any of their respective Subsidiaries or
Affiliates shall be prevented from:

                  (a) acquiring as an investment in the ordinary course of
business (including investments by any trust of any of its Company plans) any securities required to be registered under the Exchange Act of any Person to the extent that such acquisitions do not result in such Person owning in the aggregate 5% or more of any class of such securities; or

                  (b) acquiring (through merger, stock purchase or sale of all or substantially all of the assets or otherwise) ownership of or any equity interest in any Person, provided that the annual revenues of such Person from any business that competes with the Automotive Business are not more than 15% of such Person's total annual revenues (based on the most recent full fiscal year revenues of such Person).

                  (c) Nothing in this Section 7.13 shall preclude Northrop
Grumman, TRW or any of their respective Subsidiaries or Affiliates from providing to customers that compete with the Automotive Business (i)
engineering, analysis, design, prototype testing or other similar services;
provided that Northrop Grumman or its appropriate Subsidiary shall offer Parent an exclusive license to produce and market any products developed pursuant to such engineering, analysis, design, testing or similar service on commercially favorable terms, and if Parent elects not to enter into such license, Northrop
Grumman or a Subsidiary may license or transfer such rights to another Person on terms no less favorable to Northrop Grumman than those offered to Parent; or
(ii) information technology or other similar services.

         7.14     Waiver of Bulk Sales Requirement. Each of the parties hereto waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions.

         7.15     Discharge of Indebtedness. No later than the Closing Date,
Northrop Grumman will discharge, and will cause each of its Subsidiaries and
Affiliates (other than the Company or any of its Subsidiaries) to discharge, without cost to the Company or any of its Subsidiaries, any and all intercompany accounts and all intercompany Contracts, except as otherwise provided by this
Agreement and the Ancillary Agreements. With respect to intra-company
Indebtedness of the Company and its Subsidiaries, prior to the Closing Date,
Northrop Grumman shall provide BCP with a schedule listing the debtor and creditor entities and the amount of such intra-company Indebtedness, and
Northrop Grumman shall discharge or cause to be discharged prior to the Closing
Date any such intra-company Indebtedness requested by BCP to be discharged, provided that such discharge shall not cause any adverse tax consequences or other costs to

                                       40

Northrop Grumman and its Affiliates that are not indemnified by Parent pursuant to this Agreement.

         7.16     Cooperation in Financing.

                  (a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, reasonably cooperate, and request
TRW's auditors, Ernst & Young LLP, to reasonably cooperate, on a timely basis with Parent and Parent's auditors in their preparation of any financial statements that are required by Parent in connection with the financing of the purchase of the Company and its Subsidiaries. The cooperation required of
Northrop Grumman and TRW (on behalf of itself and the TRW Participants) shall include providing reasonable and customary management and legal representations to Ernst & Young LLP, and the cooperation requested of their auditors shall include providing consent to Parent to to prepare and use their audit reports on the Company and its Subsidiaries and to provide any necessary "comfort letters".

                  (b) Without limitation of the foregoing paragraph (a), prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger
Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop
Grumman and TRW each shall, provide, and request their respective accountants, investment bankers, advisors, counsel and other representatives to provide, reasonable cooperation in connection with the arrangement of financing by Parent to be consummated prior to or at the Closing in respect of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for senior officers of TRW to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, and assistance with the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents.

         7.17     Updated Financial Statements.

                  (a) Prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the
Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW
Closing, Northrop Grumman and TRW each shall, deliver to BCP, promptly upon their being prepared, audited and unaudited financial statements for the Company and its Subsidiaries equivalent to and for the dates and periods reflected on the Financial Statements.

                  (b) No later than forty-five (45) days after the end of each calendar quarter (or such shorter period as is then required by the Securities and Exchange Commission of public reporting companies), (i) prior to the
Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing, Northrop Grumman and
TRW each shall, deliver to BCP, promptly upon their being prepared, true and complete copies of the unaudited combined balance sheet of the Company and its
Subsidiaries for each calendar quarter after September 30, 2002 and the related combined statements of operation,

                                       41

changes in stockholder's investment and cash flows for the period beginning on the preceding January 1 and ending on such quarter end date, together with the financial statements for the corresponding period in the preceding fiscal year
(collectively, the "UPDATED FINANCIAL STATEMENTS"). Prior to the Northrop/TRW
Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the Northrop/TRW Closing, Northrop Grumman and TRW each shall, use its reasonable best efforts to cause TRW's auditors to perform a SAS 71 review with respect to such Updated Financial Statements. The Updated Financial
Statements will present fairly the combined financial position, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby and will be prepared in accordance with GAAP, consistently applied, except for the absence of notes required in connection with unaudited statements.

                  (c) If required in order to facilitate Parent's marketing
activity with respect to the financing of the transactions contemplated hereby,
(i) prior to the Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger
Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing,
Northrop Grumman and TRW each shall, cause to be prepared an audit of financial information which would be required to be audited if all or any part of such financing were to be registered under the Securities Act (whether or not it is so registered). Such audit will include an unqualified audit report of Ernst &
Young LLP and, concurrently with the delivery of such audit, (i) prior to the
Northrop/TRW Closing, Northrop Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and (ii) following the Northrop/TRW Closing, Northrop Grumman and
TRW each shall, deliver to BCP a copy of a letter from Ernst & Young LLP addressed to Northrop Grumman and TRW stating that such financial statements comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act.

         7.18     Stockholders' Agreement and Transition Services Agreement.
Prior to the Closing, BCP and Northrop Grumman shall negotiate in good faith (a)
a form of stockholders' agreement to be entered into at Closing reflecting the terms and conditions set forth in Exhibit E attached hereto (the "STOCKHOLDERS'
AGREEMENT") and (b) the schedules to the Transition Services Agreement.

         7.19     Transaction and Monitoring Fee Agreement.  At the Closing,
Newco and Blackstone Management Partners IV L.L.C. shall execute and deliver a
Transaction and Monitoring Fee Agreement in the form attached hereto as Exhibit
F (the "TRANSACTION AND MONITORING FEE AGREEMENT").

         7.20     Agreed Assumed Indebtedness. Promptly following execution of this Agreement, Northrop shall provide BCP with documentation and other information concerning the items of Indebtedness reflected on the Summary of
Automotive Debt as of September 30, 2002 attached hereto as Schedule 7.20 or other items of Indebtedness incurred pursuant to clause 2(o) of Schedule 7.2
(including, without limitation, the obligor and payee thereof, the interest rate thereon and the amount of each such item currently outstanding, together with accrued interest and all other amounts payable thereon) and any related guarantees in respect thereof provided by TRW or one of its Subsidiaries (other than the Company or one of its Subsidiaries). Northrop

                                       42

Grumman and BCP shall discuss whether any such items of Indebtedness should be assumed or retained (and any limits thereon) by the Company or one of its
Subsidiaries, it being understood that BCP shall not be required to agree to the assumption or retention of any such items of Indebtedness for any reason, regardless of whether such retention or assumption would be acceptable to the providers of the Debt Financing. Prior to the Northrop/TRW Closing, Northrop
Grumman shall, and shall use its reasonable best efforts, so far as is permitted under the Northrop/TRW Merger Agreement, to cause TRW to, and following the
Northrop/TRW Closing, Northrop Grumman and TRW each shall, continue to cause TRW to offer to provide the Company and its Subsidiaries forward contracts of a type equivalent to those set forth on Annex 5.2(d) to Schedule 5.2(d). Any such items of Indebtedness that Northrop Grumman and BCP hereafter agree in writing will be assumed or retained by the Company or one of its Subsidiaries shall constitute
"AGREED ASSUMED INDEBTEDNESS" for purposes of this Agreement and shall be added to Schedule 12.1(a), and any such guarantees in support thereof shall, pursuant to such written agreement, be added to Schedule 7.11 for purposes of Section
7.11 hereof. Any such items of Indebtedness as to which such written agreement is not reached shall remain an Excluded Liability for purposes hereof, and no such guarantees in support thereof shall be added to Schedule 7.11.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

         8.1      Conditions Precedent to Obligations of Each Party. The
respective obligations of the BCP Entities, on the one hand, and Northrop
Grumman, TRW and TRW Automotive, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, on the Closing Date, of each of the following conditions:

                  (a) the Northrop/TRW Closing will have occurred;

                  (b) any required waiting periods (including any extension
thereof) applicable to the consummation of the transactions contemplated by this
Agreement and the Ancillary Agreements under the HSR Act shall have terminated or expired and any required clearances, approvals or confirmations of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained pursuant to the EC Merger Regulation and any other foreign merger control or foreign investment clearances required by Law to be obtained before Closing will have been received; and

                  (c) there shall not be in effect any Order by a Governmental
Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, or be pending any
Legal Proceeding by a Governmental Body of competent jurisdiction that seeks the same.

         8.2      Conditions Precedent to Obligations of BCP. The obligation of
BCP to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by BCP in whole or in part at its sole discretion):

                                       43

                  (a) all representations and warranties of Northrop Grumman,
TRW and TRW Automotive contained herein qualified as to materiality will be true and correct, and all representations and warranties of Northrop Grumman, TRW and
TRW Automotive contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct (if not so qualified as to materiality) in all material respects as of such time;

                  (b) Northrop Grumman, TRW and TRW Automotive shall have
performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

                  (c) BCP shall have been furnished with certificates (dated the
Closing Date and in form and substance reasonably satisfactory to BCP) executed by a principal executive officer and the chief financial officer of each of
Northrop Grumman, TRW and the Company, each certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) hereof;

                  (d) the Transfers shall have been consummated in accordance with the terms of the Transfer Documents;

                  (e) financing contemplated by the Commitment Letters shall have been completed on the terms and conditions identified in such Commitment
Letters and either (i) such financing shall not include any funding of the
Senior Subordinated Facility (as such term is defined in the Commitment Letters)
or (ii) such financing shall have been completed on or after March 27, 2003;

                  (f) no Material Adverse Change shall have occurred;

                  (g) all Consents listed on Schedule 8.2(g) shall have been obtained; provided that, in the event BCP waives compliance with this condition, none of Northrop Grumman, TRW or TRW Automotive shall be in breach of any provision of this Agreement for the failure to obtain any such Consents;

                  (h) BCP shall have been furnished with reasonably satisfactory evidence (including a copy of a certification to The Law Debenture Trust
Corporation plc from the directors and independent auditors of Lucas Industries
Limited) confirming that, after giving effect to the transactions contemplated hereby, no default shall have occurred or be continuing under the terms of the
Lucas Bond; and

                  (i) certificates representing the Shares and the Foreign
Shares, or equivalent documentation of title in each relevant non-U.S.
jurisdiction, shall at the Closing be validly delivered and transferred to the
BCP Entities, free and clear of any and all Liens, and all other documents shall have been delivered pursuant to Section 9.1.

         8.3      Conditions Precedent to Obligations of Northrop Grumman, TRW
and TRW Automotive. The obligations of Northrop Grumman, TRW and TRW Automotive to

                                       44

consummate the transactions contemplated by this Agreement are subject to the fulfillment, on the Closing Date, of each of the following conditions (any or all of which may be waived by Northrop Grumman in whole or in part at its sole discretion):

                  (a) all representations and warranties of BCP contained herein qualified as to materiality shall be true and correct, and all representations and warranties of BCP contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date, except with respect to those representations and warranties made as of a particular time which must be true and correct (if qualified as to materiality) or true and correct (if not so qualified as to materiality) in all material respects as of such time;

                  (b) the BCP Entities shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the BCP Entities on or prior to the Closing
Date;

                  (c) Northrop Grumman shall have received from BCP a solvency letter from an independent valuation firm reasonably acceptable to Northrop
Grumman (it being understood that the firm providing such letter to Newco's lenders shall be acceptable to Northrop Grumman) confirming the solvency of
Newco and its Subsidiaries (including the Company and its Subsidiaries) on a consolidated basis after giving effect to the transactions contemplated by this
Agreement;

                  (d) Northrop Grumman will have been furnished with a
certificate (dated the Closing Date and in form and substance reasonably satisfactory to Northrop Grumman) executed by a member of BCP certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.3(b); and

                  (e) all documents shall have been delivered pursuant to
Section 9.2.

                                   ARTICLE IX

                            DOCUMENTS TO BE DELIVERED

         9.1      Documents to be Delivered by Northrop Grumman, TRW, TRW
Automotive and Holdings. At the Closing, Northrop Grumman, TRW, TRW Automotive
and Holdings shall deliver, or cause to be delivered, to the BCP Entities the following:

                  (a) stock certificates representing the Shares, the LLC
Interests and the Foreign Shares, or equivalent documentation of title in each relevant non-U.S. jurisdiction, duly endorsed in blank or accompanied by stock transfer powers;

                  (b) the certificate referred to in Section 8.2(c);

                  (c) copies of the Transfer Documents, duly executed by the parties thereto in form and substance reasonably satisfactory to BCP;

                                       45

                  (d) copies of the Ancillary Agreements substantially in the forms attached hereto and the Stockholders' Agreement, each duly executed by
Northrop Grumman or TRW, as the case may be;

                  (e) certificates duly executed and in form reasonably
satisfactory to BCP, certifying that the transactions contemplated by this
Agreement are exempt from withholding of taxes pursuant to Section 1445 of the
Code and the Treasury Regulations promulgated thereunder; and

                  (f) such other customary closing documents as BCP shall
reasonably request.

         9.2      Documents to be Delivered by the BCP Entities. At the Closing,
the BCP Entities shall deliver to Northrop Grumman, TRW and TRW Automotive, as appropriate, the following:

                  (a) evidence of the wire transfers referred to in Section 3.1;

                  (b) stock certificates representing the Equity Consideration;

                  (c) the Seller Note;

                  (d) the certificate referred to in Section 8.3(c);

                  (e) copies of the Ancillary Agreements and the Transaction and
Monitoring Fee Agreement substantially in the forms attached hereto and the
Stockholders' Agreement, each duly executed by the BCP Entities or the Company, as the case may be; and

                  (f) such other customary closing documents as Northrop Grumman shall reasonably request.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.1     Indemnification.

                  (a) Subject to the other provisions of this Article X and, except as otherwise provided by Article XI, Northrop Grumman will, or will cause
TRW to, indemnify and hold Parent and each of its directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the
"PURCHASER INDEMNIFIED PARTIES") harmless from and against any and all Losses based upon, attributable to or resulting from:

                           (i) the failure of any representation or warranty of
         Northrop Grumman, TRW or TRW Automotive set forth in Article V hereof or in the Ancillary Agreements, or any representation or warranty contained in any certificate delivered by or on behalf of any such party pursuant to this Agreement, to be true and correct as of the date made;

                                       46

                           (ii) the breach or default in the performance of any
         covenant or other agreement on the part of Northrop Grumman, TRW or TRW
         Automotive under this Agreement or any of the Ancillary Agreements; or

                           (iii) the Excluded Liabilities (including, for the
         avoidance of doubt, Excluded Liabilities of any of the Transferred
         Entities).

                  (b) Subject to the other provisions of this Article X, the parties will cause Parent to cause Newco to indemnify and hold Northrop Grumman,
TRW and TRW Automotive and each of their directors, officers, employees,
Affiliates, agents, successors and assigns (collectively, the "NORTHROP GRUMMAN
INDEMNIFIED PARTIES") harmless from and against any and all Losses based upon, attributable to or resulting from:

                           (i) the failure of any representation or warranty of
         BCP set forth in Article VI hereof or in the Ancillary Agreements, or any representation or warranty contained in any certificate delivered by or on behalf of the BCP Entities pursuant to this Agreement, to be true and correct as of the date made;

                           (ii) the breach or default in the performance of any
         covenant or other agreement on the part of the BCP Entities under this
         Agreement;

                           (iii) the breach or default in the performance of any
         covenant or other agreement on the part of the Company under any of the
         Ancillary Agreements to which it is a party; or

                           (iv) the Automotive Liabilities (other than any such
         Automotive Liabilities which are the subject of indemnification Claims by a Purchaser Indemnified Party under this Article X or any such
         Claims themselves).

                  (c) The parties hereto acknowledge and agree that any matter that is subject to, or a matter considered for, resolution by the Accounting
Arbitrator pursuant to Section 3.2 (which, for purposes of clarity, is a matter reflected on the Closing Statement of Net Assets) will not be the basis of an indemnification claim under Articles X or XI.

         10.2     Certain Limitations.

                  (a) An indemnifying party will not have any liability under
Section 10.1(a)(i) or Section 10.1(b)(i) hereof, as the case may be (other than with respect to the representations and warranties in Sections 5.2, 5.19 and
6.5) until the aggregate amount of Losses actually incurred by the indemnified parties with respect to all claims will exceed $50,000,000 (the "BASKET"), in which event, the indemnifying party will be required to pay the entire amount of such Losses in excess of the Basket. Claims made pursuant to the representations and warranties contained in or made pursuant to Sections 5.2, 5.19 and 6.5 hereof will not be subject to the Basket. In addition to the foregoing, except for Losses arising out of, attributable to or resulting from any breach of the representations and warranties in Sections 5.2, 5.19 and 6.5, the maximum aggregate amount of Losses for which indemnity with respect to breaches of representations and warranties may be sought will be $500,000,000 (the "CAP").

                                       47

                  (b) Subject to the provisions of Section 3.2 and Article XI and the indemnifications provisions of any of the Ancillary Agreements, in each case with respect to the matters covered thereby, the parties hereto agree that, following the Closing, the indemnification and other provisions set forth in this Article X will be the sole and exclusive remedy of Parent against Northrop
Grumman, TRW and TRW Automotive or their Affiliates, on the one hand, and of
Northrop Grumman, TRW and TRW Automotive and their Affiliates against Parent or the Company and their Affiliates, on the other hand, arising out of this
Agreement. Notwithstanding the foregoing, nothing herein will eliminate the availability to the parties of any equitable remedies with respect to any dispute that may arise under this Agreement or limit any claim based upon fraud.

         10.3     Indemnification Procedures.

                  (a) In the event that any Legal Proceedings shall be
instituted or that any claim or demand ("CLAIM") shall be asserted by any Person in respect of which payment may be sought under Section 10.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party; provided, however, that delay or failure in the giving of any such notice will not relieve the indemnifying party of its obligations hereunder, except to the extent that it suffers actual material loss and prejudice as the result of such failure or delay. The indemnifying party will have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and, so long as the indemnifying party acknowledges its obligation to indemnify the indemnified party for Losses related to such Claim, will have the right to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any
Losses indemnified against hereunder, it shall within ten (10) days from receipt of the indemnified party's written notice notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall promptly reimburse the indemnified party for the reasonable costs and expenses of defending such Claim upon submission of periodic bills. If the indemnifying party assumes the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party will be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party will not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. Notwithstanding the foregoing, under no circumstances shall either party settle, compromise, or otherwise resolve any
Claim without the prior written consent of the other party,

                                       48

which consent will not be unreasonably withheld, delayed, or conditioned, unless such settlement, compromise, or other resolution of such Claim includes a duly executed, written unconditional release of the other party from all Liability in respect of such claim, which release shall be reasonably satisfactory in form and substance to counsel for the indemnified party; provided, however, that the indemnifying party shall not effect a settlement or compromise without the prior written consent of the indemnified party (which may be withheld in its sole discretion) under any circumstances if such settlement or compromise contains injunctive, equitable or other provisions that materially affect the ongoing business of the indemnified party.

                  (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

                  (c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual material loss and prejudice as a result of such failure. The parties acknowledge and agree that no Legal
Proceeding or Claim is necessary to be entitled to indemnification under this
Agreement.

         10.4     Employee Benefits and Labor Indemnity. Northrop Grumman hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses arising out of or based upon or with respect to any employee benefit plan subject to Title IV of ERISA and solely by reason of the
Company being included as a member of a group under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code or treated as a single employer with Northrop Grumman prior to the Closing Date.

         10.5     Environmental Liability Indemnity. Northrop Grumman hereby agrees to indemnify the Purchaser Indemnified Parties for one-half of the amount of any and all Losses arising out of or based upon or with respect to any
Environmental Liability. Parent or one of its Affiliates shall manage any proceedings relating to any Environmental Claim and any remediation arising therefrom using reasonable and generally accepted environmental management standards and practices; provided, that Parent or one of its Affiliates shall provide Northrop Grumman with quarterly updates on these expenditures, and
Northrop Grumman shall have the right of consultation with Parent or such
Affiliate and access to any applicable non-privileged documents; provided, further, that Parent or one of its Affiliates shall have the right of consultation with Northrop Grumman and access to any applicable non-privileged documents; provided, further, that, in managing any Environmental Claim, Parent shall obey all applicable Laws of any Governmental Body relating thereto. For the avoidance of doubt, this Section 10.5 shall not apply to, and Northrop
Grumman and its Affiliates shall have no liability under this Agreement for any asbestos-related product liability Claims or Liabilities. It is understood and agreed that (a) the indemnification provisions of this Section 10.5 are in addition to any rights of

                                       49

the Purchaser Indemnified Parties under Section 10.1(a), and (b) nothing herein shall entitle any Purchaser Indemnified Party to recover any amounts for Losses hereunder to the extent that such Purchaser Indemnified Party has recovered the amount of such Losses from Northrop Grumman pursuant to a claim under Section
10.1(a); provided, however, that nothing herein shall preclude a Purchaser
Indemnified Party from pursuing a claim hereunder with respect to any amounts not payable to a Purchaser Indemnified Party with respect to a claim made under
Section 10.1(a) by virtue of the operation of the Basket and/or the Cap as provided in Section 10.2(a) but only to the extent that such amounts would otherwise constitute an "Environmental Liability" subject to indemnification under this Section 10.5.

         10.6     Fruehauf Litigation Indemnity. Northrop Grumman hereby agrees to indemnify the Purchaser Indemnified Parties for one-half of the amount of any and all Losses arising out of or based upon or with respect to any Fruehauf
Liability. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any aspect of the
Fruehauf Matter. Notwithstanding the foregoing, under no circumstances shall either party settle, compromise, or otherwise resolve any Claim relating to the
Fruehauf Matter without the prior written consent of the other party, which consent will not be unreasonably withheld, delayed, or conditioned, unless such settlement, compromise, or other resolution of such Claim includes a duly executed, written unconditional release of the other party from all Liability in respect of such Claim, which release shall be reasonably satisfactory in form and substance to counsel for the other party; provided, however, that Northrop
Grumman shall not effect a settlement or compromise without the prior written consent of BCP (which may be withheld in its sole discretion) under any circumstances if such settlement or compromise contains injunctive, equitable or other provisions that materially affect the ongoing business of the Company and its Subsidiaries. It is understood and agreed that (a) the indemnification provisions of this Section 10.6 are in addition to any rights of the Purchaser
Indemnified Parties under Section 10.1(a), and (b) nothing herein shall entitle any Purchaser Indemnified Party to recover any amounts for Losses hereunder to the extent that such Purchaser Indemnified Party has recovered the amount of such Losses from Northrop Grumman pursuant to a claim under Section 10.1(a);
provided, however, that nothing herein shall preclude a Purchaser Indemnified
Party from pursuing a claim hereunder with respect to any amounts not payable to a Purchaser Indemnified Party with respect to a claim made under Section 10.1(a)
by virtue of the operation of the Basket and/or the Cap as provided in Section
10.2(a) but only to the extent that such amounts would otherwise constitute a
"Fruehauf Liability" subject to indemnification under this Section 10.6.

         10.7     Limitation of Liability. Under no circumstances will any party be liable to any other party for (a) punitive or exemplary damages arising from breach of this Agreement or any of the Ancillary Agreements, or arising out of any other provisions of this Agreement or any Ancillary Agreement, (b) damage to business reputation or (c) any Losses (i) that were not proximately caused by a breach of this Agreement or any of the Ancillary Agreements or (ii) in the case of a breach of a representation or warranty, that were not proximately caused by the facts, events or circumstances that are the subject of such breach of representation or warranty or (iii) in the case of Sections 10.1(a)(iii),
10.1(b)(iv), 10.4, 10.5, 10.6, 10.9 or Article XI, that were not proximately caused by the facts, events or circumstances that are the subject of such
Sections (in each case, even if that party has been advised of the possibility of such Losses) (collectively, "DISCLAIMED DAMAGES"); provided that each party will remain liable to the other party to the

                                       50

extent any Disclaimed Damages are claimed by a third party and are subject to indemnification pursuant to this Article X and Article XI hereof or under any indemnification provisions of any of the Ancillary Agreements contemplated hereby.

         10.8     Survival. The respective representations and warranties of
Northrop Grumman, TRW, TRW Automotive and BCP contained in this Agreement or on any related schedule hereto or in any certificate or document delivered pursuant hereto (including the Ancillary Agreements) will survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the Closing Date and will continue in full force and effect:

                  (a) in the case of any such representation or warranty (other than those set forth in Sections 5.1, 5.2, 5.4, 5.10 or 6.1, or in any related schedule or in any related certificate or document delivered pursuant hereto), for 18 months after the Closing Date;

                  (b) in the case of any such representation or warranty set forth in Sections 5.1, 5.2, 5.10 or 6.1, or in any related schedule or in any related certificate or document delivered pursuant hereto, for five (5) years after the Closing Date; and

                  (c) in the case of any such representation or warranty set forth in Section 5.4(e), or in any related schedule or in any related certificate or document delivered pursuant to Section 5.4(e), for 60 days after the expiration of the applicable statute of limitations.

and, in each such case, shall thereafter terminate and expire only with respect to any theretofore unasserted claims arising out of or otherwise in respect of any falsity, breach or inaccuracy of such representations and warranties.
Notwithstanding the foregoing, the representations and warranties contained in
Sections 5.4 (other than Section 5.4(e)) shall terminate on the Closing Date.

         10.9     OPEB Indemnity.

                  (a) Indemnity. No later than the date which is 60 days
following Northrop Grumman's receipt of each annual report identified in
(g)(ii)(A) (each a "PAYMENT DATE") and subject to claims review verification in
(g)(ii)(B), Northrop Grumman shall pay the Company each of the following amounts in cash:

                           (i) For 2003, the excess, if any, of the Actual Cash
         Cost in 2003 described in (c) minus the 2003 Projected Cash Cost identified in (d), but in no event more than the applicable 2003
         Maximum Payment identified in (e), subject to the conditions of (g).

                           (ii) For 2004, the excess, if any, of the Actual Cash
         Cost in 2004 described in (c) minus the 2004 Projected Cash Cost identified in (d), but in no event more than the applicable 2004
         Maximum Payment identified in (e), subject to the conditions of (g).

                           (iii) For 2005, the excess, if any, of the Actual
         Cash Cost in 2005 described in (c) minus the 2005 Projected Cash Cost identified in (d), but in no event

                                       51

         more than the applicable 2005 Maximum Payment identified in (e), subject to the conditions of (g).

                           (iv) For 2006, the excess, if any, of the Actual Cash
         Cost in 2006 described in (c) minus the 2006 Projected Cash Cost identified in (d), but in no event more than the applicable 2006
         Maximum Payment identified in (e), subject to the conditions of (g).

                           (v) For 2007, the excess, if any, of the Actual Cash
         Cost in 2007 described in (c) minus the 2007 Projected Cash Cost identified in (d), but in no event more than the applicable 2007
         Maximum Payment identified in (e), subject to the conditions of (g)

                           (vi) For 2008, (x) the excess, if any, of the Actual
         Cash Cost in 2008 described in (c) minus the 2008 Projected Cash Cost identified in (d), but in no event more than the applicable 2008
         Maximum Payment identified in (e), subject to the conditions of (g), plus (y) unless an Accelerated Terminal Value Payment has theretofore been paid, the Terminal Value Amount, if any, described in (f).

Each of the foregoing payments (each, an "INDEMNITY PAYMENT") shall be made net of any Aggregate Unreimbursed Shortfall Amounts (as defined below) as of the relevant Payment Date.

                  (b) Reimbursement. The Company shall be required to reimburse
Northrop Grumman on any Payment Date for any calendar year (the "SUBJECT YEAR")
an amount equal to the Shortfall Amount for such calendar year, provided that such reimbursement payment shall only be made to the extent of (and in no event shall it exceed) the Aggregate Unreimbursed Indemnity Amount at such time.

         "AGGREGATE INDEMNITY AMOUNT" means, as of any Payment Date, the aggregate of the amounts payable to the Company in respect of all prior calendar years from and including 2003 pursuant to Section 10.9(a)
         (before taking into account any set-off pursuant to the last sentence of Section 10.9(a)).

         "AGGREGATE SHORTFALL AMOUNT" means, as of any Payment Date, the aggregate of the Shortfall Amounts for all preceding calendar years from and including 2003.

         "AGGREGATE UNREIMBURSED INDEMNITY AMOUNT" means, as of any Payment
         Date, the amount, if any, by which the Aggregate Indemnity Amount as of such Payment Date exceeds the Aggregate Shortfall Amount as of such
         Payment Date.

         "AGGREGATE UNREIMBURSED SHORTFALL AMOUNT" means, as of any Payment
         Date, the amount, if any, by which the Aggregate Shortfall Amount as of such Payment Date exceeds the Aggregate Indemnity Amount as of such
         Payment Date.

         "SHORTFALL AMOUNT" means, with respect to any calendar year, the excess, if any, of the Projected Cash Cost for such calendar year over the Actual Cash Cost for such calendar year.

                                       52

                  (c) Actual Cash Cost. Subject to the exclusions below, the
Actual Cash Cost shall mean the actual Company-paid cash disbursements
(excluding employee payments) for TRW Automotive Participants' and their dependents and beneficiaries' Post Employment Benefits. "POST EMPLOYMENT
BENEFITS" shall mean retiree medical benefits, retiree life benefits and all other postretirement welfare benefits of the type subject to financial statement reporting under Statement of Financial Accounting Standards No. 106.

                           (i) Actual Cash Costs shall exclude any incremental
         retiree medical and retiree life costs with respect to TRW Automotive
         Participants who elected to take an early retirement window, benefit or similar enhancement first offered by the Company or TRW Automotive
         Subsidiaries after the Closing Date (such window, benefit or enhancement a "NEW EARLY RETIREMENT PROGRAM" and such TRW Automotive
         Participant a "NEW PROGRAM EARLY RETIREE"); provided that for these purposes "incremental" costs shall be deemed to mean (x) with respect to any New Program Early Retiree otherwise eligible for a particular
         Post Employment Benefit but who receives an enhanced benefit as a result of participating in such New Early Retirement Program, the incremental cash cost to the Company for the calendar year in question as a result of such enhancement; and (y) with respect to any New
         Program Early Retiree who, in the absence of participation in such New
         Early Retirement Program, would otherwise subsequently have become eligible to receive a Post Employment Benefit of the type provided under such New Early Retirement Program upon the satisfaction of additional years of service or increased age (or some combination of age, service or other criteria), the full cost of such Post Employment
         Benefit for the calendar year (or portion thereof) in question, but only until such time as the otherwise applicable condition(s) would have been satisfied in the absence of early retirement.

                           (ii) Actual Cash Costs shall exclude all costs
         attributable to any individual who is not a TRW Automotive Participant or their dependents or beneficiaries.

                           (iii) Actual Cash Costs shall exclude all the
         incremental costs of any incremental Post Employment Benefits or enhancement of Post Employment Benefits resulting from any post-Closing
         Date plan change or amendment that increases the cost of Post
         Employment Benefits.

                           (iv) Actual Cash Costs shall exclude the incremental
         costs resulting from any incremental Post Employment Benefits or enhancements of Post Employment Benefits relative to the Post
         Employment Benefits provided under applicable welfare plan(s) of TRW or its Affiliates immediately prior to the Closing Date arising from the establishment of any new plan or program after the Closing Date, whether adopted as a replacement or successor plan to a program(s)
         maintained by TRW and its Affiliates prior to the Closing Date or otherwise.

                           (v) Actual Cash Costs for any given calendar year
         shall be deemed to be increased by the amount, if any, then credited to the Excess Cash Cost Account (as defined below).

                                       53

The Excess Cash Cost Account for each calendar year shall equal the amount, if any, by which the Actual Cash Cost for the immediately preceding calendar year
(as increased by the Excess Cash Cost Account for such calendar year), less the
Projected Cash Cost for such calendar year, exceeded the Maximum Payment for such Calendar Year.

                  (d) Projected Cash Cost. The Projected Cash Costs shall be as follows, all numbers in millions of dollars:

                  2003     2004     2005    2006     2007     2008
                  ----     ----     ----    ----     ----     ----

                   48       50       51      54       55       56

                  (e) Maximum Payment. The Maximum Payment amounts shall be as follows, all numbers in millions of dollars:

                  2003     2004     2005    2006     2007     2008
                  ----     ----     ----    ----     ----     ----

                    9       11       15      15       18       18

; provided that the Maximum Payment amount for any calendar year shall be deemed to be increased by an amount, if any, then credited to the Negative Cash Cost
Account (as defined below) .

                  The Negative Cash Cost Account for each calendar year shall equal either (x) if the Actual Cash Cost for the immediately preceding calendar year (the "PRECEDING YEAR") exceeded the Projected Cash Cost for the Preceding
Year, the excess, if any, of (1) the Maximum Payment amount for the Preceding
Year (as increased by the Negative Cash Cost Account for such Preceding Year)
over (2) the excess of the Actual Cash Cost for the Preceding Year over the
Projected Cash Cost for the Preceding Year, or (y) if the Actual Cash Cost for
the Preceding Year was less than the Projected Cash Cost for the Preceding Year, the sum of (1) the Maximum Payment amount for the Preceding Year (as increased by the Negative Cash Cost Account for such Preceding Year) and (2) the Shortfall
Amount for the Preceding Year but only to the extent the same has been netted against any Indemnity Payment pursuant to the last sentence of subparagraph (a)
hereof or has been reimbursed to Northrop Grumman pursuant to subparagraph (b)
hereof.

                  Notwithstanding the foregoing, the Projected Cash Cost and
Maximum Payment for any calendar year shall be subject to equitable adjustment to reflect any sale, transfer or other disposition or divestiture of Company assets (other than a sale referred to in Section 10.9(h)(iii)(x)).

                  (f) Terminal Value Amount. The Terminal Value Amount shall be equal to:

                           (i) The excess, if any, of the Actual Cash Cost in
         2008 described in (c) (without application of any adjustment for the
         Excess Cash Cost Account) minus the 2008 Projected Cash Cost identified in (d), but in no event more than the applicable 2008 Maximum Payment identified in (e) (without any adjustment for the Negative Cash Cost
         Account) and subject to the conditions of (g);

                                       54

                                            multiplied by

                           (ii) 6.5.

                  (g) Conditions on Northrop Grumman's obligation.

                           (i) The Company and the TRW Automotive Subsidiaries
         shall use their commercially reasonable efforts to effectively manage and contain the Actual Cash Costs as commercially appropriate and
         Northrop Grumman shall not be responsible for any Actual Cash Costs that result from the negligent or willful failure of the Company or the
         TRW Automotive Subsidiaries to do so.

                           (ii) All payments due under this Section 10.9 are
         conditioned upon verification as follows:

                           (A) For each of the years 2003 through 2008, the
                  Company shall submit to Northrop Grumman a report of Actual
                  Cash Costs incurred within 90 days of the end of the relevant calendar year. Such report shall include annual claim reports provided by the applicable plan administrators, third party or otherwiseand eligibility feeds and, to the extent not
                  previously provided to Northrop Grumman, plan documents and amendments, summary plan descriptions, summaries of material modifications, sample enrollment materials and such other
                  documentation as Northrop Grumman may reasonably request in order to verify the Actual Cash Cost for the relevant calendar year as reported by the Company.

                           (B) All payments under this Section 10.9 shall be
                  conditioned upon claims review verification, if requested by
                  Northrop Grumman on a timely basis, whether the payments are made before or after conclusion of claims review verification.
                  Northrop Grumman shall have the right to require the Company and the TRW Automotive Subsidiaries to submit the Actual Cash
                  Costs for a claims review, at Northrop Grumman's expense by providing written notice to the Company of such request within
                  90 days following Northrop Grumman's receipt of the Company report described in clause (A) above or (h)(ii) below. Such claims reviews, if any, will be carried out in a commercially reasonable manner during normal business hours by Northrop
                  Grumman or an inspection body selected by Northrop Grumman and composed of independent members in possession of the
                  appropriate professional qualifications. Northrop Grumman
                  shall be limited to conducting one claims review with respect to each payment obligation under this Section. Any such claims review process will be completed no later than 90 days
                  following the Company's receipt of Northrop Grumman's notice of its intent to perform such claims review process.

                           (iii) In the event that Northrop Grumman becomes
         obligated to make an Accelerated Terminal Value Payment described in
         (h), all other Northrop Grumman payment obligations under this Section
         10.9 arising with respect to periods after the Liquidity Event (as defined below) occurs, shall immediately become null and void.

                                       55

         Subject to any other applicable conditions of (g), payments under (a)
         with respect to the year in which the Liquidity Event occurs shall be equal to the amount derived from clause (B) of (h)(i) multiplied by the ratio that is the number of days in that calendar year up to and including the Liquidity Event divided by 365. For example, if an
         Accelerated Terminal Value Payment is made in 2004 for the 2003 plan year, Northrop Grumman shall have no obligation to make the payments described in (a)(ii) through (a)(vi) and shall adjust the payment otherwise due under (a)(i) as provided in the prior sentence.

                  (h) Acceleration of Terminal Value Payment. In the event of a
Liquidity Event (as defined below), an Accelerated Terminal Value Payment shall become due from Northrop Grumman to the Company as follows:

                           (i) Amount. Subject to the conditions of (g), the
         Amount of the Accelerated Terminal Value Payment shall be equal to

                           (A) 6.5

                                            multiplied by

                           (B) The amount equal to (1) minus (2) minus (3), but
                  in no event greater than the sum of (4) and (5) as follows:

                                    (1) The amount of the Actual Cash Cost as
                           described in (c) for the 12 calendar months ended as
                           of the last day of the fiscal quarter ending on or
                           prior to the date of the Liquidity Event (without any
                           adjustment for the Excess Cash Cost Account)

                                            minus

                                    (2) The Projected Cash Cost for the calendar
                           year preceding the year in which the Liquidity Event
                           occurs ("PRIOR YEAR") multiplied by the number of
                           fiscal quarters in the Prior Year taken into account
                           in (1), divided by 4.

                                            minus

                                    (3) The Projected Cash Cost for the calendar
                           year of the Liquidity Event ("CURRENT YEAR")
                           multiplied by the number of fiscal quarters in the
                           Current Year taken into account in (1), divided by 4,

                                    but in no event more than the sum of (4) and
                           (5) as follows:

                                    (4) The Maximum Payment for the Prior Year
                           (without adjustment for any Negative Cash Cost
                           Account) multiplied by the number of fiscal quarters
                           in the Prior Year taken into account in (1), divided
                           by 4.

                                       56

                                    (5) The Maximum Payment for the Current Year
                           multiplied by the number of fiscal quarters in the
                           Current Year (without adjustment for any Negative
                           Cash Cost Account) taken into account in (1), divided
                           by 4.

                           (ii) Timing. The Accelerated Terminal Value Payment
         shall be paid no later than the date (the "ATV PAYMENT DATE") which is
         60 days following Northrop Grumman's receipt of the equivalent of the report of Actual Cash Costs identified in (g)(ii)(A) for the 12 calendar month period referred to in (h)(i)(B)(1).

                           (iii) Liquidity Event shall mean either (x) any sale,
         disposition or other transfer of shares by Blackstone and/or its
         Affiliates of Shares representing 10% or more of the aggregate amount of Shares acquired by Blackstone and its Affiliates as of the Closing
         Date or (y) any sale of all or substantially all of the assets of the
         Company.

                  (i) Initial Public Offering. Upon and following the occurrence of a registered initial public offering of the Company's equity securities, any payments otherwise payable to the Company under this Section 10.9 shall thereafter be paid directly to those Closing Date Shareholders (as defined below) who remain shareholders of the Company as of the date of such payment, in proportion to their beneficial ownership of the voting securities of the Company as of such date of payment. "CLOSING DATE SHAREHOLDERS" shall mean each non-employee shareholder of the Company as of the Closing Date (immediately after giving effect to the Closing).

                  (j) Dispute Resolution. Northrop Grumman shall raise any
disagreements with respect to the amount of the Actual Cash Costs or the calculation of or entitlement to payments hereunder as soon as practicable during the relevant 90-day claims verification review period. BCP and Northrop
Grumman agree to negotiate in good faith to resolve any such disagreement, and any resolution agreed to in writing will be final and binding upon the parties and their successors and assigns. If the parties are unable to resolve all disagreements properly identified by Northrop Grumman within such 90-day period, then the disputed matters will be referred to the Chief Financial Officers or other substantially equivalent executive officers of the respective parties for resolution. If the Chief Financial Officers or other substantially equivalent executive officers are unable to resolve all disagreements within fifteen (15)
days after referral of such disagreement, then, within fifteen (15) days thereafter, the matter will be referred for final determination to an arbiter from an internationally recognized benefits consulting firm that is not affiliated with either BCP or Northrop Grumman or their respective Affiliates, as jointly selected by the parties; if the parties are unable to select such an arbiter within such time period, the American Arbitration Association will make such selection (any Person so selected will be referred to herein as the "OPEB
ARBITRATOR"). The OPEB Arbitrator so selected shall only consider those items as to which the parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with applicable Law and the terms and provisions of the Agreement. The OPEB Arbitrator shall deliver to the parties, as promptly as practicable, and in any event within ninety (90)
days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement.

                                       57

                  (k) Interest Obligations. In the event that Northrop Grumman fails to pay to the Company any amounts due under this Section on or prior to the applicable Payment Date or ATV Payment Date (including, without limitation, any amount it refuses to pay based upon its claims review process but which is ultimately determined to be payable to the Company hereunder either by agreement by the parties or a determination by the OPEB Arbitrator pursuant to clause (i)
above), then such unpaid amounts shall be deemed to accrue interest at the rate of 10% per annum from the applicable Payment Date or ATV Payment Date through the actual date such payment is received by the Company. In the event that the
Company returns any Northrop Grumman payment under this Section 10.9 (including, without limitation, any amount which is ultimately determined to have been overpaid, either by agreement of the parties or determination by the OPEB
Arbitrator pursuant to clause (i) above but in all cases excluding any Aggregate
Unreimbursed Indemnity Amount), then such returned amounts shall be deemed to accrue interest at the rate of 10% per annum from (x) the date Northrop
Grumman's original payment was received by the Company to (y) the date payment is received by Northrop Grumman.

                  (l) Illustrations. Attached as Exhibit G are illustrative
examples of the parties' intent regarding the calculation of the indemnity obligations described in this Section 10.9.

                                   ARTICLE XI

                                   TAX MATTERS

         11.1     Indemnification Obligations With Respect to Taxes.

                  (a) Subject to the limitations in Section 11.1(b), Northrop
Grumman shall be responsible for, and shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against (i) all Tax Losses of the
Company and its Subsidiaries based upon, attributable to or resulting from Taxes that are due with respect to periods ending on or prior to the Closing Date
("PRE-CLOSING PERIODS"), but excluding any Income Taxes resulting from any extraordinary transaction undertaken on the Closing Date after the Closing; (ii)
all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date; (iii) all Tax Losses of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) or any of its Subsidiaries is or was a member on or prior to the
Closing Date, including pursuant to Treas. Reg. ss. 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iv) any and all Tax Losses of any other Person imposed on the Company or any of its Subsidiaries, pursuant to any Tax sharing agreement or similar arrangement, as a transferee or successor, by contract or otherwise; (v) any Excluded Liabilities based upon, attributable to or resulting from Taxes; (vi) any Tax Losses based upon, attributable to or resulting from any breach of any representation or warranty in Section 5.4(e) or any covenants or agreements made by Northrop Grumman in this Article XI; and (vii) any and all Tax Losses relating to the transactions contemplated by this Agreement. For purposes of this Agreement, "TAX LOSSES"
shall mean Losses based upon, attributable to or resulting from Taxes calculated without regard to any carryback from Post-Closing Periods and calculated net of any offsetting Tax benefits as provided for in Section 11.12 of this Agreement.

                                       58

                  (b) Northrop Grumman's indemnification obligation under
section 11.1(a) for Tax Losses (other than Tax Losses covered under Section
11.1(a)(iii), (iv), (v), or (vii)) arising solely from a challenge made by a
Taxing Authority resulting in such Taxing Authority making an assessment of Tax shall apply only to the extent such Tax Losses exceed annual limitations of $29 million in tax year 2003, $20 million in tax year 2004, $9 million in tax year
2005 and $9 million in tax year 2006 or an aggregate limitation for all years of
$67 million. In the event that Northrop Grumman indemnifies the Purchaser
Indemnified Parties for such Tax Losses in excess of any annual limitation, such excess shall be paid back to Northrop Grumman if, to the extent, and at such time any subsequent annual limitation is not met.

                  (c) Parent will be responsible for, and will indemnify,
defend, and hold harmless Northrop Grumman and its Affiliates from and against
(i) all Tax Losses of the Company and its Subsidiaries based upon, attributable to or resulting from Taxes that are due with respect to periods beginning on the day after the Closing Date ("POST-CLOSING PERIODS"); (ii) all Tax Losses of the
Company and its Subsidiaries based upon, attributable to or resulting from Taxes with respect to any Straddle Period to the extent attributable to the portion of the Straddle Period beginning on the day after the Closing Date; (iii) all
Income Taxes resulting from any extraordinary transaction undertaken on the
Closing Date after the Closing; and (iv) any Tax Losses based upon, attributable to or resulting from any breach of any representation or warranty of any covenants or agreements made by Parent in this Article XI.

                  (d) (i) For purposes of this Article XI, whenever it is
         necessary to determine the liability for Taxes (other than Taxes described in Section 11.1(d)(ii)) of the Company and its Subsidiaries
         for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the
         Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the
         Straddle Period will be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company and its Subsidiaries were closed at the close of the
         Closing Date. However, (A) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation will be apportioned ratably between such periods on a daily basis and (B) Income Taxes resulting from an extraordinary transaction undertaken on the Closing Date after the Closing will be allocated to the post-Closing Date portion of the Straddle Period.

                           (ii) In the case of property and ad valorem taxes,
         the Tax for the portion of the Straddle Period ending on the Closing
         Date shall be the Tax for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the period on or before the Closing Date and the denominator of which is the total number of days in the Straddle Period.

                                       59

         11.2     Tax Returns and Payment Responsibility.

                  (a) Northrop Grumman shall be responsible for, and shall cause to be prepared and duly and timely filed, all Tax Returns of the Company and its
Subsidiaries with respect to the taxable year during which the Closing occurs that are due before the Closing Date and shall pay or cause to be paid all Taxes due in respect of such Tax Returns. Northrop Grumman shall be responsible for, and shall cause to be prepared and duly and timely filed, all Income Tax Returns of the Company and its Subsidiaries that are prepared on a consolidated, unitary, or combined basis with Northrop Grumman or any of its Subsidiaries for all taxable periods ending on or before the Closing Date. Northrop Grumman shall pay any Income Taxes due in respect of the Tax Returns referred to in the preceding sentence. Parent shall pay by wire transfer to Northrop Grumman any
Taxes for which the BCP Entities are responsible pursuant to Section 11.1(b), but which are payable with Tax Returns that are filed by Northrop Grumman pursuant to this Section. Parent shall be responsible for and shall cause to be prepared and duly and timely filed all Tax Returns with respect to the Company and its Subsidiaries that are due after the Closing Date, other than those that are the responsibility of Northrop Grumman pursuant to this paragraph and pay any Taxes due in respect of those Tax Returns. Northrop Grumman shall pay by wire transfer to Parent any Taxes for which Northrop Grumman is responsible pursuant to Section 11.1(a)(ii), but which are payable with the Tax Returns to be filed by Parent pursuant to this section on the due date for the payment of such Taxes.

                  (b) All Tax Returns that are to be prepared and filed by the parties pursuant to the preceding paragraph and that relate to Taxes for which
Northrop Grumman is liable under Section 11.1(a) or Taxes for which Parent is liable under Section 11.1(c)(ii) shall be prepared in a manner that is consistent with past practice, unless otherwise required by law. Such Tax
Returns shall be submitted to the other party not later than fifteen (15)
Business Days prior to the due date for filing of such Tax Return (or if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Such other party shall have the right to review such Tax Returns. If such other party, within ten (10) Business
Days after delivery of any such Tax Return, notifies the party preparing such
Tax Return that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items will be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both BCP and Northrop Grumman.
Upon resolution of all such items, the relevant Tax Return will be filed on that basis. The costs, fees and expenses of such accounting firm will be borne equally by BCP and Northrop Grumman.

                  (c) None of the parties shall (and shall not cause or permit
Company or their Subsidiaries to) materially amend, refile or otherwise materially modify (or grant an extension of any statute of limitation with respect to) any Straddle Period Tax Return of the Company or its Subsidiaries or
any Tax Return of the Company or its Subsidiaries for any period ending on or before the Closing Date without the prior written consent of the other party, which consent may not be unreasonably withheld.

                                       60

                  (d) All sales, use, transfer and other similar Taxes relating to the transactions contemplated by this Agreement, including any stock or asset transfer stamp Taxes, will be borne by Northrop Grumman.

         11.3     Refunds. Northrop Grumman shall be entitled to any refund of any Pre-Closing Taxes of the Company and its Subsidiaries and any Taxes of the
Company and its Subsidiaries for the pre-Closing portion of a Straddle Period, including, in each case, interest paid thereon, ("NORTHROP REFUNDS") except for
(a) refunds and interest arising from the carryback of a tax item from a
Post-Closing Period to a Pre-Closing Period ("PURCHASER CARRYBACK REFUNDS") and
(b) any refund of Taxes for Pre-Closing Periods to the extent Parent is responsible for such Taxes pursuant to Section 11.1(b). Northrop Grumman shall have the right to determine whether any Northrop Refunds (other than Purchaser
Carryback Refunds) shall be made on behalf of the Company and its Subsidiaries and if Northrop Grumman elects to make a claim for refund, the BCP Entities, the
Company and its Subsidiaries shall cooperate fully in connection therewith, unless such claim for refund would adversely affect the liability of Parent, the
Company or any of its Subsidiaries for any Taxes with respect to Post-Closing
Periods and any portion of a Straddle Period beginning on the day after the
Closing Date, and provided that any costs incurred by Parent relating to such refund claim shall be borne by and reimbursed by Northrop Grumman. Purchaser
Carryback Refunds shall be permitted only after giving effect to any refund claims by Northrop Grumman based on carrybacks of tax items from any Pre-Closing
Period to other Pre-Closing Periods.

         11.4     Contest Provisions.

                  (a) Notice Requirements. In the event (i) Northrop Grumman or its Affiliates or (ii) Parent or its Affiliates receive notice of any pending or threatened Tax audits or assessments or other disputes concerning Taxes with respect to which the other party may incur liability under this Article XI, the party in receipt of such notice shall promptly notify the other party of such matter in writing, provided that failure to comply with this provision will not affect a party's right to indemnification hereunder unless such failure materially adversely affects the party's ability to challenge such Tax audits or assessments.

                  (b) Contests Pertaining to Pre-Closing Taxes. Northrop Grumman
shall have the sole right to represent the interests of the Company and its
Subsidiaries in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date and any
Taxes of the Company and its Subsidiaries that are paid on a consolidated, unitary, or combined basis with Northrop Grumman or any of its Subsidiaries, and to employ counsel of its choice at its expense, provided, that (i) it has liability for such Taxes pursuant to Section 11.1(a) after giving effect to the limitations in Section 11.1(b), and (ii) Northrop Grumman shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Parent for any Tax Losses for which it is liable under Section 11.1(c) or which could adversely affect the Company or any of its Subsidiaries for any portion of a
Straddle Period beginning after the Closing Date or any Tax period beginning after the Closing Date, which consent shall not be unreasonably withheld and shall not be required to the extent that Northrop Grumman has indemnified Parent against the effects of such settlement.

                                       61

                  (c) Contests Pertaining to Post-Closing Taxes. Parent shall have the sole right to represent the interests of the Company and its
Subsidiaries in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period beginning on the day after the Closing Date and to employ counsel of its choice at its expense, provided that (i) it has liability for such Taxes pursuant to Section 11.1(c) and (ii) Parent shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that would adversely affect the liability of Northrop Grumman for any Tax Losses for which it is liable under Section
11.1(a) after giving effect to the limitations in Section 11.1(b), which consent shall not be unreasonably withheld and shall not be required to the extent that
Parent has indemnified Northrop Grumman against the effects of such settlement.

                  (d) Contests Pertaining to Straddle Periods. Northrop Grumman
and Parent shall jointly control any Tax audit or administrative or court proceeding relating to any Tax for a Straddle Period and shall cooperate in good faith to resolve or settle any such proceedings.

         11.5     Section 338(h)(10) Election.

                  (a) At the request of Parent, Northrop Grumman and the Company shall jointly make a timely and irrevocable election under section 338(h)(10) of the Code (the "SECTION 338 ELECTION") with respect to the stock of the Company or its Subsidiaries (other than the stock of Ruling Newco or the Subsidiaries set forth on Schedule 11.5(a)).

                  (b) To the extent possible, Northrop Grumman (on behalf of itself and the Company) and Parent agree to execute at the Closing any and all forms necessary to effectuate the Section 338 Election (including Internal
Revenue Service Form 8023 (the "SECTION 338 FORMS")). In the event, however, any completed Section 338 Forms are not executed at the Closing, Northrop Grumman and Parent agree to prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed.
Northrop Grumman and Parent shall each cause the Section 338 Forms to be duly executed by an authorized person, and shall duly and timely file the Section 338
Forms in accordance with applicable tax laws and the terms of this Agreement.

                  (c) With respect to the consideration allocated to the Company and the Subsidiaries listed on the Purchase Price Allocation Schedule pursuant to Section 3.1, Parent shall reasonably determine the fair market value of the assets of each Subsidiary for which a Section 338 Election is made and shall allocate the relevant portion of the Purchase Price (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder), together with applicable Liabilities, among such assets (the "SECTION 338 ALLOCATION").
Parent shall provide the Section 338 Allocation to Northrop Grumman at least 60 days prior to the filing date required therefor and Northrop Grumman shall provide reasonable comments thereon to Parent within 30 days of receipt thereof.
The parties shall attempt in good faith to resolve any unagreed items with respect to the Section 338 Allocation and if they are unable to do so, such unagreed items will be resolved (within a reasonable time, taking into account the deadline for filing the Section 338 Allocation) by an internationally recognized independent accounting firm chosen by both Northrop Grumman and
Parent. Northrop Grumman, the Company and Parent shall file all Tax Returns consistently with the Section 338 Allocation schedule as agreed to under this
Section 11.5(c).

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         11.6     Section 338(g) Election.  Parent shall not make and shall not cause or permit any of its Subsidiaries to make an election under Section 338(g)
of the Code with respect to any subsidiaries of the Company that are not U.S.
corporations.

         11.7     Tax Sharing Agreement. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by TRW, or any of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall be terminated as to the Company and its Subsidiaries as of the Closing Date and neither the Company nor any of its Subsidiaries shall have any obligation or responsibility with respect to such Tax allocation or sharing agreement or arrangement.

         11.8     Assistance and Cooperation. After the Closing Date, Northrop
Grumman and TRW, on the one hand, and Parent, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Article; (b)
cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and its Subsidiaries; (c)
make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and its
Subsidiaries; and (d) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

         11.9     Retention of Records. After the Closing Date, Northrop
Grumman, TRW and Parent (including the Company and its Subsidiaries) shall preserve all information, records or documents relating to liabilities for Taxes of the Company and its Subsidiaries until six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes, provided that neither party shall dispose of any of the foregoing items without first offering such items to the other party.

         11.10    Other Provisions. The provisions of this Article XI (and not
Article X) will exclusively govern all indemnity claims with respect to Tax matters of the Company and its Subsidiaries and the purchase of the Shares pursuant to this Agreement and, for the avoidance of doubt, any limitations under Article X on a party's indemnification obligations will not apply to any indemnification under this Article XI. Notwithstanding anything to the contrary in this Agreement (including Article X), none of the representations or warranties set forth in Section 5.4, or anything else in this Agreement, will cause Northrop Grumman or TRW to be liable for any Taxes or Losses relating to
Taxes for which Northrop Grumman or TRW is not otherwise expressly liable pursuant to Section 11.1(a).

         11.11    Characterization of Payments. Except for any amount required to be treated for Tax purposes as interest, all indemnity payments under Article
X and under this Article XI and all payments required to be made under Section
3.2 of this Agreement will be treated as an adjustment to the purchase price paid for the Shares for tax purposes.

         11.12    Tax Indemnification Claims. The amount of any Tax Loss for which indemnification is provided under this Article XI will (i) be reduced to take account of any net Tax benefit, as and when actually realized, by the indemnified party arising from (A) the

                                       63

incurrence or payment of any such claim or Tax and (B) any correlative adjustments or changes in Tax treatment that occur as a result of the adjustment or change giving rise to such Tax Loss and (ii) increased to take account any net Tax cost, as and when actually incurred, by the indemnified party arising from the receipt of indemnity payments hereunder (including any Tax resulting from the payment under this Section 11.12(ii)), provided that reductions for Tax benefits will apply solely to Tax Losses arising from a challenge made by a
Taxing Authority resulting in such Taxing Authority making an assessment of Tax and provided further that no reduction shall be made pursuant to this Section
11.12 for a Tax benefit with respect to any Tax Loss indemnification arising under Section 11.1(a)(iii),(iv), (v), or (vii).

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1     Certain Definitions. For purposes of this Agreement, the
following terms will have the meanings specified in this Section 12.1:

         "ACCOUNTING ARBITRATOR" shall have the meaning ascribed to such term in
Section 3.2(f).

         "ACQUISITION STEPS" shall have the meaning ascribed to such term in
Section 1.1(c).

         "ACQUISITION STRUCTURE STEPS" shall have the meaning ascribed to such term in Section 1.1(b).

         "ACQUISITION TRANSACTION" shall have the meaning ascribed to such term in Section 7.8(a).

         "ADJUSTED INTERIM BALANCE SHEET" shall have the meaning ascribed to such term in Section 5.3(a).

          "ADJUSTING INDEBTEDNESS" shall mean, as of any date, with respect to amounts owed by the Company or its Subsidiaries to third parties or (to the extent not discharged) to the TRW Transferring Companies, the items set forth on
Schedule 12.1(a) in the amounts calculated as set forth thereon, together with accrued interest and all other amounts payable thereon through such date.
Adjusting Indebtedness denominated in currencies other than U.S. dollars shall be converted to U.S. dollars at the exchange rate based upon the noon buying rate in New York City for cable transfers payable in foreign currencies as certified by the Federal Reserve Bank of New York as of such date of calculation.

          "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For the avoidance of doubt, from and after the Closing Date, none of Northrop Grumman,
TRW, TRW Automotive or any of their respective Affiliates shall be deemed to be an "Affiliate" of the BCP Entities or any of their Subsidiaries or Affiliates.

         "AGGREGATE INDEMNITY AMOUNT" shall have the meaning ascribed to such term in Section 10.9(b).

                                       64

         "AGGREGATE SHORTFALL AMOUNT" shall have the meaning ascribed to such term in Section 10.9(b).

         "AGGREGATE UNREIMBURSED INDEMNITY AMOUNT" shall have the meaning ascribed to such term in Section 10.9(b).

         "AGGREGATE UNREIMBURSED SHORTFALL AMOUNT" shall have the meaning ascribed to such term in Section 10.9(b).

         "AGREED ASSUMED INDEBTEDNESS" shall have the meaning ascribed to such term in Section 7.20.

         "AGREED FOREIGN ENTITY" shall have the meaning ascribed to such term in
Section 7.6.

         "AGREEMENT" shall have the meaning ascribed to such term in the preamble.

         "ANCILLARY AGREEMENTS" shall have the meaning ascribed to such term in
Section 3.1(e) hereof.

          "ASSETS" shall mean any and all assets, properties and rights, whether tangible or intangible, whether real, personal or mixed, whether fixed, contingent or otherwise, and wherever located, including the following:

                  (i) real property interests (including Leases), land, plants, buildings and improvements and all rights, privileges and easements which are appurtenant to such real estate;

                  (ii) machinery, equipment, vehicles, furniture and fixtures, leasehold improvements, supplies, repair parts, tools, plant, laboratory and office equipment and other tangible personal property, together with any rights or claims arising out of the breach of any express or implied warranty by the manufacturers or sellers of any of such assets or any component part thereof;

                  (iii) inventories, including raw materials, work-in-process, finished goods, parts, accessories;

                  (iv) cash, cash equivalents, notes, loans and accounts
         receivable (whether current or not current), interests as beneficiary under letters of credit, advances and performance and surety bonds;

                  (v) banker's acceptances, shares of stock, bonds, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, investment contracts, voting trust certificates, puts, calls, straddles, options, swaps, collars, caps and other securities or hedging arrangements of any kind;

                  (vi) financial, accounting, tax and operating data, files and records and any rights thereto, including books, records, electronic data, notes, sales and sales

                                       65

         promotional data, advertising materials, credit information, cost and pricing information, customer and supplier lists, reference catalogs, payroll and personnel records, minute books, stock ledgers, stock transfer records and other similar property, rights and information;

                  (vii) Intellectual Property;

                  (viii) Contracts and all rights therein;

                  (ix) prepaid expenses, deferred charges, advance payments and similar items, deposits and retentions held by third parties;

                  (x) claims, causes of action, choses in action, rights under insurance policies, rights under express or implied warranties, rights of recovery, rights of set-off, and rights of subrogation;

                  (xi) Permits;

                  (xii) goodwill; and

                  (xiii) going concern value.

         "ATV PAYMENT DATE" shall have the meaning ascribed to such term in
10.9(h)(ii).

         "AUDITED BALANCE SHEET" shall have the meaning ascribed to such term in
Section 5.3(a)(i).

         "AUTO NEWCO" shall have the meaning ascribed to such term in the recitals.

         "AUTO NEWCO I" shall have the meaning ascribed to such term in Section
1.1(a)(iv).

          "AUTOMOTIVE AFFILIATE" shall mean the entities engaged in the
Automotive Business, in which the Company directly or indirectly holds an equity interest (other than any Subsidiary of the Company), such entities being those listed on Schedule 12.1(b).

          "AUTOMOTIVE ASSETS" shall mean any Assets (other than the Excluded
Assets and the Equity Interests) held by TRW or any of its Subsidiaries which are used or held primarily in the Automotive Business and any Company
Intellectual Property.

          "AUTOMOTIVE BUSINESS" shall mean the business of designing, manufacturing and selling steering, suspension, braking, engine, safety, electronic, engineered fastening and other components and systems for passenger cars, light trucks and commercial vehicles, including inflatable restraint, seat belt and steering wheel components and systems; braking components systems and related products; steering and suspension systems and components; chassis components modules and integrated vehicle control systems; vehicle dynamic control systems and electronics; access, security and safety electronics systems; display and heating, ventilating and air conditioning electronics;
engineered and plastic fasteners and precision plastic moldings and assemblies;
engine components and systems; commercial steering systems and components;

                                       66

and aftermarket operations, including parts, service and technical and diagnostic support, as such businesses are or have been conducted by TRW and certain of its Subsidiaries and the Automotive Affiliates, which shall include those business units of TRW identified on Schedule 1.2.

          "AUTOMOTIVE BUSINESS EMPLOYEE" shall mean those current employees, directors, officers or consultants of the Automotive Business (including those employees who are on vacation, approved leave of absence, lay-off status, short-term disability or long-term disability).

          "AUTOMOTIVE LIABILITIES" shall mean all Liabilities arising primarily from the conduct of the Automotive Business and the ownership of property utilized in the Automotive Business, whether arising before or after the
Closing, including (i) all Liabilities that would be reflected on the Adjusted
Interim Balance Sheet (if such Adjusted Interim Balance Sheet were prepared in accordance with GAAP), (ii) any such Liabilities from discontinued operations or formerly owned properties, (iii) any such Liabilities arising out of or related to asbestos-related product liability Claims or Liabilities and (iv) all
Indebtedness identified on Schedule 5.2(d); provided, that none of the foregoing
Liabilities shall include Excluded Liabilities.

         "BASKET" shall have the meaning ascribed to such term in Section
10.2(a).

         "BCP" shall have the meaning ascribed to such term in the preamble.

         "BCP ENTITIES" shall have the meaning ascribed to such term in the recitals.

         "BLACKSTONE" shall have the meaning ascribed to such term in Section
6.4.

          "BUSINESS DAY" shall mean a day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to close.

         "BUSINESS PROPERTY" shall have the meaning ascribed to such term in
Section 5.6(a).

         "CAP" shall have the meaning ascribed to such term in Section 10.2(a).

          "CAPITAL EXPENDITURE BUDGET" shall mean the capital expenditure budget of the Company and its Subsidiaries, as set forth on Schedule 12.1 to the
Northrop Grumman Disclosure Letter.

          "CAPITAL STOCK" of any Person shall mean any and all shares, interests
(including partnership interests), warrants, rights, options or other interests, participations or other equivalents of or interests in (however designated)
equity of such Person, including common or preferred stock, but excluding any debt securities convertible into or exchangeable for such equity.

         "CLAIM" shall have the meaning ascribed to such term in Section
10.3(a).

         "CLOSING" shall have the meaning ascribed to such term in Section
3.1(a).

                                       67

          "CLOSING ADJUSTING INDEBTEDNESS" means the Adjusting Indebtedness as of the Closing Date.

         "CLOSING BALANCE SHEET" shall have the meaning ascribed to such term in
Section 3.2(b).

         "CLOSING DATE" shall have the meaning ascribed to such term in Section
3.1(a).

         "CLOSING DATE SHAREHOLDERS" shall have the meaning ascribed to such term in Section 10.9(i).

         "CLOSING STATEMENT" shall have the meaning ascribed to such term in
Section 3.2(c).

          "CLOSING WORKING CAPITAL" shall mean the amount calculated by subtracting the line item "Trade accounts payable" from the sum of the line items "Cash and cash equivalents", "Accounts receivable", "Interest in securitized receivables" and "Inventories" as shown on the Closing Balance Sheet or the Estimated Closing Balance Sheet of the Company and its Subsidiaries, as
applicable, and adding thereto the amount of marketable securities included in the line item "Other assets" (such marketable securities shall be calculated using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology as was used in the preparation of the Interim Balance Sheet where marketable securities comprised $34 million of $225 million of total Other assets). For the avoidance of doubt, the calculation of Closing Working Capital shall not include (i) any amounts related to accounts receivable that have been sold or securitized as of the date of the calculation of Closing Working Capital (but before giving effect to the financing of the transactions contemplated hereby) other than the
"Interest in securitized receivables" reflected on the Closing Balance Sheet or
(ii) any other amounts not reflected on the Closing Balance Sheet.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COMMITMENT LETTERS" shall have the meaning ascribed to such term in
Section 6.4.

         "COMPANY" shall have the meaning ascribed to such term in the recitals.

          "COMPANY INTELLECTUAL PROPERTY" shall mean Intellectual Property that is owned by TRW or any of its Subsidiaries that is primarily related to, primarily used in or the development of which was primarily funded by the
Automotive Business. Without limiting the generality of the foregoing, Company
Intellectual Property shall include all Trademarks and domain names containing the "TRW" word or symbol, any variations or derivations thereof, or any other
Trademark or domain name confusingly similar thereto, in any language and under the laws or registries of any jurisdiction throughout the world. For the avoidance of doubt, Company Intellectual Property shall not include any
Intellectual Property created or conceived by TRW or its Subsidiaries or acquired from a third party after the Closing Date.

         "COMPANY PLANS" shall have the meaning ascribed to such term in Section
5.10(a).

          "CONFIDENTIAL INFORMATION" shall mean with respect to any party hereto, (a) any Information concerning such party, its business or any of its
Affiliates that was obtained by another party hereto prior to the Closing Date, and (b) any other Information obtained by, or

                                       68

furnished to, another party hereto that (i) is marked "Proprietary" or "Company
Private" or words of similar import by the party owning such Information, or any
Affiliate of such party, or (ii) the party owning such Information has notified such other party in writing is confidential or secret.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in Section 7.1(a) hereof.

          "CONSENT" shall mean consents, waivers, approvals, allowances, declarations, novations, authorizations, permits, filings, orders, registrations and notifications.

          "CONTRACT" shall mean any contract, agreement, lease, license, sales order, purchase order, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement that is binding on any Person or any part of its property under applicable Law.

          "COPYRIGHT" shall have the meaning ascribed to such term in the definition of Intellectual Property below.

         "CURRENT YEAR" shall have the meaning ascribed to such term in Section
10.9(h)(i)(B)(3).

         "DEBT COMMITMENT LETTERS" shall have the meaning ascribed to such term in Section 6.4.

         "DEBT FINANCING" shall have the meaning ascribed to such term in
Section 6.4.

         "DISCLAIMED DAMAGES" shall have the meaning ascribed to such term in
Section 10.7.

         "EC MERGER REGULATION" shall have the meaning ascribed to such term in
Section 6.1(c).

         "EMPLOYEE BENEFIT PLANS" shall have the meaning ascribed to such term in Section 5.10(a).

         "EMPLOYEE MATTERS AGREEMENT" shall have the meaning ascribed to such term in Section 3.1(e).

          "ENVIRONMENTAL CLAIM" shall mean any Claim, Legal Proceeding, directive, investigation, Lien, demand letter, or written notice of alleged noncompliance, violation or Liability, by any Person asserting an Environmental
Liability.

          "ENVIRONMENTAL LAW" shall mean all Laws relating to human health or the environment, including Hazardous Substances.

          "ENVIRONMENTAL LIABILITIES" shall mean any and all Liabilities arising under, from or related to Environmental Laws or Hazardous Substances with respect to the present and historic operation or ownership of the Automotive
Business on or prior to the Closing Date, regardless of whether such Liabilities arise before, on or after the Closing Date (other than any Liabilities

                                       69

arising out of or related to asbestos-related product liability Claims or
Liabilities), including, without limitation, costs of investigation, removal, cleanup, remediation and corrective or responsive action with respect to any
Hazardous Substances located at current or former facilities of the Automotive
Business.

         "EQUITY COMMITMENT LETTERS" shall have the meaning ascribed to such term in Section 6.4.

         "EQUITY CONSIDERATION" shall have the meaning ascribed to such term in
Section 1.1(b)(ii).

         "EQUITY FINANCING" shall have the meaning ascribed to such term in
Section 6.4.

          "EQUITY INTERESTS" shall mean all of the equity interests (all of which are listed on Schedule 1.2) of the Transferred Entities held by TRW or its
Subsidiaries.

         "ERISA" shall have the meaning ascribed to such term in Section
5.10(a).

         "ESTIMATED ADJUSTING INDEBTEDNESS" shall have the meaning ascribed to such term in Section 3.2(a).

         "ESTIMATED CLOSING BALANCE SHEET" shall have the meaning ascribed to such term in Section 3.2(a).

         "ESTIMATED WORKING CAPITAL" shall have the meaning ascribed to such term in Section 3.2(a).

         "EXCHANGE ACT" shall have the meaning ascribed to such term in the
Section 5.1(c).

          "EXCLUDED ASSETS" shall mean any and all of the following (other than
Equity Interests), but only to the extent not included in the Final Closing
Statement for purposes of the Final Closing Balance Sheet:

                  (i) the TRW Intellectual Property subject to the Intellectual
Property License Agreements;

                  (ii) all causes of action, judgments, claims, reimbursements and demands, of whatever nature (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof), in favor of any TRW Asset
Transferring Company to the extent primarily related to the Excluded Assets or the Excluded Liabilities;

                  (iii) any claims under insurance policies maintained by any of the TRW Asset Transferring Companies to the extent primarily related to the
Excluded Assets or Excluded Liabilities or to the extent allocated to the TRW
Asset Transferring Companies pursuant to the Insurance Allocation Agreement; and

                                       70

                  (iv) such other rights, properties and assets set forth on
Schedule 12.1(c) hereto.

          "EXCLUDED LIABILITIES" shall mean the following Liabilities, whether known or unknown, and, except as specifically noted below, whether arising before or after the Closing, of TRW or any of its Affiliates:

                  (i) any and all Liabilities existing as of the Closing Date, other than under the Ancillary Agreements, where the obligee is TRW or any
Affiliate of TRW which will remain an Affiliate of TRW after the consummation of the transactions contemplated by this Agreement;

                  (ii) any and all Indebtedness of TRW or any of its
Subsidiaries or Affiliates (including, for the avoidance of doubt, any
Indebtedness set forth on Schedule 7.20 which does not become Agreed Assumed
Indebtedness) other than Indebtedness set forth on Schedule 5.2(d) (including, for the avoidance of doubt, any Agreed Assumed Indebtedness);

                  (iii) any and all Liabilities (including Taxes) to the extent arising out of the Excluded Assets;

                  (iv) except for those Liabilities with respect to TRW
Automotive Participants (as defined in the Employee Matters Agreement) expressly assumed or retained by Newco pursuant to the Employee Matters Agreement, any and all Liabilities with respect to current and former employees of TRW or its
Affiliates (including, without limitation, any Liabilities with respect to
"Divested Business Employees" who are not "Divested TRW Automotive Business
Employees", as each such term is defined in the Employee Matters Agreement);

                  (v) any and all Liabilities expressly assumed by Northrop
Grumman, TRW or any of their respective Affiliates pursuant to this Agreement or the other Ancillary Agreements; and

                  (vi) any and all Liabilities arising out of any business
(whether currently owned or operated or previously divested or otherwise disposed of) of any TRW Participant or any of their Subsidiaries other than the
Automotive Business.

         "FEE PAYMENT DATE" shall have the meaning ascribed to such term in
Section 4.3(b).

         "FINAL CLOSING ADJUSTING INDEBTEDNESS" shall have the meaning ascribed to such term in Section 3.2(f).

         "FINAL CLOSING BALANCE SHEET" shall have the meaning ascribed to such term in Section 3.2(f).

         "FINAL CLOSING STATEMENT" shall have the meaning ascribed to such term in Section 3.2(f).

         "FINAL CLOSING WORKING CAPITAL" shall have the meaning ascribed to such term in Section 3.2(f).

                                       71

         "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in
Section 5.3(a).

         "FINCO" shall have the meaning ascribed to such term in Section
1.1(b)(v).

         "FOREIGN ACQUIRORS" shall have the meaning ascribed to such term in
Section 1.1(b)(vi).

         "FOREIGN ENTITIES" shall have the meaning ascribed to such term in
Section 1.1(c)(ii).

         "FOREIGN SHARES" shall have the meaning ascribed to such term in
Section 1.1(c)(ii).

          "FOREIGN STOCK CLOSING THRESHOLD DATE" shall mean the date on which the aggregate amounts under the heading "Percentage of Aggregate Benefit" on
Schedule 12.1(d) set forth opposite the name of each Agreed Foreign Entity equals or exceeds 90%.

          "FRENCH FOREIGN ACQUIROR" shall mean a company to be organized by BCP under the laws of the Republic of France prior to the Closing Date.

         "FRUEHAUF LIABILITIES" shall mean shall mean any and all Losses arising under, from or related to the facts, circumstances, events or actions that are the subject of the Fruehauf Matter.

         "FRUEHAUF MATTER" shall mean the matter described in the third paragraph under the heading "Contingencies" in the Notes to the Interim
Financial Statements on page F-38 of Amendment No. 2 to the Registration
Statement on Form S-1 dated August 20, 2002 filed by TRW Automotive relating to the criminal investigation of Kelsey-Hayes Company (formerly known as Fruehauf
Corporation) by the U.S. Attorney for the Southern District of Illinois.

          "GAAP" shall mean generally accepted United States accounting principles as of the date hereof.

          "GOVERNMENTAL BODY" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          "HAZARDOUS SUBSTANCE" shall mean all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any
Environmental Law including, but not limited to, (i) petroleum and polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil
and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5 but
not including asbestos except where used in the construction or insulation of premises.

         "HOLDINGS" shall have the meaning ascribed to such term in the recitals.

         "HSR ACT" shall have the meaning ascribed to such term in Section
5.1(c).

          "INCOME TAX" means any income, franchise or similar Tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

          "INCOME TAX RETURN" shall mean any Tax Return relating to Income
Taxes.

                                       72

          "INDEBTEDNESS" shall mean: (i) indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) guarantees or other contingent obligations in respect of items in clause (i); (iii) obligations required to be classified and accounted for as capital leases on a balance sheet under GAAP;
(iv) obligations in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (v) Liabilities under interest rate cap Contracts, interest rate swap Contracts, foreign currency exchange Contracts and other hedging or similar Contracts; and (vi) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

         "INDEMNITY PAYMENT" shall have the meaning ascribed to such term in
Section 10.9(a).

         "INFORMATION" shall mean all records, books, contracts, instruments, computer data and other data and information.

         "INFRINGE" shall have the meaning ascribed to such term in Section
5.7(b)(ii).

          "INTELLECTUAL PROPERTY" shall mean all intellectual property under any
Law, treaty, compact and the like, whether registered or unregistered, including, without limitation: (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (ii) patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof
(collectively, "PATENTS"); (iii) trademarks, trade dress, service marks, service names, trade names, brand names, logo, business symbols, or other source indicators whether registered or unregistered, and applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith and all common law rights, relating thereto (collectively,
"TRADEMARKS"); (iv) copyrights and works of authorship in any media, including writings, designs, software, mask works, algorithms, marketing materials, internet site content, proprietary or copyrightable elements of works of authorship, functional or utilitarian objects and all other author's rights including "moral rights", whether registered or unregistered, and applications to register the same (collectively, "COPYRIGHTS"); (v) technical, scientific, and other know-how, trade secrets, confidential or proprietary information, data, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; (vi) internet domain names; and (vii) rights of publicity and privacy, "name and likeness" rights and other similar rights.

         "INTELLECTUAL PROPERTY AGREEMENTS" shall have the meaning ascribed to such term in Section 3.1(e) hereof.

         "INTENDED TRANSFEREE" shall have the meaning ascribed to such term in
Section 1.5.

         "INTENDED TRANSFEROR" shall have the meaning ascribed to such term in
Section 1.5

         "INTERIM BALANCE SHEET" shall have the meaning ascribed to such term in
Section 5.3(a).

                                       73

         "INTERIM FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 5.3(a).

         "INTERMEDIATE HOLDCO" shall have the meaning ascribed to such term in the recitals.

         "KNOWLEDGE OF TRW" shall mean the actual knowledge, after reasonable inquiry, of the officers of TRW listed on Schedule 12.1(e).

          "LAW" shall mean any federal, state, local or foreign law (including common law), regulation, Order, constitution, treaty, compact, directive, code, ordinance, permit, authorization, variance, rule, statute, judicial decision, government agreements or other requirement.

         "LEASED PROPERTY" shall have the meaning ascribed to such term in
Section 5.6(a).

         "LEASES" shall have the meaning ascribed to such term in Section
5.6(a).

          "LEGAL PROCEEDING" shall mean any action, suit, audit, hearing, litigation, petition, grievance, complaint, charge, claim, inquiry, or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any Governmental Body.

          "LIABILITY" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

         "LIBOR" shall have the meaning ascribed to such term in Section 3.2(g).

          "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "LLC INTERESTS" shall the meaning ascribed to such term in the recitals.

          "LOSSES" shall mean all losses, Liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements or fees, reasonable attorneys' fees and court costs of any nature or kind, whether or not the same would be properly reflected on a statement of assets and liabilities or balance sheet.

         "LUCAS-VARITY" shall have the meaning ascribed to such term in the recitals.

         "LUCAS-VARITY CAPITAL STOCK" shall have the meaning ascribed to such term in the recitals.

          "MATERIAL ADVERSE CHANGE" shall mean any material adverse change, or any event, circumstance, condition or matter that has caused or resulted in, or is reasonably likely to cause or result in, a material adverse change, in the business, properties, results of operation, condition

                                       74

(financial or otherwise), assets or liabilities of the Company and its
Subsidiaries, taken as a whole; provided, however, that Material Adverse Change shall not include any change resulting from (i) announcement of the execution of this Agreement and the transactions contemplated hereby or (ii) general economic conditions or other conditions affecting the industry in which the Company operates.

          "MATERIAL ADVERSE EFFECT" shall mean any effect that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

         "NEWCO" shall the meaning ascribed to such term in the recitals.

         "NEWCO SUB" shall have the meaning ascribed to such term in Section
1.1(b)(vii).

         "NEW EARLY RETIREMENT PROGRAM" shall have the meaning ascribed to such term in Section 10.9(c)(i).

         "NEW PROGRAM EARLY RETIREE" shall have the meaning ascribed to such term in Section 10.9(c)(i).

         "NON-U.S. PLANS" shall have the meaning ascribed to such term in
Section 5.10(j).

         "NORTHROP GRUMMAN" shall have the meaning ascribed to such term in the preamble.

         "NORTHROP GRUMMAN DISCLOSURE LETTER" shall have the meaning ascribed to such term in Article V.

         "NORTHROP GRUMMAN INDEMNIFIED PARTIES" shall have the meaning ascribed to such term in Section 10.1(b).

         "NORTHROP REFUNDS" shall have the meaning ascribed to such term in
Section 11.3.

         "NORTHROP/TRW CLOSING" shall have the meaning ascribed to such term in the recitals.

         "NORTHROP/TRW MERGER" shall have the meaning ascribed to such term in the recitals.

         "NORTHROP/TRW MERGER AGREEMENT" shall have the meaning ascribed to such term in the recitals.

         "OPEB ARBITRATOR" shall have the meaning ascribed to such term in
Section 10.9(j).

         "ORDER" shall mean any order, injunction, judgment, decree, award, settlement or stipulation, decision, determination, writ, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency, arbitration tribunal or other Governmental Body.

         "OWNED PROPERTY" shall have the meaning ascribed to such term in
Section 5.6(a).

         "PARENT" shall have the meaning ascribed to such term in the recitals.

                                       75

         "PARENT RULING NEWCO STOCK" shall have the meaning ascribed to such term in Section 1.1(b)(i).

         "PATENT" shall have the meaning ascribed to such term in the definition of Intellectual Property above.

         "PAYMENT DATE" shall have the meaning ascribed to such term in Section
10.9(a).

         "PBGC" shall have the meaning ascribed to such term in Section 5.10(c).

          "PERMITS" shall mean any approvals, authorizations, consents, franchises, licenses, permits or certificates.

         "PERMITTED LIENS" shall have the meaning ascribed to such term in
Section 5.5.

          "PERSON" shall mean any individual, corporation, partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

         "POST-CLOSING PERIODS" shall have the meaning ascribed to such term in
Section 11.1(c).

         "POST EMPLOYMENT BENEFITS" shall have the meaning ascribed to such term in Section 10.9(c)

         "PRECEDING YEAR" shall have the meaning ascribed to such term in
Section 10.9(e).

         "PRE-CLOSING PERIODS" shall have the meaning ascribed to such term in
Section 11.1(a).

         "PRELIMINARY STEPS" shall have the meaning ascribed to such term in
Section 1.1(a).

         "PRIOR YEAR" shall have the meaning ascribed to such term in Section
10.9(h)(i)(B)(2).

         "PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 3.1(b).

         "PURCHASE PRICE ALLOCATION SCHEDULE" shall have the meaning ascribed to such term in Section 1.1(b)(i).

         "PURCHASER CARRYBACK REFUNDS" shall have the meaning ascribed to such term in Section 11.3.

         "PURCHASER INDEMNIFIED PARTIES" shall have the meaning ascribed to such term in Section 10.1(a).

         "QUALIFIED PLANS" shall have the meaning ascribed to such term in
Section 5.10(b).

         "RULING NEWCO" shall have the meaning ascribed to such term in Section
1.1(b)(i).

         "SECTION 338 ALLOCATION" shall have the meaning ascribed to such term in Section 11.5(c).

                                       76

         "SECTION 338 ELECTION" shall have the meaning ascribed to such term in
Section 11.5(a).

         "SECTION 338 FORMS" shall have the meaning ascribed to such term in
Section 11.5(b).

          "SELLER NOTE" shall mean the promissory note in the face amount of
$600,000,000, a summary of key terms for which is attached as Exhibit H, to be issued at Closing in accordance with Section 3.1(d) by Intermediate Holdco in favor of TRW and TRW Automotive.

         "SELLER PLANS" shall have the meaning ascribed to such term in Section
5.10(a).

         "SHARES" shall have the meaning ascribed to such term in the recitals.

         "SHORTFALL AMOUNT" shall have the meaning ascribed to such term in
Section 10.9(b).

         "SMLLC" shall have the meaning ascribed to such term in the recitals.

         "STOCKHOLDERS' AGREEMENT" shall have the meaning ascribed to such term in Section 7.18.

          "STRADDLE PERIOD" shall mean a taxable period that commences before and ends after the Closing Date.

          "SUBSIDIARY" shall mean any Person of which a majority of the outstanding equity interests or voting securities are owned, directly or indirectly, by another Person.

         "SUBJECT YEAR" shall have the meaning ascribed to such term in Section
10.9(b).

          "TARGET WORKING CAPITAL" means $1,067,000,000.

          "TAXES" shall mean all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and any fees, assessments and charges in the nature of a tax and all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in respect of the foregoing.

         "TAX LOSSES" shall have the meaning ascribed to such term in Section
11.1(a).

          "TAX RETURN" shall mean all return declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any amendment thereto.

         "TERMINATION FEE" shall have the meaning ascribed to such term in
Section 4.3(b).

         "TRADEMARK" shall have the meaning ascribed to such term in the definition of Intellectual Property above.

         "TRANSACTION AND MONITORING FEE AGREEMENT" shall have the meaning ascribed to such term in Section 7.19.

                                       77

         "TRANSACTION STEPS" shall have the meaning ascribed to such term in
Section 1.1.

          "TRANSFER DOCUMENTS" shall mean those certain documents of transfer or of assignment and assumption providing for the Transfers, including deeds, assignments, assignments of leases and bills of sale, in form and substance reasonably satisfactory to Parent. Any deeds delivered for Owned Properties shall be special warranty deeds with covenants against grantor acts.

          "TRANSFEREE" shall mean any Person that will receive a transfer of
Automotive Assets or Equity Interests or Excluded Assets pursuant to Article I.

          "TRANSFEROR" shall mean any Person that will make a transfer of
Automotive Assets or Equity Interests or Excluded Assets pursuant to Article I.

         "TRANSFERRED ENTITIES" shall mean those entities listed on Schedule
1.2.

         "TRANSFERS" shall have the meaning ascribed to such term in Section
1.3(c).

         "TRUST DEED" shall have the meaning ascribed to such term in Section
5.2(d).

         "TRW" shall have the meaning ascribed to such term in the recitals.

          "TRW ASSET TRANSFERRING COMPANIES" shall mean TRW and certain of its direct and indirect Subsidiaries that are identified in Schedule 1.2 (which schedule also identifies the Subsidiary of the Company to which its Automotive
Assets and Automotive Liabilities are being transferred, on Schedule 1.2).

         "TRW AUTOMOTIVE" shall have the meaning ascribed to such term in the recitals.

          "TRW EQUITY TRANSFERRING COMPANIES" shall mean TRW and certain of its direct and indirect Subsidiaries that are identified in Schedule 1.2 (which schedule also identifies the Transferred Entity the equity of which it is transferring and the Affiliate of TRW to which all Excluded Liabilities of such
Transferred Entity have been transferred).

         "TRW EXECUTION DATE" shall have the meaning ascribed to such term in
Section 7.12.

         "TRW FEE" shall have the meaning ascribed to such term in Section
4.3(b).

          "TRW INTELLECTUAL PROPERTY" shall mean all Intellectual Property that
TRW owns or has the right to use, excluding Company Intellectual Property, that is used in the Automotive Business, as presently being conducted and operated.

          "TRW PARTICIPANTS" shall mean TRW and TRW Automotive and any other TRW
Transferring Companies.

          "TRW TRANSFERRING COMPANIES" shall mean, collectively, the TRW Asset
Transferring Companies and the TRW Equity Transferring Companies.

         "TRW UK CAPITAL STOCK" shall have the meaning ascribed to such term in the recitals.

                                       78

         "UPDATED FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in Section 7.17(b).

         "VSSI" shall have the meaning ascribed to such term in Section
1.1(b)(i).

         12.2     Interpretation. For the purposes of this Agreement, (i) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires,
(ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word
"including" and words of similar import when used in this Agreement shall mean
"including, without limitation," unless otherwise specified, (iv) the word "or"
shall not be exclusive and (v) the word "parties" will be held to include
Northrop Grumman and Parent and, on and following the TRW Execution Date, TRW and TRW Automotive.

         12.3     Costs and Expenses. Except as otherwise provided in this
Agreement, Northrop Grumman, TRW and TRW Automotive, and BCP shall each bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses incurred by Northrop Grumman or TRW and TRW Automotive.

         12.4     Submission to Jurisdiction; Consent to Service of Process;
Waiver of Jury Trial.

                  (a) The parties hereto hereby irrevocably submit to the
non-exclusive jurisdiction of any federal or state court located within the
State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any Legal Proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                  (b) Each of the parties hereto hereby consents to process
being served by any party to this Agreement in any Legal Proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.8.

                  (c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY LEGAL
PROCEEDING BROUGHT BY ANY OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT
OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

         12.5     Entire Agreement; Amendments and Waivers. This Agreement
(including the Northrop Grumman Disclosure Letter and exhibits and schedules hereto), the Confidentiality Agreement, the other Ancillary Agreements, the letter referred to in Section 5.16(b) and the letter

                                       79

agreement between Northrop Grumman and BCP dated the date hereof represent the entire understanding and agreement and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this
Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER NORTHROP GRUMMAN NOR TRW
MAKES ANY REPRESENTATION OR WARRANTY CONCERNING THE AUTOMOTIVE ASSETS AND EQUITY
INTERESTS OR THE AUTOMOTIVE BUSINESS, INCLUDING AS TO THE QUALITY, CONDITION,
MERCHANTABILITY, SALABILITY, OBSOLESCENCE, WORKING ORDER OR FITNESS FOR A
PARTICULAR PURPOSE THEREOF. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE ASSETS ARE
SOLD PURSUANT HERETO "AS IS AND WHERE IS."

         12.6     Governing Law. This Agreement will be governed by and
construed in accordance with the laws of the State of Delaware.

         12.7     Table of Contents and Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

         12.8     Notices. All notices and other communications under this
Agreement will be in writing and will be deemed given when (a) delivered personally, (b) three Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one Business Day after being sent by a nationally recognized express courier service, postage or deliver charges prepaid, or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c), to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Northrop Grumman, TRW or TRW Automotive to:

                  Northrop Grumman Corporation
                  1840 Century Park East
                  Los Angeles, California 90067
                  Facsimile No.:  (310) 556-4558

                                       80

                  Attention:  Vice President and General Counsel

With a copy to:

                  Gibson, Dunn & Crutcher, LLP
                  333 South Grand Avenue
                  Los Angeles, California 90071
                  Facsimile No:  (213) 229-7520
                  Attention:  Andrew E. Bogen
                               Peter F. Ziegler

If to BCP to:

                  BCP Acquisition Company L.L.C.
                  c/o The Blackstone Group
                  345 Park Avenue
                  New York, New York 10154
                  Facsimile No.:  (212) 583-5258
                  Attention:  Robert L. Friedman

With a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Facsimile No.:  (212) 455-2502
                  Attention:  Wilson S. Neely
                               William R. Dougherty

         12.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in full force and effect, provided that the essential terms and conditions of this Agreement for both parties remain valid, binding and enforceable and provided, further, that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this
Agreement to fulfill as closely as possible the original intent and purposes hereof. To the extent permitted by Law, the parties hereby waive to the same extent any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

         12.10 Binding Effect; Assignment. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. TRW and TRW Automotive shall not be construed to have any obligations hereunder unless and until it becomes party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by Northrop
Grumman, TRW and TRW Automotive or BCP (by operation of Law or otherwise)
without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be null and void; provided, however, that BCP may assign any or all of its rights, in whole

                                       81

or in part, to one or more Affiliates of BCP, but no such assignment will relieve BCP of its obligations under this Agreement.

         12.11 Counterparts. This Agreement may be executed in any number of counterparts and any party may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument.
This Agreement will become binding when one or more counterparts taken together will have been executed and delivered (including by facsimile) by the parties.
It will not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                                       82

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                          NORTHROP GRUMMAN CORPORATION

                          By: /s/ Albert F. Myers
                              --------------------------------------------------
                              Name:  Albert F. Myers
                              Title:    Corporate V.P. & Treasurer

                          BCP ACQUISITION COMPANY L.L.C.

                          By:    BLACKSTONE CAPITAL PARTNERS IV
                                 MERCHANT BANKING FUND L.P.,
                                 its Sole Member

                          By:    BLACKSTONE MANAGEMENT
                                 ASSOCIATES IV L.L.C.,
                                 its General Partner

                          By:     /s/ Neil P. Simpkins
                                 ----------------------------------------------
                                 Name:  Neil P. Simpkins
                                 Title:    Member